     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1995
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                           JOHN F. BREYER, JR., ESQ.
                             PAUL M. AGUGGIA, ESQ.
                                BREYER & AGUGGIA
                             601 13TH STREET, N.W.
                             WASHINGTON, D.C. 20005
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
        BE REGISTERED                  REGISTERED                 PER UNIT                 ING PRICE
Common Stock,
  (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........      3,200,000 shares (1)           $20.281(2)             $130,158,753(2)
     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                     FEE
Common Stock,
  (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........           $44,883(2)

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of United Financial Corporation of South Carolina, Inc. ("UFC") by FUNC.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC common stock is based on the average of the high and low sale prices of UFC common stock on the Nasdaq National Market on June 28, 1995 ($20.281), and computed based on the estimated maximum number of such shares (6,417,768), including shares issuable upon the exercise of outstanding employee and director stock options, that may be exchanged for the securities being registered.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY; THE MERGERS; PRO FORMA FINANCIAL
                                                                                INFORMATION; ANNEX D
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGERS;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF UFC AND FUNC
                                                                                STOCKHOLDERS; ANNEX B; ANNEX C
  5.  Pro Forma Financial Information.........................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; PRO FORMA FINANCIAL INFORMATION
  6.  Material Contacts with the Company Being Acquired.......................  THE MERGERS; ADDITIONAL MATTERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................  *
  8.  Interests of Named Experts and Counsel..................................  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................  *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; PRO
                                                                                FORMA FINANCIAL INFORMATION; FUNC
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants......................  *
 13.  Incorporation of Certain Information by Reference.......................  *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................  *
 15.  Information with Respect to S-3 Companies...............................  *
 16.  Information with Respect to S-2 or S-3 Companies........................  SUMMARY; INCORPORATION OF CERTAIN DOCUMENTS
                                                                                BY REFERENCE; UFC; ANNEX A
 17.  Information with Respect to Companies Other Than S-2 or
      S-3 Companies...........................................................  *
 18.  Information if Proxies, Consents or Authorizations are to be
      Solicited...............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGERS; ANNEX D
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................  *

* Not applicable.

              UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC.
                                425 MAIN STREET
                        GREENWOOD, SOUTH CAROLINA 29646
                                 (803) 223-8686
                                                                          , 1995
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of United Financial Corporation of South Carolina, Inc. ("UFC"). The meeting will be held at 11:00
a.m., Greenwood time, on                        , at The Inn on the Square, 104
Court St., Greenwood, South Carolina.
     The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Mergers, dated as of February 21, 1995 (the "Merger Agreement"), among UFC, United Savings Bank, FSB ("United"), Home Federal Savings Bank of South Carolina ("Home Federal" and together with United, the "Banks"), First Union Corporation ("FUNC"), First Union Corporation of South Carolina ("FUNC-SC") and First Union National Bank of South Carolina ("FUNB-SC"), pursuant to which UFC would merge with and into FUNC-SC (the "Corporate Merger") and the Banks would merge with and into FUNB-SC (the "Bank Merger" and together with the Corporate Merger, the "Mergers"). FUNC is the ninth largest bank holding company in the nation, based on total assets of $77.9 billion at March 31, 1995.
     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation, a bank holding company based in Newark, New Jersey and Philadelphia, Pennsylvania. Certain information relating to this transaction is set forth in the accompanying Prospectus/Proxy Statement under "SUMMARY", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".
     Upon consummation of the Corporate Merger each outstanding share of UFC common stock (excluding dissenting shares and certain shares held by UFC or
FUNC) would be converted into the right to receive a number of shares of FUNC common stock equal to (a) 0.458 shares if the average closing price of FUNC common stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape ("NYSE Tape") for the ten trading days immediately prior to the effective date of the Corporate Merger is greater than $42.75 and less than $46.75, (b) the result obtained by dividing $19.58 by such price if such price is $42.75 or less, or (c) the result obtained by dividing $21.41 by such price if such price is $46.75 or greater (the "Exchange Ratio"), in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement. Within these limits, upon consummation of the Corporate Merger, each UFC share would be converted into FUNC common stock having a value (based on such ten-day average price) ranging from $19.58 to $21.41, depending on the closing prices of FUNC common stock during the ten trading day measurement period. The common stock of FUNC is actively traded and is listed on the NYSE. The last reported sale price of FUNC common stock on the
NYSE Tape on       , 1995 was $     per share.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by UFC stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the meeting by the holders of UFC common stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to review carefully such information and the information in FUNC's 1994 Annual Report on Form 10-K, 1995 First Quarter Report on Form 10-Q, 1995 Annual Meeting Proxy Statement and 1995 Current Reports on Form 8-K, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF UFC HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF UFC APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN, DATE AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         LYNN W. HODGE
                                         PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER
              UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC.
                                425 MAIN STREET
                        GREENWOOD, SOUTH CAROLINA 29646
                                 (803) 223-8686
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON          , 1995
                                                                          , 1995
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of United Financial Corporation of South Carolina, Inc. ("UFC") will be held at 11:00
a.m., Greenwood time, on                  , 1995, at The Inn on the Square, 104
Court Street, Greenwood, South Carolina, for the following purpose:
    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of February 21, 1995 (the "Merger Agreement"), among UFC, United Savings Bank, FSB ("United"), Home Federal Savings Bank of South Carolina ("Home Federal" and, together with United, the "Banks"), First Union Corporation ("FUNC"), First Union Corporation of South Carolina ("FUNC-SC") and First Union National Bank of South Carolina ("FUNB-SC"), pursuant to which (i) UFC would merge with and into FUNC-SC (the "Corporate Merger") and the Banks would merge with and into FUNB-SC (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of UFC common stock (excluding any dissenting shares and certain shares held by UFC or FUNC) would be converted into the right to receive a number of shares of FUNC common stock equal to (a) 0.458 shares if the average closing price of FUNC common stock on the New York Stock Exchange Composite Transactions Tape for the ten trading days immediately prior to the effective date of the Corporate Merger is greater than $42.75 and less than $46.75, (b) the result obtained by dividing $19.58 by such price if such price is $42.75 or less, or (c) the result obtained by dividing $21.41 by such price if such price is $46.75 or greater (the "Exchange Ratio"), all on and subject to the terms and conditions contained therein.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of UFC has fixed        , 1995, as the record date
for the determination of stockholders entitled to notice of and to vote at the meeting, and accordingly, only holders of record of UFC common stock at the close of business on that date will be entitled to notice of and to vote at the meeting.
     Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the meeting by the holders of UFC common stock.
     Holders of UFC common stock who give written demand for appraisal of their UFC common stock before the taking of the vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and comply with the further provisions of applicable South Carolina law, will be entitled to receive, if the Corporate Merger is consummated, the "fair value" of their UFC common stock in cash. A vote against approval of the Merger Agreement will not constitute a demand for appraisal rights; nor will a failure to vote against approval of the Merger Agreement constitute a waiver of appraisal rights. A copy of the applicable South Carolina statutory provisions referred to above is set forth in ANNEX D to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGERS -- Dissenters' Rights".
     THE BOARD OF DIRECTORS OF UFC UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         UNITED FINANCIAL CORPORATION OF SOUTH
                                         CAROLINA, INC.
                                         JAMES E. MCDONALD
                                         CHAIRMAN OF THE BOARD
BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST IS REQUIRED TO APPROVE THE MERGER AGREEMENT, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROSPECTUS/PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER PROPERLY BROUGHT BEFORE THE MEETING. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                     UNITED FINANCIAL CORPORATION
                                                                                OF SOUTH CAROLINA, INC.
                        COMMON STOCK                           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON           ,
              (PAR VALUE $3.33 1/3 PER SHARE)                                             1995

     This Prospectus/Proxy Statement is being furnished by United Financial Corporation of South Carolina, Inc., a South Carolina corporation ("UFC"), to the holders of UFC common stock, par value $0.10 per share ("UFC Common Stock"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of UFC (the "UFC Board") for use at a special meeting of stockholders of UFC to be held at 11:00 a.m., Greenwood time, on
                 , 1995, at The Inn on the Square, 104 Court Street, Greenwood, South Carolina (the "Special Meeting"), and at any adjournments or postponements thereof.
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of UFC on or about
      , 1995.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of February 21, 1995 (the "Merger Agreement"), among UFC, United Savings Bank, FSB ("United"), Home Federal Savings Bank of South Carolina ("Home Federal" and together with United, the "Banks"), First Union Corporation, a North Carolina corporation ("FUNC"), First Union Corporation of South Carolina, a South Carolina corporation ("FUNC-SC") and First Union National Bank of South Carolina, a national banking association ("FUNB-SC"), pursuant to which UFC would merge with and into FUNC-SC (the "Corporate Merger") and the Banks would merge with and into FUNB-SC (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. See "SUMMARY", "THE MERGERS" and ANNEX B to this Prospectus/Proxy Statement.
     Upon consummation of the Corporate Merger each outstanding share of UFC Common Stock (excluding any shares with respect to which dissenters' rights have been perfected and certain shares held by UFC or FUNC) would be converted into the right to receive a number of shares of FUNC common stock, par value
$3.33 1/3 per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), equal to (a) 0.458 shares if the average closing price (the "Average Closing Price") of FUNC Common Stock on the NYSE Tape (as hereinafter defined) for the ten trading days immediately prior to the Effective Date (as hereinafter defined) is greater than $42.75 and less than $46.75, (b) the result obtained by dividing $19.58 by the Average Closing Price if the Average Closing Price is $42.75 or less, or (c) the result obtained by dividing $21.41 by the Average Closing Price if the Average Closing Price is $46.75 or greater (the "Exchange Ratio").
     This document also constitutes a prospectus of FUNC relating to the shares (the "FUNC Common Shares") of FUNC Common Stock that are issuable upon consummation of the Corporate Merger. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF UFC AND FUNC STOCKHOLDERS".
     Based on the (i)             shares of UFC Common Stock outstanding on the
Record Date (as hereinafter defined), (ii)         shares of UFC Common Stock
issuable upon the exercise of all outstanding employee and director stock options to purchase such shares on the date hereof (assuming all such options are so exercisable), and (iii) an Exchange Ratio equal to 0.458, based on the
closing price of FUNC Common Stock on the NYSE Tape on              , 1995, as
if such closing price were the Average Closing Price, approximately
FUNC Common Shares would be issuable upon consummation of the Corporate Merger (the "Projected Number of FUNC Common Shares"). The actual Exchange Ratio and the actual number of FUNC Common Shares to be issued will depend on the Average Closing Price.
     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation ("FFB"), a bank holding company based in Newark, New Jersey and Philadelphia, Pennsylvania. Certain information relating to this transaction is set forth in this Prospectus/Proxy Statement under "SUMMARY", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".
     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and UFC Common Stock is listed and traded on the Nasdaq National Market. On February 21, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") and the last sale price of UFC Common Stock on the Nasdaq National Market were
$44.25 and $15.50, respectively. On           , 1995, such prices were $     and
$     , respectively.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS             , 1995
                             AVAILABLE INFORMATION
     FUNC, FFB and UFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC, FFB and UFC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Since the FUNC Common Stock and FFB common stock are listed on the NYSE, reports, proxy statements and other information relating to FUNC and FFB can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782) AS TO FUNC DOCUMENTS; AND TO: UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC., MIRIAM C. BAGWELL, SECRETARY, 425 MAIN STREET, GREENWOOD, SOUTH CAROLINA 29646 (TELEPHONE NUMBER (803) 223-8686) AS TO UFC DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH
REQUEST SHOULD BE MADE BY             , 1995.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC and FFB was supplied by FUNC, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to UFC was supplied by UFC.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement, and if given or made, such information or representations must not be relied upon as having been authorized by FUNC or UFC. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of FUNC Common Shares shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC or UFC since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than FUNC Common Shares or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) and by UFC (File No. 0-17090) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy
Statement:
     FUNC documents:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1994;
           (ii) FUNC's Quarterly Report on Form 10-Q for the period ended March 31, 1995 (as amended by Form 10-Q/A Amendment No. 1 dated May 16, 1995); and
          (iii) FUNC's Current Reports on Form 8-K dated June 19, 1995, June 20, 1995, June 21, 1995 and June 30, 1995.
     UFC Documents:
           (i) UFC's Annual Report on Form 10-K for the year ended March 31,
               1995.
     All documents filed by FUNC or UFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of the Effective Date (as hereinafter defined) or the termination of the Merger Agreement are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
     Certain financial and other information relating to UFC is contained in this Prospectus/Proxy Statement, including ANNEX A.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                               TABLE OF CONTENTS

                                                                                                              PAGE
AVAILABLE INFORMATION..........................................................................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................................    3
SUMMARY........................................................................................................................    6
RECENT DEVELOPMENTS............................................................................................................   18
  FFB Merger...................................................................................................................   18
  1995-1996 Earnings Estimates.................................................................................................   18
GENERAL INFORMATION............................................................................................................   19
  General......................................................................................................................   19
  Record Date; Vote Required...................................................................................................   20
THE MERGERS....................................................................................................................   20
  General......................................................................................................................   20
  Effective Date...............................................................................................................   20
  Exchange of UFC Certificates.................................................................................................   21
  Background and Reasons.......................................................................................................   21
  Opinion of Financial Advisor.................................................................................................   24
  Interests of Certain Persons.................................................................................................   26
  Certain Federal Income Tax Consequences......................................................................................   27
  Business Pending Consummation................................................................................................   28
  Regulatory Approvals.........................................................................................................   28
  Conditions to Consummation; Termination......................................................................................   29
  Waiver; Amendment............................................................................................................   29
  Accounting Treatment.........................................................................................................   29
  Expenses; Termination Fees...................................................................................................   30
  Stock Option Agreement.......................................................................................................   30
  Dissenters' Rights...........................................................................................................   31
  Market Prices................................................................................................................   33
  Dividends....................................................................................................................   34
PRO FORMA FINANCIAL INFORMATION................................................................................................   35
UFC............................................................................................................................   40
FUNC...........................................................................................................................   41
  General......................................................................................................................   41
  History and Business.........................................................................................................   41
  Certain Regulatory Considerations............................................................................................   42
DESCRIPTION OF FUNC CAPITAL STOCK..............................................................................................   45
  Authorized Capital...........................................................................................................   45
  FUNC Common Stock............................................................................................................   45
  FUNC Preferred Stock.........................................................................................................   46
  FUNC Class A Preferred Stock.................................................................................................   46
  Rights Plan..................................................................................................................   47
  Other Provisions.............................................................................................................   48
CERTAIN DIFFERENCES IN THE RIGHTS OF UFC AND FUNC STOCKHOLDERS.................................................................   48
  General......................................................................................................................   48
  Authorized Capital...........................................................................................................   48
  Amendment to Articles of Incorporation or Bylaws.............................................................................   49
  Size and Classification of Board of Directors................................................................................   49
  Removal of Directors.........................................................................................................   49
  Director Exculpation.........................................................................................................   49
  Director Conflict of Interest Transactions...................................................................................   50
  Stockholder Meetings.........................................................................................................   50
  Director Nominations.........................................................................................................   50
  Stockholder Proposals........................................................................................................   51
  Stockholder Protection Rights Plan; Limitations on Acquisitions of Capital Stock.............................................   51
  Stockholder Inspection Rights; Stockholder Lists.............................................................................   52
  Required Stockholder Vote for Certain Actions................................................................................   52

                                                                                                              PAGE
  Anti-Takeover Provisions.....................................................................................................   53
  Dissenters' Rights...........................................................................................................   54
  Dividends and Other Distributions............................................................................................   54
  Voluntary Dissolution........................................................................................................   54
RESALE OF FUNC COMMON SHARES...................................................................................................   54
ADDITIONAL MATTERS.............................................................................................................   55
LEGAL OPINIONS.................................................................................................................   55
EXPERTS........................................................................................................................   55
STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1995 ANNUAL MEETING OF UFC STOCKHOLDERS...............................................   55
ANNEXES:
  ANNEX A -- INFORMATION FOR UFC
                 I. UFC Financial Statements...................................................................................  A-1
                II. Management's Discussion and Analysis of Financial Condition and Results of Operations for UFC.............. A-30
  ANNEX B -- AGREEMENT AND PLAN OF MERGERS, INCLUDING THE STOCK OPTION AGREEMENT...............................................  B-1
  ANNEX C -- OPINION OF WHEAT FIRST SECURITIES INC.............................................................................  C-1
  ANNEX D -- SELECTED SECTIONS OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT RELATING TO DISSENTING STOCKHOLDERS..............  D-1

                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT (AS HEREINAFTER DEFINED)) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNC-SC", "FUNB-SC", "FFB", "UFC", "UNITED", "HOME FEDERAL" AND THE "THE BANKS" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder ("BHCA"). FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, capital market services, insurance and discount brokerage services, through other subsidiaries. As of March 31, 1995, and for the three months then ended, FUNC reported assets of $77.9 billion, net loans of $55.8 billion, deposits of $56.8 billion, stockholders' equity of $5.5 billion and net income applicable to common stockholders of $230 million, and as of such date FUNC operated through 1,479 offices in 37 states and two foreign countries. FUNC is the ninth largest bank holding company in the United States, based on total assets at March 31, 1995. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     On June 18, 1995, FUNC entered into an Agreement and Plan of Merger (the "FFB Merger Agreement"), pursuant to which FUNC would acquire FFB by means of a merger (the "FFB Merger") of FFB with and into a wholly-owned subsidiary of FUNC. As of March 31, 1995, FFB had consolidated total assets of approximately $35.4 billion. In addition, FUNC has completed since March 31, 1995, and has pending, several purchase accounting acquisitions (including UFC, the "Purchase Acquisitions"). See " -- Comparison of Certain Unaudited Per Share Data",
" -- Selected Financial Data", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "FUNC".
  FUNC-SC AND FUNB-SC
     FUNC-SC is the parent corporation of FUNB-SC, a national banking association that provides a wide range of commercial and retail banking services and trust services in South Carolina. As of March 31, 1995, and for the three months then ended, FUNB-SC's call report reflected assets of $2.5 billion, net loans of $1.8 billion, deposits of $1.9 billion, stockholder's equity of $141 million and net income of $11 million, and as of such date FUNB-SC operated through 62 banking offices in South Carolina.
  UFC AND THE BANKS
     UFC is a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended ("HOLA"). UFC's principal assets are the stock of the Banks, which provide commercial and retail banking services in upstate South Carolina. As of March 31, 1995, and for the three months then ended, UFC had assets of $782 million, net loans of $633 million, deposits of $556 million, stockholders' equity of $63 million and net income of $2 million, and as of such date UFC operated through 14 offices in South Carolina. The principal executive offices of UFC are located at 425 Main Street, Greenwood, South Carolina 29646, and its telephone number is (803) 223-8686. See "UFC" and ANNEX A.
SPECIAL MEETING; RECORD DATE
     The Special Meeting will be held on                , 1995, at 11:00 a.m.,
Greenwood time, at The Inn on the Square, 104 Court Street, Greenwood, South Carolina, for the purpose of stockholders considering and voting upon a proposal to approve the Merger Agreement.
     The UFC Board has fixed             , 1995, as the record date for
determining stockholders entitled to notice of and to vote at the Special
Meeting (the "Record Date"). As of such date, there were         shares of UFC
Common Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE MERGERS; EXCHANGE RATIO
     Under the terms of the Merger Agreement, UFC would merge with and into FUNC-SC and the Banks would merge with and into FUNB-SC. Upon consummation of the Corporate Merger each outstanding share of UFC Common Stock (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal ("Dissenting Shares") and any shares of stock held by FUNC or UFC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (together with the Dissenting Shares, "Excluded Shares")) would be converted into the right to receive a number of shares of FUNC Common Stock, equal to (a)
0.458 shares if the Average Closing Price is greater than $42.75 and less than $46.75, (b) the result obtained by dividing $19.58 by the Average Closing Price if the Average Closing Price is $42.75 or less, or (c) the result obtained by dividing $21.41 by the Average Closing Price if the Average Closing Price is $46.75 or greater. See "THE MERGERS -- General", " -- Dissenters' Rights", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF UFC AND FUNC STOCKHOLDERS".
     Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as FUNB-SC may deem appropriate, the Bank Merger will be consummated.
VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of UFC Common Stock.
     The directors and executive officers of UFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting,        shares of UFC Common Stock, which
represents   percent of the outstanding shares of UFC Common Stock entitled to be voted at the Special Meeting. Assuming that the directors and executive officers of UFC vote their shares of UFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the
affirmative vote of the holders of an additional    percent of the outstanding
shares of UFC Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.
     See "GENERAL INFORMATION -- Record Date; Vote Required".
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Corporate Merger will become effective on such date (the "Effective Date") as FUNC notifies UFC in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the third quarter of 1995. If the Corporate Merger is consummated in such quarter, or in any other quarter, UFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGERS -- Exchange of UFC Certificates" and " -- Conditions to Consummation; Termination".
RECOMMENDATION OF THE UFC BOARD
     The UFC Board has adopted the Merger Agreement by unanimous vote, believes it is in the best interests of UFC and its stockholders and recommends its approval by UFC stockholders. See "THE MERGERS -- Background and Reasons; UFC". OPINION OF FINANCIAL ADVISOR
     Wheat First Securities Inc. ("Wheat First") has advised the UFC Board that, in its opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of UFC Common Stock. The full text of the Wheat First opinion, dated
as of            , 1995, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX C to this Prospectus/Proxy Statement and should be read in its entirety by UFC stockholders. See "THE MERGERS -- Opinion of Financial Advisor".
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of UFC's management and the UFC Board may be deemed to have interests in the Mergers in addition to their interests, if any, as stockholders of UFC generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and certain other benefits. See "THE MERGERS -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Mergers is conditioned on receipt by FUNC and UFC of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of UFC who receive FUNC Common Shares in exchange for their shares of UFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. See "THE MERGERS -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH UFC STOCKHOLDER, IT IS RECOMMENDED THAT UFC STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES. DISSENTERS' RIGHTS
     Pursuant to Chapter 13 of the South Carolina Business Corporation Act (the "SCBCA"), holders of UFC Common Stock have the right to dissent from the approval of the Merger Agreement and to demand payment of the fair value of each such holder's shares of UFC Common Stock in the event the Corporate Merger is consummated. Holders of UFC Common Stock who wish to assert their dissenters' rights must (i) deliver to UFC, before the vote on the Merger Agreement is taken, written notice of their intent to demand payment for their shares in the event the Corporate Merger is consummated, (ii) not vote such shares in favor of approval of the Merger Agreement, and (iii) comply with the further provisions of the SCBCA. A vote against approval of the Merger Agreement will not constitute written notice of an intent to demand payment nor will a failure to vote against such approval constitute a waiver of dissenters' rights. Any deviation from the procedures set forth in the Chapter 13 of the SCBCA (the "South Carolina Dissenters' Rights Statute") may result in the forfeiture of dissenters' rights. Accordingly, holders of UFC Common Stock wishing to dissent from approval of the Merger Agreement are urged to read carefully "THE
MERGERS -- Dissenters' Rights" and the copy of the South Carolina Dissenters' Rights Statute set forth in ANNEX D to this Prospectus/Proxy Statement and to consult with their own legal advisors.
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of UFC or FUNC under applicable federal securities laws. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     Each of UFC and the Banks has agreed in the Merger Agreement not to take certain actions relating to the operations of each of them pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:
(i) paying any dividends, other than dividends payable on UFC Common Stock at a quarterly rate not to exceed $0.05 per share, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding options) or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business; (iii) increasing the rate of compensation (other than in the ordinary course of business) or paying any bonus to any of its directors, officers or employees; (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; (vi) changing its lending, investment, liability management or other material banking policies; (vii) settling any claim, action or proceeding involving material money damages or restrictions upon the operations of UFC; (viii) taking any other action not in the ordinary course of business; or (ix) entering into, terminating or materially changing any material contract, agreement or lease.
     Each of UFC and the Banks also has agreed that it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC provided certain conditions are met.
     See "THE MERGERS -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Comptroller of the Currency (the "OCC") and the Office of Thrift Supervision (the "OTS"), as applicable. Applications have been filed with each of such regulatory authorities for such approvals. The OCC approved the application for the Bank Merger on June 12, 1995, the Federal Reserve Board approved the application for the Corporate Merger on May 23, 1995, and the OTS approved the application for the Bank Merger on May 18, 1995. See "THE MERGERS -- Regulatory Approvals". CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of UFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers;
(iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC and UFC of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Corporate Merger; (v) receipt by FUNC of letters from UFC's independent auditors with respect to UFC's consolidated financial position and results of operations; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of FUNC and UFC. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or UFC if the Corporate Merger does not occur on or before December 31, 1995, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGERS -- Conditions to Consummation; Termination".
STOCK OPTION AGREEMENT
     As a condition to FUNC's willingness to enter into the Merger Agreement and in consideration thereof, UFC entered into a Stock Option Agreement with FUNC, dated as of February 22, 1995 (the "Stock Option Agreement"). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement. Pursuant to the Stock Option Agreement, UFC granted to FUNC an irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of FUNC's and UFC's knowledge, has occurred as of the date hereof, to purchase up to 1,100,000 authorized but unissued shares of UFC Common Stock for a purchase price of $19.50 per share (the "Purchase Price"), subject to adjustment in certain circumstances. The number of shares of UFC Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of UFC Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of UFC Common Stock subject to the Option prior to exercise of the Option.
     The Stock Option Agreement and the Option are intended to make it more difficult for another party to acquire UFC, thereby increasing the likelihood that the Mergers will occur. See "THE MERGERS -- Stock Option Agreement". COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and UFC; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of (a) the Corporate Merger with a
0.458 Exchange Ratio, (b) the Corporate Merger with a 0.458 Exchange Ratio and the Purchase
Acquisitions, and (c) the Corporate Merger with a 0.458 Exchange Ratio, the Purchase Acquisition and the FFB Merger; and (iii) on an equivalent pro forma basis per share of UFC Common Stock reflecting consummation of (x) the Corporate Merger with a 0.458 Exchange Ratio, (y) the Corporate Merger with a 0.458 Exchange Ratio and the Purchase Acquisitions, and (z) the Corporate Merger with a 0.458 Exchange Ratio, the Purchase Acquisitions and the FFB Merger. Such information has been prepared giving effect to the Corporate Merger and the Purchase Acquisitions on a purchase accounting basis and the FFB Merger on a pooling of interests accounting basis. See "THE MERGERS -- Accounting Treatment". UFC's fiscal year-end is March 31 of each year; however, all per share financial information set forth below related to UFC as of and for periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate. Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger or any of the other Purchase Acquisitions, consummation of the Corporate Merger or any of the other Purchase Acquisitions will not affect FUNC's historical results for the periods indicated.
     The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.458. The pro forma information presented would be different if the Average Closing Price is $46.75 or greater or $42.75 or less.
     The information shown below should be read in conjunction with the historical financial statements of FUNC, FFB and UFC, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A.

                                                                                                       MARCH 31,    DECEMBER 31,
                                                                                                         1995           1994
BOOK VALUE PER COMMON SHARE:
  Historical:
     FUNC...........................................................................................    $ 31.91         30.66
     UFC............................................................................................      10.93         10.49
  Pro forma combined per FUNC common share (1):
     FUNC and UFC...................................................................................      32.10         30.74
     FUNC and the Purchase Acquisitions.............................................................      33.04         30.43
     FUNC, the Purchase Acquisitions and FFB........................................................      28.91         26.63
  Equivalent pro forma per UFC common share (2):
     FUNC and UFC...................................................................................      14.70         14.08
     FUNC and the Purchase Acquisitions.............................................................      15.13         13.94
     FUNC, the Purchase Acquisitions and FFB........................................................    $ 13.24         12.20

(1) The pro forma combined book value per FUNC common share amounts represent
    (i) FUNC's historical common stockholders' equity adjusted for the issuance of (a) the Projected Number of FUNC Common Shares, assuming an Exchange Ratio of 0.458, and reflecting the purchase in the open market of 2.5 million shares of FUNC Common Stock at a cost of $111 million and the subsequent cancellation of such shares (the "Repurchased Shares") related to the Corporate Merger, (b) the number of shares of FUNC Common Stock issued or expected to be issued in the Purchase Acquisitions, net of repurchased shares, and (c) the number of shares of FUNC Common Stock issued or expected to be issued in the Purchase Acquisitions and the FFB Merger, net of repurchased shares, divided by (ii) pro forma combined period-end common shares outstanding.
(2) The equivalent pro forma book value per UFC common share amounts represent the pro forma combined book value per FUNC common share amounts on a FUNC and UFC only, FUNC and the Purchase Acquisitions only, and FUNC, the Purchase Acquisitions and FFB basis, multiplied by a 0.458 Exchange Ratio.

                                                                                            THREE MONTHS
                                                                                               ENDED            YEARS ENDED
                                                                                             MARCH 31,          DECEMBER 31,
                                                                                                1995        1994    1993    1992
CASH DIVIDENDS PAID PER SHARE:
  Historical:
     FUNC per common share...............................................................      $  .46       1.72    1.50    1.28
     UFC per common share................................................................         .05        .17     .13     .10
  Pro forma combined per FUNC common share (3):
     FUNC and UFC........................................................................         .46       1.73     --      --
  Equivalent pro forma per UFC common share (4)..........................................      $  .21        .79     --      --

(3) The pro forma combined cash dividends paid per FUNC common share amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average common shares outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per UFC common share amount represents the pro forma combined per FUNC common share amounts multiplied by a 0.458 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.52 per share payable on September 15, 1995, would be $2.08. On an equivalent pro forma basis, such current annualized FUNC dividend per UFC common share would be $.96, based on a 0.458 Exchange Ratio. Future FUNC and UFC dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. See "THE MERGERS -- Exchange of UFC Certificates", " -- Business Pending Consummation" and " -- Dividends".

                                                                                           THREE MONTHS
                                                                                              ENDED          YEARS ENDED
                                                                                            MARCH 31,       DECEMBER 31,
                                                                                               1995        1994     1993
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
  Historical:
     FUNC...............................................................................      $ 1.32       4.98       4.73
     UFC................................................................................         .33       1.03       1.23
  Pro forma combined per FUNC common share (5):
     FUNC and UFC.......................................................................        1.31       4.95         --
     FUNC and the Purchase Acquisitions.................................................        1.30       4.75         --
     FUNC, the Purchase Acquisitions and FFB............................................        1.18       4.45       4.30
  Equivalent pro forma per UFC common share (6):
     FUNC and UFC.......................................................................         .60       2.27         --
     FUNC and the Purchase Acquisitions.................................................         .60       2.18         --
     FUNC, and the Purchase Acquisitions and FFB........................................      $  .54       2.04       1.97

                                                                                           1992
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
  Historical:
     FUNC...............................................................................     2.23
     UFC................................................................................      .83
  Pro forma combined per FUNC common share (5):
     FUNC and UFC.......................................................................       --
     FUNC and the Purchase Acquisitions.................................................       --
     FUNC, the Purchase Acquisitions and FFB............................................     2.53
  Equivalent pro forma per UFC common share (6):
     FUNC and UFC.......................................................................       --
     FUNC and the Purchase Acquisitions.................................................       --
     FUNC, and the Purchase Acquisitions and FFB........................................     1.16

(5) The pro forma combined income per FUNC common share amounts represent the FUNC net income applicable to common stockholders, and (i) UFC net income only, (ii) net income related to the Purchase Acquisitions only and (iii) net income related to the Purchase Acquisitions and FFB, and the related purchase accounting adjustments described in footnote (1) to the table under " -- Selected Financial Data" titled "FUNC and UFC -- Pro Forma Combined Selected Financial Data" (assuming the Corporate Merger and the Purchase Acquisitions had been effective
    January 1, 1994), divided by pro forma
    FUNC average common shares outstanding adjusted for the issuance of the Projected Number of FUNC Common Shares, less the Repurchased Shares.
(6) The equivalent pro forma income per UFC common share amounts represent the pro forma combined income per FUNC common share amounts on a FUNC and UFC only, FUNC and the Purchase Acquisitions only and FUNC, the Purchase Acquisitions and FFB basis multiplied by a 0.458 Exchange Ratio.

                                                                       HISTORICAL                EQUIVALENT PRO FORMA
                                                                FUNC COMMON    UFC COMMON      PER UFC COMMON SHARE (7)
MARKET VALUE PER SHARE:
  February 21, 1995..........................................     $ 44.25         15.50                  20.25
       , 1995................................................     $

(7) Equivalent pro forma market values per UFC common share amounts represent the historical market values per share of FUNC Common Stock multiplied by a
    0.458 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and UFC historical market values per share represent the last reported sale prices per share of FUNC Common Stock and UFC Common Stock on the NYSE Tape and the Nasdaq National Market, respectively: (i) on February 21, 1995, the last business day preceding public announcement of the execution of the
    Merger Agreement; and (ii) on             , 1995. For additional market
    prices of FUNC Common Stock and UFC Common Stock, see "THE MERGERS -- Market Prices". Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of UFC Common Stock would receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. UFC stockholders are urged to obtain current market quotations for FUNC Common Stock.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and UFC and certain unaudited pro forma combined selected financial data, giving effect to (i) the Corporate Merger (with a 0.458 Exchange Ratio), (ii) consummation of the Corporate Merger with a
0.458 Exchange Ratio and the Purchase Acquisitions, and (iii) consummation of the Corporate Merger with a 0.458 Exchange Ratio, the Purchase Acquisitions and the FFB Merger. Such information has been prepared giving effect to the Corporate Merger and the Purchase Acquisitions on a purchase accounting basis and the FFB Merger on a pooling of interests accounting basis. See "THE
MERGERS -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC, FFB and UFC, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A. UFC's fiscal year-end is March 31 of each year; however, all financial information related to UFC as of and for the periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate. Interim unaudited historical data of FUNC and UFC reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited pro forma combined condensed financial information is presented for informational purposes only, does not reflect any direct costs or potential savings that may result from the Mergers, the Purchase Acquisitions or the FFB Merger and is not necessarily indicative of the combined financial position or results of operations which would have actually occurred if the Mergers, the Purchase Acquisitions or the FFB Merger had been consummated in the past or which may be obtained in the future.
     The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.458. The pro forma information presented would be different if the Average Closing Price is $46.75 or greater or $42.75 or less. See "THE MERGERS -- General".
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger or any of the other Purchase Acquisitions, consummation of the Corporate Merger or any of the other Purchase Acquisitions, will not affect FUNC's historical results for the periods indicated. See "THE MERGERS -- Accounting Treatment".

                                                           THREE MONTHS ENDED
                                                               MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                           1995          1994         1994         1993         1992         1991
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................  $ 1,447,892    1,162,608    5,094,661    4,556,332    4,479,385    4,647,440
  Interest expense....................................      668,209      436,003    2,060,946    1,790,439    2,020,968    2,742,996
  Net interest income.................................      779,683      726,605    3,033,715    2,765,893    2,458,417    1,904,444
  Provision for loan losses...........................       32,500       25,000      100,000      221,753      414,708      648,284
  Net interest income after provision for loan
    losses............................................      747,183      701,605    2,933,715    2,544,140    2,043,709    1,256,160
  Securities available for sale transactions..........        3,635        4,300      (11,507)      25,767       34,402           --
  Investment security transactions....................          217          615        4,006        7,435       (2,881)     155,048
  Noninterest income..................................      301,539      275,781    1,166,470    1,165,086    1,032,651      914,511
  Noninterest expense.................................      684,702      639,841    2,677,228    2,521,647    2,526,678    1,905,918
  Income before income taxes..........................      367,872      342,460    1,415,456    1,220,781      581,203      419,801
  Income taxes........................................      130,963      120,001      490,076      403,260      196,152       71,070
  Net income..........................................      236,909      222,459      925,380      817,521      385,051      348,731
  Dividends on preferred stock........................        7,029        5,726       25,353       24,900       31,979       34,570
  Net income applicable to common stockholders before
    redemption premium................................      229,880      216,733      900,027      792,621      353,072      314,161
  Redemption premium on preferred stock...............           --           --       41,355           --           --           --
  Net income applicable to common stockholders after
    redemption premium................................  $   229,880      216,733      858,672      792,621      353,072      314,161
PER COMMON SHARE DATA
  Net income before redemption premium................  $      1.32         1.27         5.22         4.73         2.23         2.24
  Net income after redemption premium.................         1.32         1.27         4.98         4.73         2.23         2.24
  Cash dividends......................................          .46          .40         1.72         1.50         1.28         1.12
  Book value..........................................        31.91        29.46        30.66        28.90        25.25        23.23
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................       79,660       68,156      297,902      243,845      167,601      126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................   77,854,608   72,248,373   77,313,505   70,786,969   63,828,031   59,273,177
  Loans, net of unearned income.......................   55,767,718   46,732,424   54,029,752   46,876,177   41,923,767   41,383,580
  Deposits............................................   56,802,905   52,087,791   58,958,273   53,742,411   49,150,965   47,176,223
  Long-term debt......................................    3,801,426    3,154,830    3,428,514    3,061,944    3,151,260    2,630,930
  Preferred stockholders' equity......................           --      284,040           --      284,041      297,215      397,356
  Common stockholders' equity.........................    5,490,734    4,992,020    5,397,517    4,923,584    4,161,948    3,463,441
  Total stockholders' equity..........................    5,490,734    5,276,060    5,397,517    5,207,625    4,459,163    3,860,797
  Preferred shares outstanding........................           --           --           --        6,318        6,846       10,851
  Common shares outstanding...........................           --           --      176,034      170,338      164,849      149,112
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................   77,493,079   70,343,508   72,670,694   68,101,222   61,145,974   55,095,439
  Loans, net of unearned income.......................   54,414,946   62,907,917   49,055,215   43,631,410   41,270,991   37,314,358
  Deposits............................................   57,272,569   51,956,444   53,244,751   50,248,848   47,173,706   40,482,433
  Long-term debt......................................    3,576,802    3,148,942    3,213,607    3,006,560    2,789,653    2,187,595
  Common stockholders' equity*........................    5,579,362    5,012,086    5,282,412    4,550,048    3,889,256    3,131,716
  Total stockholders' equity*.........................  $ 5,579,362    5,296,126    5,554,390    4,839,397    4,213,896    3,467,437
  Common shares outstanding...........................           --           --      172,543      167,692      158,683      140,003
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        16.71%**      17.54**      17.04       17.42         9.08        10.03
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        16.71%**      17.54**      16.26       17.42         9.08        10.03
  Net income to:
    Average total stockholders' equity................        17.22**      17.03**      16.66        16.89         9.14        10.06
    Average assets....................................         1.24**       1.28**       1.27         1.20          .63          .63
  Average stockholders' equity to average assets......         7.01         7.60         7.52         7.11         6.89         6.29
  Allowance for loan losses to:
    Net loans.........................................         1.74         2.17         1.81         2.18         2.24         2.06
    Nonaccrual and restructured loans.................          224          168          245          147           96           72
    Nonperforming assets..............................          168          127          175          111           70           50
  Net charge-offs to average net loans................          .31**        .27**        .33          .58          .86         1.48
  Nonperforming assets to loans, net and foreclosed
    properties........................................         1.03         1.70         1.03         1.95         3.19         4.10
  Capital ratios:***
    Tier 1 capital....................................         7.53         9.36         7.76         9.14         9.22         7.56
    Total capital.....................................        12.59        15.15        12.94        14.64        14.31        11.76
    Leverage..........................................         6.02         6.57         6.12         6.13         6.55         5.31
  Net interest margin.................................         4.57%**       4.79**       4.77        4.78         4.77         4.08

                                                           1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................   4,829,520
  Interest expense....................................   3,094,334
  Net interest income.................................   1,735,186
  Provision for loan losses...........................     425,409
  Net interest income after provision for loan
    losses............................................   1,309,777
  Securities available for sale transactions..........          --
  Investment security transactions....................       7,884
  Noninterest income..................................     690,672
  Noninterest expense.................................   1,680,973
  Income before income taxes..........................     327,360
  Income taxes........................................      64,993
  Net income..........................................     262,367
  Dividends on preferred stock........................      33,868
  Net income applicable to common stockholders before
    redemption premium................................     228,499
  Redemption premium on preferred stock...............          --
  Net income applicable to common stockholders after
    redemption premium................................     228,499
PER COMMON SHARE DATA
  Net income before redemption premium................        1.68
  Net income after redemption premium.................        1.68
  Cash dividends......................................        1.08
  Book value..........................................       21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................     116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  54,588,410
  Loans, net of unearned income.......................  36,050,719
  Deposits............................................  38,194,268
  Long-term debt......................................   1,850,860
  Preferred stockholders' equity......................     317,011
  Common stockholders' equity.........................   2,983,361
  Total stockholders' equity..........................   3,300,372
  Preferred shares outstanding........................       7,293
  Common shares outstanding...........................     136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  52,124,595
  Loans, net of unearned income.......................  35,877,585
  Deposits............................................  36,209,083
  Long-term debt......................................   1,587,497
  Common stockholders' equity*........................   2,937,441
  Total stockholders' equity*.........................   3,244,473
  Common shares outstanding...........................     135,622
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income to:
    Average total stockholders' equity................        8.09
    Average assets....................................         .50
  Average stockholders' equity to average assets......        6.22
  Allowance for loan losses to:
    Net loans.........................................        1.95
    Nonaccrual and restructured loans.................          77
    Nonperforming assets..............................          56
  Net charge-offs to average net loans................         .68
  Nonperforming assets to loans, net and foreclosed
    properties........................................        3.42
  Capital ratios:***
    Tier 1 capital....................................        6.53
    Total capital.....................................       10.83
    Leverage..........................................        4.90
  Net interest margin.................................        3.99

* Average common stockholders' equity and total stockholders' equity exclude net unrealized losses on debt and equity securities in 1995 and 1994.
**   Annualized.
*** The 1990-1992 capital ratios are not restated for pooling of interests acquisitions. The capital ratios for FUNC and for UFC are based on risk-weighted assets pursuant to the requirements of their respective primary federal regulators, which requirements differ in certain respects.

                                                                          THREE MONTHS
                                                                             ENDED
                                                                           MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                              1995        1994      1993      1992      1991
UFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income.......................................................    $ 14,167      50,493    46,989    49,234    49,117
  Interest expense......................................................       8,551      28,202    26,097    28,711    32,208
  Net interest income...................................................       5,616      22,291    20,892    20,523    16,909
  Provision for loan losses.............................................         102         864     1,768     2,456     1,266
  Net interest income after provision for loan
    losses..............................................................       5,514      21,427    19,124    18,067    15,643
  Security and loan transactions........................................          66         138     1,532     1,327       660
  Noninterest income....................................................       1,748       3,291     1,256     1,491     1,878
  Noninterest expense...................................................       4,009      14,827    12,769    11,774    10,488
  Income before income taxes and cumulative effect of accounting
    change..............................................................       3,319      10,029     9,143     9,111     7,693
  Income taxes..........................................................       1,239       3,663     2,927     4,151     2,944
  Net income before cumulative effect of accounting change..............       2,080       6,366     6,216     4,960     4,749
  Cumulative effect of accounting change................................          --          --     1,210        --        --
  Net income applicable to common stockholders..........................    $  2,080       6,366     7,426     4,960     4,749
PER COMMON SHARE DATA
  Net income............................................................    $    .33        1.03      1.23       .83       .79
  Cash dividends........................................................         .05         .17       .13       .10       .07
  Book value............................................................       10.93       10.49     10.01      8.86      8.07
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)........................................................         290         984       773       577       397
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets................................................................     781,953     758,783   671,069   622,497   566,558
  Loans, net of unearned income.........................................     632,894     611,408   518,542   497,925   443,558
  Deposits..............................................................     556,302     558,507   534,734   499,806   478,493
  Stockholders' equity..................................................    $ 63,315      60,749    57,839    51,169    47,115
  Common shares outstanding.............................................       5,793       5,793     5,776     5,773     5,839
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets................................................................    $768,281     717,560   642,007   597,751   527,066
  Loans, net of unearned income.........................................     617,685     551,140   496,059   466,645   422,568
  Deposits..............................................................     555,084     548,966   513,388   488,973   447,107
  Stockholders' equity..................................................    $ 61,721      59,104    54,537    49,032    45,741
  Common shares outstanding.............................................       6,236       6,181     6,037     5,976     6,011
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity................................................       13.48%*     10.77     13.62     10.12     10.38
  Net income to:
    Average stockholders' equity........................................       13.48*      10.77     13.62     10.12     10.38
    Average assets......................................................        1.08*        .89      1.16       .83       .90
  Average stockholders' equity to average assets........................        8.03        8.24      8.49      8.20      8.68
  Allowance for loan losses to:
    Net loans...........................................................         .78         .81       .85       .88       .58
    Nonaccrual and restructured loans...................................         102         107        77        68        25
    Nonperforming assets................................................          68          62        34        33        13
  Net charge-offs to average net loans..................................         .07*        .05       .34       .09       .28
  Nonperforming assets to loans, net and foreclosed properties..........        1.15        1.31      2.49      2.66      4.24
  Capital ratios:**
    Tangible capital....................................................        8.09        7.73      8.32      7.82      7.66
    Core capital........................................................        8.90        7.73      8.32      7.82      7.66
    Risk-based capital..................................................       14.90       14.27     14.44     13.47     13.16

                                                                           1990
UFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income.......................................................   38,736
  Interest expense......................................................   26,067
  Net interest income...................................................   12,669
  Provision for loan losses.............................................    1,193
  Net interest income after provision for loan
    losses..............................................................   11,476
  Security and loan transactions........................................      224
  Noninterest income....................................................    3,051
  Noninterest expense...................................................    7,725
  Income before income taxes and cumulative effect of accounting
    change..............................................................    7,026
  Income taxes..........................................................    1,897
  Net income before cumulative effect of accounting change..............    5,129
  Cumulative effect of accounting change................................       --
  Net income applicable to common stockholders..........................    5,129
PER COMMON SHARE DATA
  Net income............................................................      .84
  Cash dividends........................................................       --
  Book value............................................................     7.14
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)........................................................       --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets................................................................  502,238
  Loans, net of unearned income.........................................  416,038
  Deposits..............................................................  430,058
  Stockholders' equity..................................................   43,913
  Common shares outstanding.............................................    6,151
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets................................................................  407,230
  Loans, net of unearned income.........................................  403,585
  Deposits..............................................................  373,039
  Stockholders' equity..................................................   40,918
  Common shares outstanding.............................................    6,106
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity................................................    12.53
  Net income to:
    Average stockholders' equity........................................    12.53
    Average assets......................................................     1.26
  Average stockholders' equity to average assets........................    10.05
  Allowance for loan losses to:
    Net loans...........................................................      .59
    Nonaccrual and restructured loans...................................       27
    Nonperforming assets................................................       16
  Net charge-offs to average net loans..................................      .33
  Nonperforming assets to loans, net and foreclosed properties..........     3.73
  Capital ratios:**
    Tangible capital....................................................     9.04
    Core capital........................................................     9.04
    Risk-based capital..................................................    16.15

 * Annualized.
** The capital ratios for UFC and for FUNC are based on risk-weighted assets pursuant to the requirements of their respective primary federal regulators, which requirements differ in certain respects.

FUNC AND UFC
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                             THREE MONTHS ENDED     YEAR ENDED
                                                                                                 MARCH 31,         DECEMBER 31,
                                                                                                    1995               1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income.........................................................................      $  1,459,171         5,139,116
  Interest expense........................................................................           676,760         2,089,148
  Net interest income.....................................................................           782,411         3,049,968
  Provision for loan losses...............................................................            32,602           100,864
  Net interest income after provision for loan losses.....................................           749,809         2,949,104
  Securities available for sale transactions..............................................             3,635           (11,369)
  Investment security transactions........................................................               217             4,006
  Noninterest income......................................................................           303,353         1,169,761
  Noninterest expense.....................................................................           691,405         2,697,485
  Income before income taxes..............................................................           365,609         1,414,017
  Income taxes............................................................................           130,969           490,919
  Net income..............................................................................           234,640           923,098
  Dividends on preferred stock............................................................             7,029            25,353
  Net income applicable to common stockholders before redemption premium..................           227,611           897,745
  Redemption premium on preferred stock...................................................                --            41,355
  Net income applicable to common stockholders after redemption premium...................      $    227,611           856,390
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium..................      $       1.31              5.20
  Net income applicable to common stockholders after redemption premium...................              1.31              4.96
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..................................................................................        78,673,854        78,038,633
  Loans, net of unearned income...........................................................        56,400,612        54,641,160
  Deposits................................................................................        57,359,207        59,516,780
  Long-term debt..........................................................................         3,801,426         3,428,514
  Stockholders' equity....................................................................      $  5,589,992         5,423,997
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans............................................................................              1.73%             1.80
     Nonperforming assets.................................................................               167               174
  Net charge-offs to average net loans....................................................               .31**             .33
  Nonperforming assets to loans, net and foreclosed properties............................              1.03%             1.03

 * Based on the assumptions indicated above and below, on a pro forma basis the Corporate Merger will increase FUNC's goodwill by $222 million, which will be amortized on a straight-line basis over 25 years, and FUNC's deposit base premium by $8 million, which will be amortized on an accelerated basis over a ten-year period. The following assumptions were used to arrive at the pro forma results of operations: cost of funds for the purchase of the Repurchased Shares of 5.74 percent; applying a straight-line amortization method over six years for the excess cost of carrying value over market value for securities; applying an accelerated seven-year amortization period for loan premiums; applying straight-line depreciation over ten years for premises and equipment; and merger-related accruals of $18 million for branch closings, employee and occupancy-related costs, and other merger-related expenses.
** Annualized.

FUNC AND THE PURCHASE ACQUISITIONS
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                             THREE MONTHS ENDED     YEAR ENDED
                                                                                                 MARCH 31,         DECEMBER 31,
                                                                                                    1995               1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income.........................................................................      $  1,618,099         5,749,334
  Interest expense........................................................................           788,460         2,485,228
  Net interest income.....................................................................           829,639         3,264,106
  Provision for loan losses...............................................................            35,616           101,008
  Net interest income after provision for loan losses.....................................           794,023         3,163,098
  Securities available for sale transactions..............................................             3,874            (9,232)
  Investment security transactions........................................................               217             4,006
  Noninterest income......................................................................           321,305         1,217,264
  Noninterest expense.....................................................................           746,949         2,970,435
  Income before income taxes..............................................................           372,470         1,404,701
  Income taxes............................................................................           135,335           487,699
  Net income..............................................................................           237,135           917,002
  Dividends on preferred stock............................................................             7,029            25,353
  Net income applicable to common stockholders before redemption premium..................           230,106           891,649
  Redemption premium on preferred stock...................................................                --            41,355
  Net income applicable to common stockholders after redemption premium...................      $    230,106           850,294
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium..................      $       1.30              4.98
  Net income applicable to common stockholders after redemption premium...................              1.30              4.75
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..................................................................................        88,280,710        87,628,741
  Loans, net of unearned income...........................................................        63,434,398        61,645,271
  Deposits................................................................................        64,205,439        66,356,791
  Long-term debt..........................................................................         4,709,516         4,430,800
  Stockholders' equity....................................................................      $  5,777,110         5,484,498
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans............................................................................              1.63%             1.69
     Nonperforming assets.................................................................               133               141
  Net charge-offs to average net loans....................................................               .28**             .30
  Nonperforming assets to loans, net and foreclosed properties............................              1.22%             1.19

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.

FUNC, THE PURCHASE ACQUISITIONS AND FFB
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                        THREE MONTHS ENDED
(DOLLARS IN THOUSANDS,                       MARCH 31,                               YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                  1995          1994          1994          1993          1992         1991         1990
Interest income....................  $ 2,193,205     1,677,225     7,885,486     6,601,528    6,608,666    7,031,400    7,549,088
Interest expense...................    1,015,800       600,423     3,217,264     2,481,952    2,941,680    4,070,885    4,806,741
Net interest income................    1,177,405     1,076,802     4,668,222     4,119,576    3,666,986    2,960,515    2,742,617
Provision for loan losses..........       45,616        49,000       180,008       369,753      642,708      946,284      923,409
Net interest income after provision
  for loan losses..................    1,131,789     1,027,802     4,488,214     3,749,823    3,024,278    2,014,231    1,819,208
Securities available for sale
  transactions.....................       10,947         8,382         8,488        25,767       34,402           --           --
Investment security transactions...          217           615         4,006        14,452        1,944      208,614       32,271
Noninterest income.................      423,577       374,908     1,616,448     1,541,569    1,360,202    1,254,635    1,028,755
Noninterest expense................    1,018,789       907,245     4,040,064     3,536,346    3,443,524    2,777,665    2,564,124
Income before income taxes.........      547,741       504,462     2,077,132     1,795,265      977,302      699,815      316,110
Income taxes.......................      197,671       173,137       709,067       578,912      278,514      129,843       59,868
Net income.........................      350,070       331,325     1,368,065     1,216,353      698,788      569,972      256,242
Dividends on preferred stock.......       12,237        10,857        46,020        45,553       53,040       51,746       47,151
Net income applicable to common
  stockholders before redemption
  premium..........................      337,833       320,468     1,322,045     1,170,800      645,748      518,226      209,091
Redemption premium on preferred
  stock............................           --            --        41,355            --           --           --           --
Net income applicable to common
  stockholders after redemption
  premium..........................  $   337,833       320,468     1,280,690     1,170,800      645,748      518,226      209,091
PRO FORMA PER COMMON SHARE DATA:
  Net income applicable to common
    stockholders before redemption
    premium........................  $      1.18          1.14          4.59          4.30         2.53         2.34          .97
  Net income applicable to common
    stockholders after redemption
    premium........................         1.18          1.14          4.45          4.30         2.53         2.34          .97
CONSOLIDATED PERIOD-END BALANCE
  SHEET ITEMS
  (In thousands)
  Assets...........................  123,680,441   106,096,840   106,096,840   104,549,554   95,308,328   89,488,406   83,698,754
  Loans, net of unearned income....   87,526,928    68,178,217    68,178,217    68,263,088   60,301,462   58,725,097   54,581,023
  Deposits.........................   92,149,678    80,336,632    80,336,632    81,885,433   76,155,800   72,394,773   61,274,378
  Long-term debt...................    5,523,130     2,263,644     2,263,644     3,675,002    3,732,768    3,549,815    2,967,847
  Stockholders' equity.............  $ 8,660,908     8,040,100     8,040,100     7,946,053    6,716,813    5,805,579    4,782,825
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans......................  $      1.84          2.36          1.92          2.38         2.57         2.49         2.31
    Nonperforming assets...........          151           129           154           115           76           55           58
  Net charge-offs to average net
    loans..........................          .34**         .38           .37           .78         1.03         1.53         1.05
  Nonperforming assets to loans,
    net and foreclosed
    properties.....................         1.22          1.83          1.24          2.06         3.36         4.45         3.91

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.

                              RECENT DEVELOPMENTS
FFB MERGER
     On June 18, 1995, FUNC entered into the FFB Merger Agreement, which provides, among other things, for (i) the merger of FFB with and into a wholly-owned subsidiary of FUNC, (ii) the exchange of each outstanding share of FFB common stock for 1.35 shares of FUNC Common Stock, subject to possible adjustment in certain circumstances, and (iii) the exchange of each share of the three outstanding series of FFB preferred stock for one share of a new series of FUNC's Class A Preferred Stock containing substantially identical terms to the series being exchanged therefor, all subject to the terms and conditions contained in the the FFB Merger Agreement.
     In connection with the execution of the FFB Merger Agreement, FFB granted an option to FUNC to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FFB common stock at a per share exercise price equal to $59.00, and FUNC granted an option to FFB to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FUNC Common Stock at a per share exercise price equal to $45.625 (such stock option agreements together, the "FFB/FUNC Stock Option Agreements").
     Also, in connection with the execution of the FFB Merger Agreement, Banco Santander, S.A. ("Banco"), the owner of approximately 30 percent of the outstanding shares of FFB common stock, agreed, among other things, to vote the FFB shares held by it in favor of the FFB Merger Agreement. Following consummation of the FFB Merger, Banco would hold approximately 11.4 percent of the outstanding shares of FUNC Common Stock.
     The FFB Merger, which will be accounted for as a pooling of interests, is expected to be consummated by December 31, 1995, subject to the receipt of regulatory approvals, FFB and FUNC stockholder approvals, and other conditions set forth in the FFB Merger Agreement. No assurance can be given that the FFB Merger will be consummated or as to the timing of such consummation.
     Based on the closing price of FUNC Common Stock on the NYSE Tape on June 16, 1995, the transaction would be valued at approximately $5.4 billion and represent a purchase price of $64.29 for each share of FFB common stock.
     Prior to consummation of the FFB Merger, FFB and FUNC plan to repurchase up to 5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two. Approximately 107 million shares of FUNC Common Stock are expected to be issued in the FFB Merger. In addition, it is expected that an after tax restructuring charge of $140 million will be taken in the fourth quarter of 1995 in connection with the FFB Merger.
     Following consummation of the FFB Merger, the current Chairman and Chief Executive Officer of FFB, Anthony P. Terracciano, will join Edward E. Crutchfield and John R. Georgius in an "Office of the Chairman" of FUNC. Mr. Crutchfield will continue to serve as Chairman and Chief Executive Officer, Mr. Georgius will serve as Vice Chairman and Mr. Terracciano will serve as President of FUNC. Additionally, six FFB directors, including Mr. Terracciano and a representative of Banco, will join the FUNC Board of Directors.
     See "PRO FORMA FINANCIAL INFORMATION" and "FUNC".
1995-1996 EARNINGS ESTIMATES
     On June 19, 1995, FUNC issued a news release announcing the FFB Merger and also estimated 1995 and 1996 earnings on a stand alone and post-FFB Merger basis. FUNC estimated stand alone earnings of approximately $5.75 and $6.55 in net income per share of FUNC Common Stock, respectively. Additionally, FUNC also estimated earnings for the quarter ending June 30, 1995, of $1.40 to $1.45 per share of FUNC Common Stock, which would bring FUNC's six-month earnings for 1995 to between $2.72 and $2.77 per share of FUNC Common Stock. These estimates are based on several assumptions, including FUNC management's expectations for its existing markets and for various purchase acquisitions consummated or expected to be consummated in 1995.
     FUNC also estimated post-FFB Merger earnings for 1995 and 1996 of approximately $5.29 and $6.31 in net income per share of FUNC Common Stock, respectively, excluding an estimated $140 million in an after-tax restructuring charge, or $.50 per share of FUNC Common Stock, expected to be taken in the fourth quarter of 1995. These estimates are based on several assumptions in addition to the assumptions referred to above with respect to FUNC's stand alone earnings estimates, including, without limitation, the following:
     (Bullet) The FFB Merger will be consummated by December 31, 1995;
     (Bullet) FUNC will have average common shares outstanding of approximately
              279 million in 1995 and 284 million in 1996, including an estimated 107 million shares to be issued in the FFB Merger;
     (Bullet) Before tax expense savings of approximately $16 million in 1995 and $106 million in 1996, or approximately $10 million and $64 million, respectively, after tax. These estimates assume that approximately 19 percent of FFB's pre-FFB Merger annual expenses, or approximately five percent of combined FUNC/FFB pre-FFB Merger annual expenses, are eliminated within 18 months of the effective date of the FFB Merger;
     (Bullet) Before tax revenue enhancement of approximately $79 million in
              1996, or approximately $48 million after tax. These estimates are primarily based on an analysis of fee income generating products currently offered by FUNC which either are not offered by FFB or are not as fully developed by FFB; and
     (Bullet) Before tax earnings resulting from excess capital generated by the
              FFB Merger of approximately $25 million in 1996, or approximately $15 million after tax. These estimates assume that all tangible common equity generated by the FFB Merger in excess of 5.50 percent is leveraged into assets which earn a 100 basis points before tax spread, or a 60 basis points after tax spread.
     Like all estimates of the type indicated above, there are many factors, such as changes in economic conditions or the failure of any of the underlying assumptions to be correct, that are beyond FUNC's control. These factors could affect actual results. As a result, there will be differences between such estimates and the actual results, which could be material. These estimates are necessarily speculative in nature and no assurance can be given that these estimates will be realized.
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by UFC to its stockholders as a proxy statement in connection with the solicitation of proxies
by the UFC Board for use at the Special Meeting to be held on                ,
1995, and any adjournments or postponements thereof, to consider and vote upon:
(i) a proposal to approve the Merger Agreement; and (ii) such other business as may come before the Special Meeting or any adjournments or postponements thereof.
     This document is also furnished by FUNC to the holders of UFC Common Stock as a prospectus in connection with the issuance by FUNC of the FUNC Common Shares, upon consummation of the Corporate Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of UFC; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.
     Directors, officers and employees of FUNC and UFC may solicit proxies from UFC stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. UFC retains Corporate Communications, Inc. on a regular basis to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals. The cost of such services in connection with the transactions contemplated hereby is included in a monthly retainer fee in the amount of $1,500, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and UFC.
     THE UFC BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF UFC AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY UFC STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; UFC".
RECORD DATE; VOTES REQUIRED
     The UFC Board has fixed             , 1995, as the Record Date for
determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of UFC Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of UFC Common Stock outstanding on the
Record Date was           , each of such shares being entitled to one vote.
Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of UFC Common Stock.
     The directors and executive officers of UFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting,         shares of UFC Common Stock, which
represents
percent of the outstanding shares of UFC Common Stock. Assuming that the directors and executive officers of UFC vote their shares of UFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will
require the affirmative vote of the holders of an additional     percent of the
outstanding shares of UFC Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.
     If at least two-thirds of the votes eligible to be cast do not vote in favor of the Merger Agreement, UFC will continue to act as a separate entity and a going concern and will take action to provide notice of and to hold its 1995 Annual Meeting of Stockholders.
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF UFC ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL
     Under the terms of the Merger Agreement, UFC would merge with and into FUNC-SC and the Banks would merge with and into FUNB-SC. Upon consummation of the Corporate Merger each outstanding share of UFC Common Stock (excluding any Excluded Shares) would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a number of shares of FUNC Common Stock equal to (a) 0.458 shares if the Average Closing Price is greater than $42.75 and less than $46.75,
(b) the result obtained by dividing $19.58 by the Average Closing Price if the Average Closing Price is $42.75 or less, or (c) the result obtained by dividing $21.41 by the Average Closing Price if the Average Closing Price is $46.75 or greater. Each holder of UFC Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (1) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by (2) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on such date as FUNC notifies UFC in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the third quarter of 1995. If the Corporate Merger is consummated in such quarter, or in any other quarter, UFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or UFC may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1995. See " -- Exchange of UFC Certificates" and " -- Conditions to Consummation; Termination".
EXCHANGE OF UFC CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of UFC Common Stock transmittal materials for use in exchanging all of such holder's certificates representing UFC Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     UFC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for UFC Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check or checks for any fractional share interests (in each case, without interest).
     All FUNC Common Shares issued to the holders of UFC Common Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of UFC Common Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their UFC shares have been converted, regardless of whether they have surrendered their UFC Common Stock certificates. FUNC dividends having a record date after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any UFC Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check or checks for any fractional share interests, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective
Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of UFC will be closed and there will be no transfers on the transfer books of UFC of the shares of UFC Common Stock that were outstanding immediately prior to the Effective Date.
BACKGROUND AND REASONS
  UFC
     UFC's major initiatives in recent years have focused on leveraging its strong capital position, strengthening loan loss reserves, increasing the liquidity of its balance sheet, managing its credit risk, controlling its expenses and expanding its franchise in attractive market areas through, in particular, the acquisition of Home Federal in 1990. Management of UFC also determined that developing its franchise in growing markets in South Carolina was the most effective means of improving long-term stockholder value. Because of the cost of developing on a de novo basis additional branch facilities and the likely dilution to be incurred through an acquisition, the UFC Board concluded in early 1992 that a merger of UFC with a banking institution of generally comparable size, business mix, and strategic philosophy potentially would be the best means for UFC to achieve its strategic objectives of enhancing its competitive position, reducing expenses and increasing its earnings.
     Accordingly, the Chief Executive Officers of UFC and American Federal Bank FSB, Greenville, South Carolina ("American Federal") had general conversations on several occasions during the period from May 1992 to April 1994. On April 11, 1994, the Boards of Directors of UFC and American Federal approved a "merger of equals" transaction.
     Following the announcement of the transaction, certain large stockholders of UFC expressed to UFC management their disapproval of the merger with American Federal and indicated their unwillingness to support the transaction. By late August 1994, it became clear to the managements of UFC and American Federal that UFC stockholder approval of the transaction was highly unlikely and, consequently, on September 28, 1994, the parties agreed to terminate the proposed transaction.
     In November 1994, certain executives of FUNC and UFC met to discuss the possibility of a combination of the two companies.
     On November 22, 1994, the Executive Committee of UFC received a report of the meeting and appointed a Merger and Acquisition Committee consisting of Lynn
W. Hodge, James E. McDonald, Dr. Jerry H. Padgett and John W. Davis. This Committee reviewed ongoing communications with FUNC, including a non-binding preliminary indication of interest letter. General discussions continued until mid-December, when UFC agreed to permit FUNC to conduct a preliminary due diligence examination of UFC and the Banks pursuant to a confidentiality agreement.
     Pursuant to a letter dated December 19, 1994, UFC retained Wheat First to perform financial analyses in connection with a possible transaction, to assist in the determination of appropriate and desirable values to be realized in an acquisition of UFC, and, in the event UFC determined to proceed with a transaction, to assist with negotiations.
     On January 9, 1995, the UFC Board met to review with Wheat First the merger and acquisition environment generally and valuation and other issues facing UFC specifically. The UFC Board's stated purpose was to consider all transactions and strategies in order to enhance or maximize stockholder value in light of recent developments relating to market activity for banks and thrifts and the termination of the proposed "merger of equals" transaction with American Federal, as well as the non-binding preliminary indication of interest letter and other contacts made by FUNC. Wheat First's presentation included a discussion of recent transactions and an analysis of potential acquirors of UFC. At such meeting, the UFC Board authorized Mr. Hodge to work with Wheat First to determine, by way of informal telephonic or personal contact, what level of interest might exist among other financial institutions within and outside of South Carolina to engage in a transaction with UFC. The purpose of authorizing such action was (i) to evaluate better the UFC Board's intention to remain an independent institution and (ii) to assess more fully any expressions of interest or offers of acquisition that might be presented to the UFC Board, including a possible FUNC offer.
     General discussions between FUNC and UFC continued through January 1995. By letter dated January 31, 1995, FUNC proposed an acquisition of UFC in which each share of UFC Common Stock would be exchanged for $20.00 of FUNC Common Stock. Such proposal was conditioned upon satisfactory completion of FUNC's due diligence review and the execution of a mutually acceptable merger agreement. Preliminary contacts with other potential Southeastern acquirors did not produce information sufficient to cause the Merger and Acquisition Committee to believe that a better offer could be obtained and convinced the Merger and Acquisition Committee that pursuing a transaction with FUNC was in the best interests of UFC stockholders. In making this determination, the Merger and Acquisition Committee considered such issues as timing, the stock values of other potential acquirors, the willingness and ability of other potential acquirors to offer and consummate a better transaction for UFC stockholders and the ability of UFC, as an independent company, to provide a better return to its stockholders than FUNC. During this time, FUNC also indicated its willingness to increase the consideration from $20.00 to $20.50 of FUNC Common Stock for each share of UFC Common Stock.
     The UFC Board agreed to go forward on the terms proposed by FUNC and permitted FUNC to conduct a more detailed examination of the assets, business and financial condition of UFC and the Banks. During the following week, representatives of FUNC and UFC, their counsel and financial advisors engaged in numerous discussions and participated in several meetings in order to perform due diligence, consider organizational issues and negotiate terms of a definitive merger agreement and related documents.
     On February 20, 1995, the UFC Board, along with Wheat First and UFC's special legal counsel, Breyer & Aguggia, reviewed the contents of the Merger Agreement together with the exhibits thereto. The Board specifically reviewed the Stock Option Agreement in light of the fact that FUNC conditioned the transaction on the signing of the Stock Option Agreement. The UFC Board met again on February 21, 1995, to discuss further the Merger Agreement and to consider the potential benefits of a transaction with FUNC, financial and valuation analyses of the transaction and the terms of the Merger Agreement. The UFC Board also reviewed Wheat First's written opinion, dated as of such date, that the Exchange Ratio was fair to holders of UFC Common Stock from a financial point of view. Thereafter, the UFC Board unanimously approved the Merger Agreement.
     UFC engaged Wheat First to assist in the negotiation of the Merger Agreement and to act as a financial advisor in connection therewith. As part of its duties, Wheat First, before the execution of the Merger Agreement, made a detailed financial presentation and market analysis to the UFC Board. At the February 21, 1995 meeting, Wheat First delivered to the UFC Board a written opinion that the Exchange Ratio was fair to UFC's stockholders from a financial point of view.
     The UFC Board believes that the terms of the Merger Agreement, which are the product of arms' length negotiations between representatives of the parties, are fair and are in the best interests of UFC and its stockholders. In the course of reaching its determination, the UFC Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.
     In reaching its determination to approve the Merger Agreement, the UFC Board considered all factors it deemed material, including those that follow:
     (a) The UFC Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of UFC. In this regard, the UFC Board analyzed the options of selling UFC or continuing on a stand-alone basis.
     (b) The UFC Board considered the written opinion of Wheat First that, as of February 21, 1995, the Exchange Ratio was fair to UFC stockholders from a financial point of view. See " -- Opinion of Financial Advisor".
     (c) The UFC Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, the controversy pertaining to the deposit insurance premium differential between bank and thrift institutions and
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federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries.
     (d) The UFC Board considered the other terms of the Merger Agreement and exhibits, including the tax-free nature of the transaction, as well as the fact that FUNC required execution of the Stock Option Agreement for any transaction to occur.
     (e) The UFC Board considered the detailed financial analyses, pro forma and other information with respect to UFC and FUNC discussed by Wheat First, as well as the UFC Board's own knowledge of UFC, FUNC and their respective businesses.
     (f) The UFC Board considered the effect on UFC stockholders' value of UFC continuing as a stand-alone entity compared to the effect of its combining with FUNC in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between UFC and its financial advisor and various third parties and the belief of the UFC Board and management that the Mergers offered the best opportunity available to UFC and its stockholders.
     (g) The UFC Board considered the likelihood of the Mergers being approved by the appropriate regulatory authorities. See " -- Regulatory Approvals".
     The foregoing discussion of the information and factors considered by the UFC Board is not intended to be exhaustive, but is believed to include the material factors considered by the UFC Board. In reaching its determination to approve and recommend the Merger Agreement, the UFC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Mergers and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Wheat First referred to above, the UFC Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of UFC and its stockholders.
     FOR THE REASONS SET FORTH ABOVE, THE UFC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF UFC AND UFC STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF UFC VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the southeast and south atlantic regions of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with UFC is an excellent way to significantly expand FUNC's presence in the South Carolina market.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and "FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     UFC retained Wheat First to act as its financial advisor in connection with the Mergers and to render a written opinion to the UFC Board as to the fairness, from a financial point of view, to the holders of UFC Common Stock of the Exchange Ratio. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The UFC Board selected Wheat First to serve as its financial advisor in connection with the Mergers on the basis of such firm's expertise.
     Representatives of Wheat First attended the meeting of the UFC Board on February 21, 1995, at which the Merger Agreement was considered and approved. At the meeting, Wheat First delivered its written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of UFC Common Stock. A written opinion dated as of
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the date of this Prospectus/Proxy Statement has been delivered to the UFC Board to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of UFC Common Stock.
     THE FULL TEXT OF WHEAT FIRST'S OPINION AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROSPECTUS/PROXY STATEMENT. THE SUMMARY OF THE OPINION OF WHEAT FIRST SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WHEAT FIRST'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF UFC COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF UFC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT.
     In arriving at its written opinion, Wheat First reviewed certain publicly available business and financial information relating to UFC and FUNC and certain other information provided to it, including, among other things the following: (i) UFC's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended March 31, 1994; (ii) UFC's Quarterly Reports on Form 10-Q and related financial information for the three months ended June 30, 1994, for the six months ended September 30, 1994, and for the nine months ended December 31, 1994; (iii) FUNC's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994; (iv) certain publicly available information with respect to historical market prices and trading activity for UFC Common Stock and FUNC Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant; (v) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vi) the Merger Agreement; (vii) the Registration Statement on Form S-4 of FUNC, including this Prospectus/Proxy Statement; (viii) other financial information concerning the businesses and operations of UFC and FUNC, including certain audited financial information and certain internal financial analyses and forecasts for UFC prepared by senior management; and (ix) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First met with members of senior management of UFC and FUNC to discuss the business and prospects of each company.
     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of UFC and FUNC included in the Merger Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the management of UFC as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to it, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for UFC and FUNC are adequate to cover such losses. Wheat First did not review any individual credit files of UFC or FUNC, nor did it make an independent evaluation or appraisal of the assets or liabilities of UFC or FUNC.
     Additionally, Wheat First considered certain financial and stock market data of UFC and FUNC and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat First also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.
     In connection with rendering its opinion dated as of the date of this Prospectus/Proxy Statement, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the Exchange Ratio, from a financial point of view, to holders of UFC Common Stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of UFC or FUNC.
     In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of UFC or FUNC. The analyses performed by
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Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Mergers, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Mergers, on a pro forma basis, to UFC.
     Wheat First's opinion is just one of the many factors taken into consideration by the UFC Board in determining to approve the Merger Agreement. Wheat First's opinion does not address the relative merits of the Mergers as compared to any alternative business strategies that might exist for UFC, nor does it address the effect of any other business combination in which UFC might engage.
     The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the UFC Board on February 17, 1995:
     COMPARISON OF SELECTED COMPANIES. Wheat First compared the financial performance and market trading information of FUNC to that of a group of super-regional bank holding companies (the "Group"). The Group included Banc One Corporation, Bank of Boston Corporation, The Bank of New York Company, Inc., Barnett Banks, Inc., First Chicago Corporation, First Fidelity Bancorporation, First Interstate Bancorp, Fleet Financial Group, Inc., KeyCorp, Mellon Bank Corporation, NationsBank Corporation, NBD Bancorp, Inc., Norwest Corporation, PNC Bank Corporation, Republic New York Corporation, SunTrust Banks, Inc., Wachovia Corporation, and Wells Fargo & Company.
     Based on financial data as of and for the year ended December 31, 1994, FUNC had (i) equity to assets of 6.98 percent compared to an average of 7.48 percent for the Group; (ii) nonperforming assets to loans and real estate owned of 1.03 percent compared to an average of 1.06 percent for the Group; (iii) reserves for loan losses to nonperforming assets of 175 percent compared to an average of 264 percent for the Group; (iv) returns on average assets before extraordinary items of 1.27 percent compared to an average of 1.25 percent for the Group; and (v) returns on average equity before extraordinary items of 16.93 percent compared to an average of 16.26 percent for the Group.
     Based on the market values as of February 17, 1995, and financial data as of December 31, 1994, FUNC had (i) a stock price to book value multiple of 145 percent compared to an average of 157 percent for the Group; (ii) a stock price to 1994 earnings per share before extraordinary items multiple of 8.5x compared to an average of 9.8x for the Group; (iii) a stock price of "First Call" (as hereinafter defined) 1995 estimated earnings per share multiple of 7.8x compared to an average of 8.4x for the Group; and (iv) an indicated dividend yield of
4.15 percent compared to an average of 4.04 percent for the Group. "First Call" is a data service that monitors and publishes a complication of earnings estimates produced by selected research analysts regarding companies of interest to institutions investors.
     ANALYSIS OF SELECTED TRANSACTIONS. Wheat First performed an analysis of premiums paid in nineteen selected pending or recently completed acquisitions of thrifts or thrift holding companies headquartered in the Southeast and Mid-Atlantic and announced between December 31, 1993, and February 1, 1995 (the "Selected Transactions"). Multiples of book value, tangible book value, trailing twelve months earnings and annualized latest quarter earnings, as well as deposit premiums paid in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by FUNC in the Merger Agreement. The Selected Transactions included the following pending transactions: Valley National Bancorp, Inc./Lakeland First Financial Group, Inc.; UJB Financial Corporation/Bancorp New Jersey, Inc.; FUNC/Coral Gables Fedcorp, Inc.; Fifth Third Bancorp/Falls Financial, Inc.; Centura Banks, Inc./First Southern Bancorp, Inc.; FUNC/American Savings of Florida, F.S.B.; First National Bancorp/FF Bancorp, Inc.; and Bank South Corporation/Gwinnett Bancshares, Inc. The Selected Transactions also included the following completed transactions: Sovereign Bancorp, Inc./Charter FSB Bancorp, Inc.; CoreStates Financial Corporation/Germantown Savings Bank; Signet Banking Corporation/Pioneer Financial Corporation; The Summit Bancorporation/Crestmont Financial Corporation; Union Planters Corporation/BNF Bancorp, Inc.; FUNC/BancFlorida Financial Corporation; and Fifth Third Bancorp/Cumberland Federal Bancorporation, Inc.
     Based on the average market value of FUNC Common Stock for the five-day period ended February 17, 1995, and financial data as of December 31, 1994, the analysis yielded ratios of the implied consideration to be paid by FUNC to UFC
(i) to book value of 195.4 percent compared to an average of 158.4 percent for the Selected Transactions; (ii) to tangible book value of 195.4 percent compared to an average of 164.2 percent for the Selected Transactions; (iii) to trailing twelve months earnings of 19.9x compared to an average of 14.9x for the Selected Transactions; and (iv) to latest quarter earnings annualized of 17.7x compared to an average of 15.9x for the Selected Transactions. Additionally, Wheat First examined the implied consideration less tangible equity as a function of total deposits, yielding a ratio of 11.9 percent compared to an average of 7.8 percent for the Selected Transactions.
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     DISCOUNTED DIVIDEND ANALYSIS. Using discounted dividend analysis, Wheat
First estimated the present value of the future stream of dividends that UFC could produce through 1999, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings were achieved. Wheat First then estimated the terminal value for UFC Common Stock at the end of the period by applying multiples ranging from 9.00x to 11.00x projected 1999 earnings. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 10.00 percent to 15.00 percent) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of UFC Common Stock. This discounted dividend analysis indicated reference ranges of between $14.35 and $19.82 per share for UFC Common Stock. These values compare to the implied consideration to be offered by FUNC to UFC in the Merger Agreement of $20.50 based on the average market value of FUNC Common Stock for the five-day period ended February 17, 1995.
     In connection with its opinion as of the date hereof, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its February 21, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.
     No company or transaction used as a comparison in the above analysis is identical to UFC, FUNC or the Mergers. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.
     The opinion is dated the date of this Prospectus/Proxy Statement and is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.
     UFC has agreed to pay Wheat First $325,000 in fees as compensation for Wheat First's rendering of its fairness opinion and for its financial advisory services. Of those fees, $75,000 was paid upon approval of the Merger Agreement by the UFC Board and $250,000 was paid upon the issuance of Wheat First's written opinion. UFC has agreed to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Mergers are consummated. UFC has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the Merger Agreement.
INTERESTS OF CERTAIN PERSONS
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of UFC holding such positions on or prior to the date of the Merger Agreement against certain liabilities to the extent such persons were indemnified under the SCBCA and UFC's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain UFC's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by UFC on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of UFC's annual premium payment under UFC's current policy.
     In the Merger Agreement, upon consummation of the Corporate Merger, FUNC has agreed to assume all outstanding options to purchase shares of UFC Common Stock granted pursuant to option plans maintained by UFC ("UFC Option Plans") in accordance with the terms of the UFC Option Plans, except that the shares acquired upon exercise shall be shares of FUNC Common Stock. The number of shares covered by each option outstanding under the UFC Option Plans would be equal to the number of shares of UFC Common Stock covered thereby multiplied by the Exchange Ratio and rounded to the nearest whole share, and the option exercise price would be appropriately adjusted. Pursuant to the UFC Option Plans, all options outstanding become immediately exercisable in full in the event of a "change in control" (as defined in the UFC Option Plans). In the alternative, the holders of an option to purchase UFC Common Stock under the UFC Option Plans may elect prior to the Effective Date to receive a cash payment in an amount equal to the excess of the Average Closing Price over the exercise price per share of UFC Common Stock covered by such option, multiplied by the total number of shares of UFC Common Stock covered by such option. Directors and executive officers of UFC and the Banks currently hold options to purchase an aggregate of 489,040 shares of UFC common stock at a weighted average exercise price of $4.80.
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     FUNC agreed in the Merger Agreement that as soon as administratively practicable following the Effective Date, employees of UFC will generally be entitled to participate in FUNC's pension, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting of benefits (but not for accrual of benefits), to years of service with UFC as if such service were with FUNC.
     Lynn W. Hodge, President and Chief Executive Officer of UFC and United, and Clifford W. Stumbo, Vice President and Treasurer of UFC and Senior Vice President of United, have employment agreements with UFC and United. Herman E. Honeycutt, President of Home Federal, has an employment agreement with UFC and Home Federal. Each agreement provides that upon the termination of the executive or a change in the circumstances of his employment following a "change of control" of his employer, the executive will receive a payment equal to 2.99 times the average of the executive's base compensation over the five years preceding the change of control and the continuation of certain benefits, including medical, life, and disability coverage, for a three-year period thereafter. The Corporate Merger will constitute a change of control which, under the circumstances described above, will require the payment of such benefits, including a payment to Mr. Hodge of approximately $592,000, to Mr. Stumbo of approximately $340,000 and to Mr. Honeycutt of approximately $303,000. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS UFC STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR UFC COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, AND UFC STOCKHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and UFC that, in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by UFC stockholders upon the exchange in the Corporate Merger of shares of UFC Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by UFC stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of UFC Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a UFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of UFC Common Stock surrendered in exchange therefor were held by the UFC stockholder, provided such shares of UFC Common Stock were held as capital assets.
           (iv) Cash received by a holder of UFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the UFC Common Stock allocable to the fractional share interest.
     In addition, consummation of the Mergers is conditioned on receipt by FUNC and UFC of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Corporate Merger constitutes a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by UFC stockholders who receive FUNC Common Shares in exchange for their shares of UFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF UFC IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
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BUSINESS PENDING CONSUMMATION
     Each of UFC and the Banks has agreed in the Merger Agreement not to take certain actions relating to the operation of each of them pending consummation of the Mergers, without the prior approval of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation:
(i) paying any dividends, other than dividends on UFC Common Stock at a quarterly rate not to exceed $0.05 per share, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares (other than upon the exercise of outstanding options); (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business; (iii) increasing the rate of compensation (other than in the ordinary course of business) or paying any bonus to any of its directors, officers or employees; (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; (vi) changing its lending, investment, liability management or other material banking policies; (vii) settling any claims involving any liability for material money damages; (viii) entering into, terminating or changing any material agreements, except for those agreements that are terminated by UFC without penalty upon not more than 60 days' prior written notice; or (ix) taking any other action not in the ordinary course of business.
     The Merger Agreement also provides that, consistent with generally accepted accounting principles, each of UFC and the Banks will use its best efforts to modify its loan, litigation, and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent on a mutually satisfactory basis with those of FUNC, provided that UFC and the Banks shall not be obligated to any such action until all regulatory approvals described below under " -- Regulatory Approvals" have been obtained and UFC and the Banks are reasonably satisfied that the Mergers will be promptly consummated in accordance with the Merger Agreement.
REGULATORY APPROVALS
     The Corporate Merger is subject to the prior approval by the OTS under the HOLA and by the Federal Reserve Board under the BHCA. The Bank Merger is subject to the prior approval by the OCC under both the federal Bank Merger Act ("BMA") and the Federal Deposit Insurance Act ("FDI Act") and by the OTS under various OTS regulations. The HOLA and the BMA each require that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The HOLA and the BMA each prohibit the relevant regulatory agency from approving the Corporate Merger or the Bank Merger, as the case may be, (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHCA, the Federal Reserve Board considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The relevant regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BMA and the FDI Act, the Bank Merger may not be consummated until the 15th day following the dates of each of the requisite approvals, during which periods the United States Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     The OCC informed FUNC on June 12, 1995, that the OCC had approved the applications previously submitted in connection with the Bank Merger. The Federal Reserve Board informed FUNC on May 23, 1995, that the Federal Reserve Board had approved the applications previously submitted in connection with the Corporate Merger. The OTS informed FUNC on May 18, 1995, that the OTS had no objection to the applications previously submitted in connection with the Bank Merger.
     THERE CAN BE NO ASSURANCE THAT THE U.S. DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.
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CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of UFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC and UFC of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by FUNC and UFC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; and (iii) the receipt by FUNC of a letter from UFC's independent certified public accountants with respect to UFC's financial position and results of operations.
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of UFC, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and UFC; or (ii) by either the Board of Directors of FUNC or the Board of Directors of UFC (a) if the stockholders of UFC fail to approve the Merger Agreement, (b) in the event of a material breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before December 31, 1995.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of UFC, the consideration to be received by the stockholders of UFC may not thereby be decreased.
ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Corporate Merger and the other Purchase Acquisitions upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of the acquired company as of the effective date of the acquisition will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Corporate Merger and the other Purchase Acquisitions would reflect such values. Financial statements of FUNC issued before consummation of the Corporate Merger and the other Purchase Acquisitions would not be restated retroactively to reflect UFC's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the purchase accounting basis to account for the Corporate Merger and the Purchase Acquisitions.
     It is expected that the pooling of interests method of accounting will be used to reflect the FFB Merger. As required by generally accepted accounting principles, under pooling of intersts accounting, as of the effective date of the FFB Merger, the assets and liabilities of FFB would be added to those of FUNC at their recorded book values and the stockholders' equity accounts of FUNC and FFB would be combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the FFB Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and FFB as if the FFB Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting basis to account for the FFB Merger.
     See "PRO FORMA FINANCIAL INFORMATION".
EXPENSES; TERMINATION FEES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and UFC.
     UFC shall be entitled to a fee of $2.5 million if it terminates the Merger Agreement as the result of a willful breach by FUNC of a representation, warranty or covenant contained in the Merger Agreement and the Mergers are not consummated.
STOCK OPTION AGREEMENT
     As a condition to FUNC's willingness to enter into the Merger Agreement, and in consideration thereof, UFC issued to FUNC the Option to purchase, under certain conditions, up to 1,100,000 shares of UFC Common Stock at a Purchase Price of $19.50 per share, subject to adjustment in certain circumstances. The Option was granted to FUNC pursuant to the Stock Option Agreement. The last sale price of UFC Common Stock on the Nasdaq National Market on February 21, 1995, the last business day prior to the date on which execution of the Merger Agreement was publicly announced, was $15.50. The number of shares of UFC Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of UFC Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of UFC Common Stock subject to the Option prior to exercise of the Option.
     If FUNC is not in material breach of the Stock Option Agreement or the Merger Agreement and no injunction against delivery of the shares covered by the Option is in effect, FUNC may exercise the Option in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including, among others:
           (i) UFC taking certain actions (each an "Acquisition Transaction"), including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving UFC or any of its significant subsidiaries,
     (b) the sale, lease, exchange or other disposition of 20 percent or more of the consolidated assets or deposits of UFC and its subsidiaries, or (c) the issuance, sale or other disposition of 20 percent or more of the voting power of UFC or any of its significant subsidiaries (other than the issuance of UFC Common Stock upon exercise of options outstanding under the UFC Option Plans); or
          (ii) the acquisition or the right to acquire by any third party of 20 percent or more (or, if such party beneficially owned more than 20 percent on the date of the Merger Agreement, such party acquires an additional five percent or more) of the voting power of UFC or any of its significant subsidiaries.
     The Option will terminate upon the earliest of certain events, including:
(i) consummation of the Corporate Merger; (ii) termination of the Merger Agreement by UFC (a "UFC Termination") prior to the happening (subject to certain limitations) of a Purchase Event or a Preliminary Purchase Event (as defined below); (iii) 18 months after termination of the Merger Agreement by UFC other than pursuant to an UFC Termination; or (iv) 18 months after termination of the Merger Agreement by FUNC. A "Preliminary Purchase Event" is defined to include, among others: (a) commencement by any third party of a tender or exchange offer to purchase 20 percent or more of the outstanding shares of UFC Common Stock (a "Tender or Exchange Offer"); (b) failure of the holders of UFC Common Stock to approve the Merger Agreement after public announcement that a third party (x) proposes to engage in an Acquisition Transaction, (y) commences or files a registration statement under the Securities Act with respect to a Tender or Exchange Offer, or (z) files an application under certain federal statutes relating to the regulation of banks or their holding companies, to engage in an Acquisition Transaction; (c) any third party shall have proposed to UFC or its stockholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction; (d) after a proposal is made by a third party to UFC or its stockholders to engage in an Acquisition Transaction, UFC breaches any covenant or obligation in the Merger Agreement (subject to certain limitations set forth in the Stock Option Agreement); or (e) any third party files an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Mergers will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire UFC from potential third party acquirors because the Option could increase the cost of such an acquisition.
     To FUNC's and UFC's knowledge, no event which would permit the exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX A to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
DISSENTERS' RIGHTS
     Pursuant to the South Carolina Dissenters' Rights Statute, the holders of shares of UFC Common Stock are entitled to dissent from approval of the Merger Agreement and receive payment of the fair value of their shares in the event the Corporate Merger is consummated. Any holder of shares of UFC Common Stock who intends to assert dissenters' rights must comply with the South Carolina Dissenters' Rights Statute.
     Under South Carolina law, only stockholders of UFC who are entitled to vote on the Corporate Merger have the right to dissent from the Corporate Merger and obtain payment of the fair value of such holder's shares of UFC Common Stock, provided that the stockholder complies with the provisions of the South Carolina Dissenters' Rights Statute. The South Carolina Dissenters' Rights Statute contains detailed information as to a dissenting stockholder's right to payment and the procedural steps to be followed by a dissenting stockholder. The following description is only a summary of these provisions and is qualified in its entirety by reference to the South Carolina Dissenters' Rights Statute, a copy of which is attached to this Proxy Statement/Prospectus as ANNEX D and is incorporated herein by reference.
     A vote cast in favor of approval of the Merger Agreement pursuant to the proxy solicited hereby, however, will not constitute a waiver of a stockholder's right to dissent, provided such stockholder complies with the other requirements of the South Carolina Dissenters' Rights Statute.
     If the Merger Agreement is approved by the required vote of UFC's stockholders and is not terminated, each holder of shares of UFC Common Stock who votes against the Merger Agreement or who fails to vote and who follows the procedures set forth in the South Carolina Dissenters' Rights Statute is entitled to demand payment of the fair value of such holder's shares.
     A stockholder electing to exercise such holder's dissenters' rights must give notice to UFC before the vote on the Merger Agreement at the Special Meeting of such holder's intent to demand payment for such holder's shares if the Corporate Merger is effectuated. All notices of intent to demand payment should be addressed to: Secretary, United Financial Corporation of South Carolina, Inc., 425 Main Street, Greenwood, South Carolina 29646. A beneficial stockholder may assert dissenters' rights as to shares held on such holder's behalf by a nominee only if such holder dissents with respect to all shares of which such holder is the beneficial owner or over which such holder has the power to vote and such holder notifies UFC in writing of the name and address of the record holder of the shares, if known. A record stockholder may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies UFC in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. A dissenting stockholder need not vote against the Merger Agreement in order to preserve such holder's dissenters' rights after filing such holder's notice of dissent.
     If the Corporate Merger is consummated, within ten days thereafter FUNC-SC will deliver a written notice to all former UFC stockholders who notified UFC in compliance with the South Carolina Dissenters' Rights Statute that they intend to demand payment for their shares. Such notice will: (i) state where the payment demand must be sent and where certificates representing shares of UFC Common Stock must be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Corporate Merger and requires that the person asserting dissenters' rights certify whether or not such holder acquired beneficial ownership before that date; (iii) set a date by which FUNC-SC must receive payment demand; and (iv) be accompanied by a copy of the South Carolina Dissenters' Rights Statute.
     A stockholder sent the notice described above must demand payment, certify whether such holder acquired beneficial ownership of the shares before the date set forth in the notice, and deposit his shares in accordance with the terms of the notice. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's shares where required by the appropriate date is not entitled to payment for such holder's shares.
     After consummation of the Corporate Merger, or upon receipt of a payment demand, FUNC-SC will pay each such dissenter the amount that FUNC-SC estimates to be the fair value of such holder's shares, plus accrued interest. Such payment will be accompanied by certain financial information regarding UFC, an explanation of how the fair value and interest were calculated, a statement of the dissenter's right to demand additional payment under the South Carolina Dissenters' Rights Statute and a copy of the South Carolina Dissenters' Rights Statute.
     If a dissenter believes that the amount paid for such holder's shares is less than the fair value of such holder's shares or that the interest due is calculated incorrectly or if FUNC-SC fails to make or offer payment within 60 days after the date set for demanding payment, the dissenter may notify FUNC-SC in writing of such holder's own estimate of the fair value of such holder's shares and amount of interest due and demand payment of such holder's estimate (less any payment already received). A stockholder waives the right to demand additional payment unless such demand is made in writing within 30 days after FUNC-SC has made or offered payment for such holder's shares. If FUNC-SC and the dissenter do not settle a demand for additional payment within 60 days after receiving the demand, FUNC-SC must commence a proceeding for judicial appraisal of the shares or pay the amount demanded. The costs of a court-appointed appraiser will be borne by FUNC-SC, unless the court finds that the dissenter acted arbitrarily, vexatiously, or not in good faith in demanding additional payment for their shares. The court also may assess the fees and expenses of counsel and experts for one party against another under certain circumstances.
     Because of the detailed provisions and requirements of the South Carolina Dissenters' Rights Statute, each dissenting stockholder should consult with such holder's own legal counsel concerning the procedures and remedies available to such holder. Any failure to follow the detailed procedures set forth in the South Carolina Dissenters' Rights Statute may result in a stockholder's losing his right to claim fair value as described herein.
MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of UFC Common Stock on the Nasdaq National Market, with respect to each quarterly period since January 1, 1993, and (ii) the equivalent pro forma market values per share of UFC Common Stock, based on a 0.458 Exchange Ratio. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.458. The pro forma information presented would be different if the Average Closing Price is $46.75 or greater or $42.75 or less.

                                                                             FUNC COMMON STOCK         UFC COMMON STOCK
                                                                           HIGH             LOW        HIGH        LOW
1993
First quarter........................................................   $    50 7/8          42 1/4     8.67       7.17
Second quarter.......................................................        51 1/2              40     8.33       7.50
Third quarter........................................................        49 5/8          43 1/2    10.00       8.06
Fourth quarter.......................................................        48 1/8          37 7/8     9.88       8.56
1994
First quarter........................................................        43 3/4          39 3/4    11.31       9.00
Second quarter.......................................................        47 5/8          41 1/4    13.50       9.88
Third quarter........................................................        47 1/4          43 1/4    15.25      12.50
Fourth quarter.......................................................        45 1/4          39 3/8    16.50      12.25
1995
First quarter........................................................        45 1/8          41 3/8    19.50      13.50
Second quarter.......................................................
Third quarter (through             , 1995)...........................   $
                                                                        EQUIVALENT PRO FORMA PER
                                                                               UFC COMMON
                                                                               SHARE (1)
                                                                          HIGH            LOW
                                                                        <C
1993
First quarter........................................................      23 1/4          19 1/4
Second quarter.......................................................      23 1/2          18 1/4
Third quarter........................................................      22 5/8          19 7/8
Fourth quarter.......................................................          22          17 1/4
1994
First quarter........................................................          20          18 1/8
Second quarter.......................................................      21 3/4          18 7/8
Third quarter........................................................      21 5/8          19 3/4
Fourth quarter.......................................................      20 5/8              18
1995
First quarter........................................................      20 5/8          18 7/8
Second quarter.......................................................
Third quarter (through             , 1995)...........................

(1) Equivalent pro forma market values per share of UFC Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by a 0.458 Exchange Ratio, rounded down to the nearest one-eighth.
     On February 21, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of UFC Common Stock on the Nasdaq
National Market were $44.25 and $15.50, respectively. On             , 1995,
such prices were $     and $     , respectively.

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Corporate Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
DIVIDENDS
     The following table sets forth the cash dividends paid on FUNC Common Stock and UFC Common Stock with respect to each calendar quarter since January 1, 1993, and the equivalent pro forma cash dividends paid per share of UFC Common Stock, based on a 0.458 Exchange Ratio. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.458. The pro forma information presented would be different if the Average Closing Price is $46.75 or greater or $42.75 or less.

                                                                    FUNC            UFC             EQUIVALENT PRO FORMA
                                                                COMMON STOCK    COMMON STOCK      PER UFC COMMON SHARE (1)
1993
First quarter................................................       $.35            .0267                                    .16
Second quarter...............................................        .35            .0267                                    .16
Third quarter................................................        .40            .04                                      .18
Fourth quarter...............................................        .40            .04                                      .18
1994
First quarter................................................        .40            .04                                      .18
Second quarter...............................................        .40            .04                                      .18
Third quarter................................................        .46            .04                                      .21
Fourth quarter...............................................        .46            .05                                      .21
1995
First quarter................................................        .46            .05                                      .21
Second quarter...............................................        .46            .05                                      .21
Third quarter................................................        .52                                                     .24

(1) Equivalent pro forma cash dividends paid per UFC common share amounts represent FUNC historical dividend rates per share multiplied by a 0.458 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.52 per share payable on September 15, 1995, would be $1.84. On an equivalent pro forma basis, such current annualized FUNC dividend per UFC common share would be $.96, based on a 0.458 Exchange Ratio. Future FUNC and UFC dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors.
     See "FUNC -- Certain Regulatory Considerations" and "DESCRIPTION OF FUNC CAPITAL STOCK".

                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                   (FUNC, THE PURCHASE ACQUISITIONS AND FFB)
                                 MARCH 31, 1995
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of FUNC, the Purchase Acquisitions and FFB as if all of the entities had been combined as of March 31, 1995, on a purchase accounting basis with respect to the Purchase Acquisitions (pending at March 31, 1995 or announced on or before May 15, 1995) and on a pooling of interests accounting basis with respect to the FFB Merger.

                                                       PURCHASE      PRO FORMA    PRO FORMA                    PRO FORMA
           (IN THOUSANDS)                 FUNC       ACQUISITIONS   ADJUSTMENTS    COMBINED        FFB        ADJUSTMENTS
ASSETS
Cash and due from banks..............  $ 3,157,119       119,482    (1,109,452 )   2,167,149     1,796,869            --
Interest-bearing balances............      722,062        29,504            --       751,566       131,886            --
Federal funds sold and securities
  purchased under resale
  agreements.........................    1,488,462        34,607            --     1,523,069        10,000            --
  Total cash and cash equivalents....    5,367,643       183,593    (1,109,452 )   4,441,784     1,938,755            --
Trading account assets...............    1,453,038            --            --     1,453,038        70,275            --
Securities available for sale........    7,298,853       499,310            --     7,798,163     3,402,687            --
Investment securities................    3,634,798     2,312,908       (62,800 )   5,884,906     3,796,809            --
Loans, net of unearned income........   55,767,718     7,667,537          (857 )  63,434,398    24,092,530            --
  Allowance for loan losses..........     (968,828)      (61,996)           --    (1,030,824)     (581,395)           --
  Loans, net.........................   54,798,890     7,605,541          (857 )  62,403,574    23,511,135            --
Premises and equipment...............    1,771,052       102,940       (24,152 )   1,849,840       432,005            --
Due from customers on acceptances....      302,248            --            --       302,248       182,096            --
Mortgage servicing rights............       80,266        11,067        16,862       108,195        47,690            --
Credit card premium..................       54,703            --            --        54,703            --            --
Other intangible assets..............    1,172,106        80,098       615,438     1,867,642       730,461            --
Other assets.........................    1,921,011       212,176       (16,570 )   2,116,617     1,287,823            --
  Total assets.......................  $77,854,608    11,007,633      (581,531 )  88,280,710    35,399,736            --
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing................   10,412,883       340,274            --    10,753,157     5,110,710            --
  Interest-bearing...................   46,390,022     7,062,260            --    53,452,282    22,833,529            --
    Total deposits...................   56,802,905     7,402,534            --    64,205,439    27,944,239            --
Short-term borrowings................    9,581,076     1,646,165            --    11,227,241     2,799,335            --
Bank acceptances outstanding.........      302,248            --            --       302,248       182,096            --
Other liabilities....................    1,876,219       166,144        16,793     2,059,156       776,649            --
Long-term debt.......................    3,801,426       908,090            --     4,709,516       813,614            --
    Total liabilities................   72,363,874    10,122,933        16,793    82,503,600    32,515,933            --
STOCKHOLDERS' EQUITY
Preferred stock......................           --         5,500        (5,500 )          --       228,474            --
Common stock.........................      573,564        52,504       (29,951 )     596,117        82,013       274,909
Paid-in capital......................    1,272,386       612,112      (348,289 )   1,536,209     1,255,866      (403,432)
Retained earnings....................    3,741,801       271,224      (271,224 )   3,741,801     1,493,009            --
Less: Treasury stock.................           --       (50,235)       50,235            --      (128,523)      128,523
Unrealized loss on debt and equity
  securities.........................      (97,017)       (6,405)        6,405       (97,017)      (47,036)           --
    Total stockholders' equity.......    5,490,734       884,700      (598,324 )   5,777,110     2,883,803            --
    Total liabilities and
      stockholders' equity...........  $77,854,608    11,007,633      (581,534 )  88,280,710    35,399,736            --
                                        PRO FORMA
           (IN THOUSANDS)               COMBINED
ASSETS
Cash and due from banks..............    3,964,018
Interest-bearing balances............      883,452
Federal funds sold and securities
  purchased under resale
  agreements.........................    1,533,069
  Total cash and cash equivalents....    6,380,539
Trading account assets...............    1,523,313
Securities available for sale........   11,200,850
Investment securities................    9,681,715
Loans, net of unearned income........   87,526,928
  Allowance for loan losses..........   (1,612,219)
  Loans, net.........................   85,914,709
Premises and equipment...............    2,281,845
Due from customers on acceptances....      484,344
Mortgage servicing rights............      155,885
Credit card premium..................       54,703
Other intangible assets..............    2,598,103
Other assets.........................    3,404,440
  Total assets.......................  123,680,446
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing................   15,863,867
  Interest-bearing...................   76,285,811
    Total deposits...................   92,149,678
Short-term borrowings................   14,026,576
Bank acceptances outstanding.........      484,344
Other liabilities....................    2,835,805
Long-term debt.......................    5,523,130
    Total liabilities................  115,019,533
STOCKHOLDERS' EQUITY
Preferred stock......................      228,474
Common stock.........................      953,039
Paid-in capital......................    2,388,643
Retained earnings....................    5,234,810
Less: Treasury stock.................           --
Unrealized loss on debt and equity
  securities.........................     (144,053)
    Total stockholders' equity.......    8,660,913
    Total liabilities and
      stockholders' equity...........  123,680,446

See accompanying notes to pro forma financial information.

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (FUNC AND THE PURCHASE ACQUISITIONS)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC and the Purchase Acquisitions assuming the companies had been combined for each period presented on a purchase accounting basis (effective as of January 1, 1994).

                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
THREE MONTHS ENDED MARCH 31, 1995
Interest income..........................................................   $1,447,892       188,762         (18,555)    1,618,099
Interest expense.........................................................      668,209       120,251              --      788,460
Net interest income......................................................      779,683        68,511         (18,555)     829,639
Provision for loan losses................................................       32,500         3,116              --       35,616
Net interest income after provision for loan losses......................      747,183        65,395         (18,555)     794,023
Securities available for sale transactions...............................        3,635           239              --        3,874
Investment security transactions.........................................          217            --              --          217
Noninterest income.......................................................      301,539        19,766              --      321,305
Noninterest expense......................................................      684,702        57,084           5,163      746,949
Income before income taxes...............................................      367,872        28,316         (23,718)     372,470
Income taxes.............................................................      130,963        13,304          (8,932)     135,335
Net income...............................................................      236,909        15,012         (14,786)     237,135
Dividends on preferred stock.............................................        7,029            --              --        7,029
Net income applicable to common stockholders.............................   $  229,880        15,012         (14,786)     230,106
Pro forma per common share data
  Net income available to common stockholders............................   $     1.32                                       1.30
  Average common shares (in thousands)...................................      173,929                                    176,714
                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
YEAR ENDED DECEMBER 31, 1994
Interest income..........................................................   $5,094,661       726,224         (71,551)    5,749,334
Interest expense.........................................................    2,060,946       424,282              --     2,485,228
Net interest income......................................................    3,033,715       301,942         (71,551)    3,264,106
Provision for loan losses................................................      100,000         1,008              --      101,008
Net interest income after provision for loan losses......................    2,933,715       300,934         (71,551)    3,163,098
Securities available for sale transactions...............................      (11,507)        2,275              --       (9,232 )
Investment security transactions.........................................        4,006            --              --        4,006
Noninterest income.......................................................    1,166,470        50,794              --     1,217,264
Noninterest expense......................................................    2,677,228       246,965          46,242     2,970,435
Income before income taxes...............................................    1,415,456       107,038        (117,793)    1,404,701
Income taxes.............................................................      490,076        33,855         (36,232)     487,699
Net income...............................................................      925,380        73,183         (81,561)     917,002
Dividends on preferred stock.............................................       25,353            --              --       25,353
Net income applicable to common stockholders before redemption
  premium................................................................      900,027        73,183         (81,561)     891,649
Redemption premium on preferred stock....................................       41,355            --              --       41,355
Net income applicable to common stockholder after redemption premium.....   $  858,672        73,183         (81,561)     850,294
Pro forma per common share data
  Net income available to common stockholders before redemption
    premium..............................................................   $     5.22                                       4.98
  Net income available to common stockholders after redemption premium...   $     4.98                                       4.75
  Average common shares (in thousands)...................................      172,543                                    178,924

See accompanying notes to pro forma financial information.

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                   (FUNC, THE PURCHASE ACQUISITIONS AND FFB)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC, the Purchase Acquisitions and FFB assuming the companies had been combined for each period presented on a purchase accounting basis as to the Purchase Acquisitions (for the three months ended March 31, 1995, and the year ended December 31, 1994, only) and on a pooling of interests accounting basis with respect to the FFB Merger.

                                              THREE MONTHS ENDED
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE           MARCH 31,                             YEARS ENDED DECEMBER 31,
                   DATA)                       1995         1994         1994         1993         1992         1991         1990
Interest income..........................   $2,193,205    1,677,225    7,885,486    6,601,528    6,608,666    7,031,400    7,549,088
Interest expense.........................    1,015,800      600,423    3,217,264    2,481,952    2,941,680    4,070,885    4,806,471
Net interest income......................    1,177,405    1,076,802    4,668,222    4,119,576    3,666,986    2,960,515    2,742,617
Provision for loan losses................       45,616       49,000      180,008      369,753      642,708      946,284      923,409
Net interest income after provision for
  loan
  losses.................................    1,131,789    1,027,802    4,488,214    3,749,823    3,024,278    2,014,231    1,819,208
Securities available for sale
  transactions...........................       10,947        8,382        8,488       25,767       34,402           --           --
Investment security transactions.........          217          615        4,006       14,452        1,944      208,614       32,271
Noninterest income.......................      423,577      374,908    1,616,488    1,541,569    1,360,202    1,254,635    1,028,755
Noninterest expense......................    1,018,789      907,245    4,040,064    3,536,346    3,443,524    2,777,665    2,564,124
Income before income taxes...............      547,741      504,462    2,077,132    1,795,265      977,302      699,815      316,110
Income taxes.............................      197,671      173,137      709,067      578,912      278,514      129,843       59,868
Net income...............................      350,070      331,325    1,368,605    1,216,353      698,788      569,972      256,242
Dividends on preferred stock.............       12,237       10,857       46,020       45,553       53,040       51,746       47,151
Net income applicable to common
  stockholders before redemption
  premium................................      337,833      320,468    1,322,045    1,170,800      645,748      518,226      209,091
Redemption premium on preferred stock....           --           --       41,355           --           --           --           --
Net income applicable to common
  stockholders after redemption
  premium................................   $  337,833      320,468    1,280,690    1,170,800      645,748      518,226      209,091
Pro forma per common share data:
  Net income applicable to common
    stockholders before redemption
    premium..............................   $     1.18         1.14         4.59         4.30         2.53         2.34          .97
Net income applicable to common
  stockholders after redemption
  premium................................   $     1.18         1.14         4.45         4.30         2.53         2.34          .97
Average common shares (in thousands).....      285,351      281,910      288,043      272,439      255,384      221,469      215,529
FUNC historical per common
  share data:
  Net income applicable to common
    stockholders before redemption
    premium..............................   $     1.32         1.27         5.22         4.73         2.23         2.24         1.68
Net income applicable to common
  stockholders after redemption
  premium................................   $     1.32         1.27         4.98         4.73         2.23         2.24         1.68
Average common shares (in thousands).....      173,929      170,314      172,543      167,692      158,683      140,003      135,622

See accompanying notes to pro forma financial information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION
(1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the FFB Merger and the Purchase Acquisitions indicated in Note
    (3) below been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Consummation of the FFB Merger or any of the Purchase Acquisitions or the RS Financial (as defined below) acquisition is not contingent upon consummation of any other of such acquisitions. Consummation of one or all of the Purchase Acquisitions or the RS Financial acquisition prior to consummation of the FFB Merger would not materially impact the results of operations of FUNC.
(2) It is assumed that the FFB Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of (i) 1.35 shares of FUNC Common Stock for each of the 82,013,160 shares of FFB common stock (excluding 2,697,159 treasury shares) which were outstanding at March 31, 1995; and (ii) one share of a new series of FUNC class A preferred stock for each share of the three outstanding series of FFB preferred stock outstanding at March 31, 1995, one series of which includes 4,739,048 shares of convertible preferred stock. The new series of FUNC class A preferred stock will contain substantially identical terms as the series being exchanged therefor. The 1.35 exchange ratio is subject to possible adjustment under certain circumstances.
    As a result, information was adjusted for the FFB Merger by the (i) addition of 107,076,601 shares of FUNC Common Stock amounting to $356,922,000; (ii) elimination of 82,013,160 shares of FFB common stock amounting to $82,013,000; (iii) cancellation of 2,697,159 treasury shares of FFB at a cost of $128,523,000; and (iv) recordation of the remaining net amount of $403,432,000 as a reduction in paid-in capital at March 31, 1995.
    The pro forma financial information presented herein does not give effect to FUNC's and FFB's plan to repurchase up to 5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two prior to consummation of the FFB Merger. In April 1995, FUNC's Board of Directors renewed its authorization for the purchase from time to time of up to 15 million additional shares of FUNC Common Stock. As of the date hereof,
    13.9 million shares could be purchased pursuant to such authorization, in addition to any repurchases in connection with the FFB Merger, the Purchase Acquisitions or the RS Financial acquisition.
    As of March 31, 1995, FUNC and FFB had 15,215,953 and 7,004,446 shares of common stock reserved for issuance, respectively, (excluding, as to the FUNC, shares reserved for issuance in connection with the FFB Merger, the Purchase Acquisitions, the RS Financial acquisition, or upon exercise of the rights attached to shares of FUNC Common Stock).
    For the three months ended March 31, 1995, FFB had net income applicable to common stockholders of $107,727,000.
(3) During the period from January 1, 1994 through May 15, 1995, FUNC completed or had pending at May 15, 1995, the following purchase accounting acquisitions: (i) the acquisition of BancFlorida Financial Corporation (completed August 1994) with assets of $1.6 billion for 3.6 million shares of FUNC Common Stock valued at $161 million, (ii) the acquisitions of First Florida Savings Bank, FSB (completed in April 1995), Ameribanc Investors Group (completed in April 1995), Coral Gables Fedcorp, Inc. (pending at May 15, 1995, completed on June 1, 1995), and Home Federal Savings Bank of Rome, Georgia (pending at May 15, 1995, and currently pending), at an aggregate estimated cost of approximately $622 million in cash, (iii) the acquisitions of American Savings Bank of Florida, F.S.B ("American Savings"), UFC, and Columbia First Bank, FSB ("Columbia") (each of which was pending at May 15, 1995, and is currently pending) for approximately 14.5 million shares of FUNC Common Stock valued at approximately $640 million, (iv) the December 1994 purchase of a DE MINIMUS amount of loans, and the purchase of deposits from Chase Manhattan Bank of Florida, N.A. ("Chase") and Great Western Federal Savings Bank ("Great Western"), which in the aggregate amounted to $1.8 billion, at an aggregate cost of approximately $137 million, and (v) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Association from the Resolution Trust Corporation ("RTC") in the aggregate amount of $640 million, at an aggregate cost of $68 million. Purchases of deposits from Chase, Great Western and the RTC do not constitute a sufficient continuity of operations, and moreover, additional financial data is not available to develop meaningful and reliable pro forma income statement information with respect to such purchases.
    Beginning in the third quarter of 1994 and continuing through the date hereof, FUNC (i) paid $161 million to purchase 3.8 million shares of FUNC Common Stock expected to be issued in connection with the American Savings acquisition, (ii) paid $111 million to purchase 2.5 million shares of FUNC Common Stock expected to be issued in connection with the Corporate Merger, and (iii) FUNC expects to purchase five million shares of FUNC Common Stock for approximately $233 million which are expected to be issued in connection with the Columbia acquisition. Goodwill and deposit base premium of approximately $676 million and $361 million, respectively, are currently expected to result from the Purchase Acquisitions.
(4) The pro forma financial information presented herein does not include the May 30, 1995 announcement that FUNC has entered into an agreement to acquire RS Financial Corp. ("RS Financial"). Under the terms of the agreement, RS Financial stockholders would receive $40.25 worth of FUNC Common Stock for each share of RS Financial common stock. Based on 2,772,300 shares of RS Financial common stock outstanding, the purchase price would be approximately $112 million. RS Financial reported assets of $810 million at March 31, 1995. FUNC expects to purchase up to 50 percent of the shares of FUNC Common Stock expected to be issued in the RS Financial acquisition. The RS Financial acquisition was entered into subsequent to May 15, 1995, and its effect is not material to the pro forma financial information presented herein.
(5) The pro forma adjustment amounts related to the pro forma combined condensed statements of income, reflect a 5.74 percent and 4.08 percent cost of funds for the three months ended March 31, 1995 and the year ended December 31, 1994, respectively, a six-to-ten year straight-line life related to investment securities, a nine-year straight-line life related to loans, a 10-year straight-line life related to premises and equipment and mortgage servicing rights, a 10-year sum-of-the-years digits method related to deposit base premium, and a 25-year straight-line life related to goodwill.
(6) Income per share data has been computed based on the combined historical net income applicable to common stockholders of FUNC, the Purchase Acquisitions and FFB using the historical weighted average shares outstanding of FUNC Common Stock and the weighted average outstanding shares, adjusted to equivalent shares of FUNC Common Stock and of FFB's common stock, as of the earliest period presented.
(7) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between the companies are immaterial, and accordingly, have not been eliminated.
(8) The unaudited pro forma financial information does not include any expenses or restructuring charges related to the FFB Merger or the Purchase Acquisitions. Such after-tax restructuring charges are currently estimated to be $140 million relating to the FFB Merger.
(9) As indicated by the foregoing unaudited pro forma financial information and based solely on combined financial information as of March 31, 1995, upon consummation of the FFB Merger and the Purchase Acquisitions, FUNC's historical net income per common share for the three months ended March 31, 1995 and year ended December 31, 1994, each would have been diluted by 11 percent. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution with respect to the FFB Merger and the Purchase Acquisitions.
                                      UFC
     UFC, a South Carolina corporation, was formed at the direction of United to acquire and hold all of the outstanding capital stock of United. The reorganization into the holding company structure became effective on July 18, 1988. The only activity of UFC is the ownership of United and Home Federal.
     United was formed as a South Carolina-chartered mutual savings and loan association on October 22, 1984, as a result of the merger of Mutual Savings and Loan Association ("Mutual Savings") into Greenwood Savings and Loan Association ("Greenwood Savings"), both of which had their home offices in Greenwood, South Carolina. Greenwood Savings and Mutual Savings were chartered by the State of South Carolina in 1921 and 1924, respectively. On April 2, 1987, United converted to a capital stock savings and loan association through the sale and issuance of 2,034,285 shares of common stock. On November 29, 1988, United converted to a South Carolina-chartered stock savings bank, and on September 28, 1990, United converted to a federally chartered stock savings bank, taking its current name.
     On July 3, 1990, UFC consummated the acquisition of Home Federal upon the conversion of Home Federal from a federal mutual to a federal stock savings bank, resulting in Home Federal being held as a wholly-owned subsidiary of UFC ("Conversion/Acquisition"). The Conversion/Acquisition was accomplished through the sale by UFC of newly-issued shares of UFC Common Stock in a subscription and community offering. A total of 206,659 shares of UFC Common Stock were sold at a price of $9.50 per share in the Conversion/Acquisition. UFC accounted for the Conversion/Acquisition under the purchase method of accounting. The application of the purchase method of accounting resulted in the adjustment of the assets and liabilities of Home Federal based upon their fair values at the close of the Conversion/Acquisition.
     The Banks are members of the Federal Home Loan Bank ("FHLB") System and their savings deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). The Banks are subject to comprehensive regulation, examination and supervision by the OTS and the FDIC.
     The business of the Banks historically consisted of attracting savings deposits from the general public and originating fixed-rate residential mortgage loans. Since 1982 and 1984, United and Home Federal, respectively, have emphasized the origination of adjustable-rate residential mortgage loans, adjustable-rate commercial real estate loans, residential construction loans and consumer loans. Through its subsidiaries, United is also engaged in limited real estate development activities and retail-brokerage activities emphasizing stocks, bonds, mutual funds and insurance products. Financial and other information relating to UFC is set forth in ANNEX A to this Prospectus/Proxy Statement and in UFC's 1995 Annual Report on Form 10-K, a copy of which may be obtained from UFC as indicated under "AVAILABLE INFORMATION".
                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1994 Annual Report on Form 10-K, 1995 First Quarter Report on Form 10-Q, 1995 Annual Meeting Proxy Statement and 1995 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to FUNB-SC and FUNB-NC, FUNC also operates banks in North Carolina, Florida, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, capital markets services, insurance and securities' brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the southeastern and south atlantic regions of the United States. Since November 1985, FUNC has completed 53 banking related acquisitions, including the more significant completed and pending acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings.............................   Florida              3.5 billion    common stock/purchase
FFB..........................................   New Jersey,
                                                Pennsylvania      $ 35.4 billion    common stock and
                                                                                    preferred stock/pooling

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and
" -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. See "THE MERGER -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of March 31, 1995, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $301 million to FUNC. During the first quarter of 1995, FUNC's subsidiaries paid $188 million in cash dividends to FUNC.
     In addition, FUNC and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At March 31, 1995, FUNC's tier 1 and total capital ratios were 7.53 percent and 12.59 percent, respectively. On an FUNC and UFC combined basis, such ratios at March 31, 1995, would have been 7.38 percent and 12.43 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at March 31, 1995, was 6.02 percent. On an FUNC and UFC combined basis, such ratio at March 31, 1995, would have been 5.74 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.74 percent, as of March 31, 1995. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     As of March 31, 1995, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, FUNB-SC, First Union National Bank of Georgia ("FUNB-GA"), First Union National Bank of Florida ("FUNB-FL"), First Union National Bank of Washington, D.C. ("FUNB-DC"), First Union National Bank of Maryland ("FUNB-MD"), First Union National Bank of Tennessee ("FUNB-TN"), First Union National Bank of Virginia ("FUNB-VA") and First Union Home Equity Bank, N.A. ("FUHEB") were as follows:

                                REGULATORY
                                 MINIMUM    FUNB-NC  FUNB-SC  FUNB-GA  FUNB-FL  FUNB-DC  FUNB-MD  FUNB-TN  FUNB-VA  FUHEB
Tier 1 capital ratio.........         4%      7.13     8.24     8.61     7.94    16.55    20.78    12.34     8.97   6.49
Total capital ratio..........         8      10.32    12.40    11.46    10.70    17.83    22.07    13.60    12.80   10.34
Leverage ratio...............       3-5%      6.25     5.75     6.06     5.75     7.11    13.44     7.88     6.95   6.22

     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
  FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  FDICIA
     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA") was enacted, which substantially revises the bank regulatory and funding provisions of the FDI Act and makes revisions to several other federal banking statutes.
                                       42
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     Among other things, the FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     Each of the OCC and the FDIC has adopted substantially identical regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a regulated bank will be (i)
"well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC or the FDIC, as the case may be, to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of March 31, 1995, all of FUNC's subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     The FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and the cessation of receiving deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
     The FDICIA directs that each federal banking agency prescribe standards, in some cases to the extent such agency determines such standards to be appropriate, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and quality, compensation, earnings and stock valuation, and such other standards as the agency deems appropriate.
     The FDICIA also contains a variety of other provisions that may affect the operations of FUNC, including new reporting requirements, regulatory standards or guidelines for real estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not "well capitalized" or are "adequately capitalized" and have not received a waiver from the FDIC. Under regulations relating to the brokered deposit prohibition, all of FUNC's subsidiary banks are "well capitalized" and not subject to the prohibition.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
                                       43
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  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994
(the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE
NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  BHCA LEGISLATION
     Various bills have been introduced into the United States Congress that would repeal in some respects the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHCA prohibiting affiliations between banking organizations and nonbanking organizations. FUNC cannot predict if and when any such legislation or any similar legislation may be enacted.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF FUNC AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share
("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of March 31, 1995, there were 172,069,353 shares of FUNC Common Stock, and no shares of FUNC Preferred Stock or FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. On December 20, 1994, the Board of Directors of FUNC called a series of FUNC Preferred Stock for redemption on March 31,
1995, at an aggregate redemption price of $325 million.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS". Subject to the rights of the holders of any FUNC Preferred Stock and any
FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on
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all matters requiring stockholder action and in the election of directors.
Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of UFC upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC
Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of
FUNC. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
     In the FFB Merger Agreement, upon consummation of the FFB Merger, FUNC agreed to issue three series of FUNC Class A Preferred Stock with terms substantially identical to those of the series of FFB preferred stock to be exchanged therefor. The following is a brief description of the certain terms of the three series of FFB preferred stock.
  FFB SERIES B PREFERRED STOCK
     The FFB Series B Convertible Preferred Stock (the "FFB Series B Preferred Stock") bears a cumulative annual dividend of $2.15 per share, votes as a single class with FFB common stock, has a liquidation preference of $25 per share, is redeemable in whole or in part at the option of FFB at $25 per share plus accrued but unpaid dividends to the the redemption date, and is currently convertible at the option of the holder thereof into 0.7801 of a share of FFB common stock per share, subject to adjustment in certain events. Upon consummation of the FFB Merger, such conversion ratio would be adjusted in accordance with the FFB Merger exchange ratio. Holders of FFB Series B Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of
FFB Series B Preferred Stock, (iii) for FFB to redeem fewer than all shares of FFB Series B Preferred Stock at any time when any dividends thereon have not been paid for past periods, and (iv) with respect to the authorization or creation or increase in the authorized number of shares of any preferred stock ranking on a parity with FFB Series B Preferred Stock.
  FFB SERIES D PREFERRED STOCK
     The FFB Series D Adjustable Rate Cumulative Preferred Stock (the "FFB
Series D Preferred Stock") is non-voting, subject to certain limited exceptions, has a liquidation preference of $100 per share and is redeemable in whole or in part at the option of FFB at a redemption price of $100 per share plus accrued but unpaid dividends to the redemption date. FFB Series D Preferred Stock cannot be converted into any other class of capital stock of FFB. FFB Series D
Preferred Stock bears cumulative dividends at an annual rate (the "applicable rate") equal to .75 percent less than the highest of the three-month U.S. Treasury Bill rate, the U.S. Treasury 10-year constant maturity rate or the U.S. Treasury 20-year constant maturity rate, adjusted quarterly; however, in no event may the applicable rate be less than 6.25 percent or more than 12.75 percent per annum. Holders of FFB Series D Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, and
(ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series D Preferred Stock.
  FFB SERIES F PREFERRED STOCK
     The FFB Series F 10.64% Cumulative Preferred Stock (the "FFB Series F Preferred Stock") bears a cumulative annual dividend rate of 10.64 percent, is non-voting, subject to certain limited exceptions, has a liquidation preference of $1,000 per share and is redeemable in whole or in part at the option of FFB on or after July 1, 1996, at $1,000 per share plus accrued and unpaid dividends to the redemption date. FFB Series F Preferred Stock cannot be converted into any other class of capital stock of FFB. The shares of FFB Series F Preferred Stock are represented by depositary shares, with each depositary share representing a one-fortieth ( 1/40th) interest in a share of FFB Series F Preferred Stock. Holders of the depositary shares are
                                       45
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entitled to all rights and preferences of FFB Series F Preferred Stock proportionate to the ownership interest represented by the number of depositary shares owned by them. Holders of FFB Series F Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, and (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series F Preferred Stock.
RIGHTS PLAN
     Each share of FUNC Common Stock has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00 (the "Rights Exercise Price"), subject to adjustment, after the earlier of: (i) the tenth business day (subject to extension) after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock (an "Acquiring Person"); and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person (in either case, the "Separation Time"). In addition, pursuant to the Second Amendment to the FUNC Rights Agreement, effective as of June 15, 1995, a person may, under circumstances set forth more specifically therein, become an Acquiring Person if it acquires "control" of FUNC within the meaning of the
BHCA. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The Third Amendment to the FUNC Rights Agreement, effective as of June 18, 1995, exempts the grant by FUNC to FFB of an option to purchase up to 19.9 percent of the outstanding shares of FUNC Common Stock (the "FUNC Option"), and the purchase of shares of such common stock pursuant to the FUNC Option, from causing the holder of the FUNC Option or such shares from becoming an Acquiring Person as a result thereof.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common
Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
                                       46
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     The complete terms of the FUNC Rights are set forth in the FUNC Rights
Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document (including the amendments thereto). The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement (including the amendments thereto) can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The Articles and Bylaws of FUNC contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     Two North Carolina "anti-takeover" statutes adopted in 1990, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred
Stock or FUNC Preferred Stock may have an anti-takeover effect.
         CERTAIN DIFFERENCES IN THE RIGHTS OF UFC AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the
NCBCA. UFC is a South Carolina corporation subject to the provisions of the SCBCA. Stockholders of UFC will, upon consummation of the Corporate Merger, become stockholders of FUNC (unless they have perfected dissenters' rights with respect to their shares of UFC Common Stock as described in "THE
MERGERS -- Dissenters' Rights"). The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of FUNC, in addition to the NCBCA.
     Set forth below are certain differences between the rights of a UFC stockholder under UFC's Articles of Incorporation and Bylaws and under the
SCBCA, on the one hand, and the rights of an FUNC stockholder under the Articles and Bylaws of FUNC and under the NCBCA, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL
     UFC. The authorized capital stock of UFC consists of 8,000,000 shares of
UFC Common Stock, $.10 par value per share, and 2,000,000 shares of serial preferred stock, par value $.10 per share. As of March 31, 1995, there were 5,792,528 shares of UFC Common Stock and no shares of preferred stock outstanding.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     UFC. The Articles of UFC may be amended by the vote of the holders of a majority of the outstanding shares of UFC Common Stock, except for Articles VI, VII, VIII, IX, X, XI, XII, XIV, XV and XVI, which require the affirmative vote of two-thirds of the outstanding shares of UFC's Common Stock in order to be amended, and Article XIII (regarding business
                                       47
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combinations with a Related Person, as defined therein), which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote, and two-thirds of such shares, excluding shares deemed beneficially owned by a Related Person. The Bylaws of UFC may be repealed, altered, amended or rescinded by a vote of two-thirds of the UFC Board or by the holders of at least two-thirds of the outstanding shares of capital stock of UFC entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or recision is included in the notice of such meeting).
     FUNC. Under North Carolina law, an amendment to the Articles of FUNC generally requires the recommendation of the Board of Directors and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally requires the approval of either the stockholders or the Board of Directors of FUNC. The Board of Directors of FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the Articles or Bylaws of FUNC require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     UFC. UFC's Articles provide that the UFC Board shall consist of not less than five nor more than 20 members, as set forth in its Bylaws. The Bylaws of
UFC presently set the number of directors at nine persons. The Bylaws of UFC also provide that the UFC Board may appoint one or more Directors Emeriti. The UFC Board is divided into three classes, each as nearly as possible equal in number to the others, with one class being elected annually.
     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 25. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See also "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     UFC. The Articles of UFC provide that no director may be removed except for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose. Whenever the holders of any one or more series of preferred stock of
UFC shall have the right, voting separately as a class, to elect one or more directors, the preceding provision does not apply with respect to the director or directors elected by such preferred stock.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     UFC. UFC's Articles provide for the elimination of personal liability of each director of UFC for monetary damages for breach of fiduciary duty as a director, other than liability for (i) breach of the director's duty of loyalty,
(ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) unlawful distributions or (iv) any transaction in which the director derived an improper personal benefit. If the SCBCA is amended to further eliminate the personal liability of directors, the liability of a director of UFC will be eliminated to the fullest extent permitted by the SCBCA.
     FUNC. FUNC's Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
                                       48
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DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     UFC. South Carolina law generally permits transactions involving a South Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. South Carolina law prohibits loans to directors or the guaranteeing of their obligations by a South Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     UFC. The Articles of UFC provide that special meetings of the stockholders of UFC may be called by the Chairman of the Board, the President or a majority of the UFC Board or as otherwise required by law. The SCBCA provides that a special meeting may be called upon the written request of the holders of at least one-tenth of all the votes entitled to be cast on an issue to be considered at the meeting. A quorum for a meeting of the stockholders of UFC is a majority of the outstanding shares of UFC entitled to vote. Except as provided in UFC's Articles or the SCBCA, a majority of the votes cast is generally required for any action by the stockholders of UFC.
     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in FUNC's Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of
FUNC.
DIRECTOR NOMINATIONS
     UFC. UFC's Articles establish procedures that must be followed for stockholders to nominate persons for election to the UFC Board. Such nominations must be made by delivering written notice to the Secretary of UFC not less than 30 nor more than 90 days prior to the annual meeting at which directors will be elected. However, if less than than 45 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the 15th day after the day on which such notice of the date of the meeting was given. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and
7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of UFC beneficially owned by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by UFC's Articles and the defective nomination will be disregarded.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when
                                       49
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public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     UFC. UFC's Articles establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of UFC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of UFC not less than 30 days nor more than 90 days prior to the meeting. However, if less than 45 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the 15th day after the day on which such notice of the date of the meeting was given. The stockholder proposal must set forth: (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on UFC's books; (iii) the classes and number of shares of UFC stock beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such proposal. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by UFC's
Articles and the defective proposal will not be submitted to the meeting for a vote of the stockholders.
     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLAN; LIMITATIONS ON ACQUISITIONS OF CAPITAL STOCK
     UFC. UFC has not adopted a stockholder rights plan. The Articles of UFC prohibit any person, company or group acting in concert from acquiring beneficial ownership of ten percent or more of UFC Common Stock without the prior approval of all necessary regulatory authorities and prohibit such acquisitions of 15 percent of more of UFC Common Stock unless previously approved by the vote of the holders of at least two-thirds of the outstanding shares of UFC Common Stock at a stockholders' meeting called for such purpose by the vote of at least two-thirds of the directors at a UFC Board meeting called for such purpose. In addition, offers to acquire beneficial ownership of ten percent or more of UFC Common Stock are prohibited unless such an offer has been approved by the vote of at least two-thirds of the UFC Board or the offeror has obtained all necessary regulatory approvals and has furnished to the UFC Board copies of all regulatory filings made in connection with obtaining such approvals. These provisions would not apply to a purchase of UFC Common Stock by an underwriter in connection with a public offering of such stock or by certain employee stock benefit plans.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan". FUNC's Articles have no similar limitations on the acquisitions of its capital stock.
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     UFC. Under the SCBCA, stockholders have the right to inspect and copy certain records of UFC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give UFC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the records he desires to
                                       50
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inspect. The records must be directly connected with the stockholder's purpose.
A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, UFC is required to prepare a stockholder list with respect to such stockholders'
meeting and to make such list available at UFC's principal office or at a place identified in the meeting notice to any stockholder beginning on date on which notice of such meeting is given and continuing through the meeting. Subject to the applicable provisions of the SCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournments thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     UFC. Under South Carolina law, except as otherwise provided below or in the SCBCA, any plan of merger or share exchange involving UFC would require adoption by the UFC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of two-thirds of the outstanding shares. Except as otherwise provided below or in the SCBCA, any sale, lease, exchange or other disposition of all or substantially all of UFC's assets not made in the usual and regular course of business would generally require that the UFC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of two-thirds of the outstanding shares. In accordance with South Carolina law, the submission by the UFC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     In addition to the requirements imposed by the SCBCA, UFC's Articles require the approval of the holders of (i) at least two-thirds of UFC's outstanding shares of voting stock, and (ii) at least two-thirds of UFC's outstanding shares of voting stock, not including shares held by a "Related Person" to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the UFC Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the UFC Board were given, the normal vote requirement of applicable South Carolina law as described above would apply, or, for certain transactions, no stockholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, ten percent or more of the outstanding shares of voting stock of UFC. The provisions of Article XV apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of UFC with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of UFC or any of its subsidiaries to any Related Person (the term "substantial part" is defined to include more than 25 percent of the subsidiaries' total assets); (iii) any sale, lease, exchange, or other transfer by any Related Person to UFC of a substantial part of the assets of the Related Person; (iv) the issuance by UFC to a Related Person of any equity security having a market value of five percent or more of the total market value of the outstanding shares of UFC; (v) the acquisition by UFC of any securities of the Related Person; (vi) any reclassification of the common stock of UFC; and (vii) any agreement, contract or other arrangement providing for any of the transactions described above.
     With respect to a plan of merger, no vote of the stockholders of UFC is required if UFC is the surviving corporation and (i) UFC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of UFC
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immediately before the merger would remain unchanged after the merger, subject to certain exceptions; (iii) each stockholder of UFC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iv) the number of voting shares of UFC stock to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the voting shares of UFC stock immediately before the merger; and (v) the number of shares of UFC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of UFC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange involving FUNC would require adoption by the Board of Directors, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) FUNC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     UFC. South Carolina has two anti-takeover statutes in force. South Carolina's "fair price" statute restricts certain business combinations (E.G., mergers and dispositions of assets of a corporation or any subsidiary having an aggregate market value of ten percent or more of the total market value of the corporation's outstanding stock) between a corporation and an interested stockholder (E.G., a beneficial owner of ten percent or more of the voting power of the outstanding shares of a corporation). The fair price statute generally precludes a corporation from engaging in any business combination with an interested stockholder within two years after the acquisition pursuant to which the stockholder became an interested stockholder, unless either (i) the business combination or the acquisition pursuant to which the interested stockholder became interested was approved by the board of directors before the acquisition,
(ii) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding shares not beneficially owned by the interested stockholder or his affiliates or associates at a meeting called for that purpose at least two years after the acquisition pursuant to which the interested stockholder became interested, or (iii) certain minimum price criteria are satisfied.
     South Carolina's "control share acquisition" statute precludes any person who acquires voting shares in a corporation in excess of specified thresholds of the voting power in the corporation (I.E., 20 percent, 33 1/3 percent, and over 50 percent) from voting the shares held in excess of the applicable threshold, except to the extent voting rights for such shares are granted by resolution approved by the corporation's stockholders. The resolution must be approved by
(i) each voting group entitled to vote separately, (ii) a majority of all votes entitled to be cast by that group, and (iii) a majority of all votes entitled to be cast by that group excluding all interested shares. Interested shares include those shares over which the acquiring person, any
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officer of the corporation, and any employee of the corporation who is also a director may exercise or direct the power to vote.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC.
DISSENTERS' RIGHTS
     UFC. The SCBCA generally provides dissenters' rights for mergers and certain share exchanges that would requires stockholder approval, sales or exchanges of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent. Stockholders of UFC have dissenters' rights in connection with the Corporate Merger. See "THE MERGERS -- Dissenters' Rights".
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     UFC. Under South Carolina law, UFC generally may pay dividends or make other distributions to its stockholders unless (i) UFC would not be able to pay its debts as they become due in the usual course of business, or (ii) UFC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution.
     FUNC. Under North Carolina law, FUNC generally may pay dividends or make other distributions to its stockholders unless after the distribution either:
(i) FUNC would not be able to pay its debts as they become due in the usual course of business, or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory
Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK". VOLUNTARY DISSOLUTION
     UFC. South Carolina law provides that UFC may be dissolved if the UFC Board proposes dissolution and two-thirds of the shares of UFC entitled to vote thereon approves. In accordance with South Carolina law, the UFC Board may condition its submission of a proposal for dissolution on any basis.
     FUNC. North Carolina law provides that FUNC may be dissolved if the Board of Directors of FUNC proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of UFC Common Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of UFC or FUNC. Each holder of
UFC Common Stock who is deemed by UFC to be an affiliate will enter into an agreement with FUNC prior to the Effective Date providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such holder in the Corporate Merger except in compliance with the Securities Act.
This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of UFC.
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                               ADDITIONAL MATTERS
     From time to time FUNB-SC has entered into transactions with certain of the directors of UFC and their affiliates in the ordinary course of business, including, without limitation, maintaining deposit and lending relationships.
                                 LEGAL OPINIONS
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President,
Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
     Sullivan & Cromwell, special counsel for FUNC, has delivered an opinion concerning certain federal income tax consequences of the Corporate Merger. See "THE MERGERS -- Certain Federal Income Tax Consequences". Sullivan & Cromwell regularly performs legal services for FUNC and its subsidiaries. Members of Sullivan & Cromwell performing these legal services own shares of FUNC Common Stock.
     Certain legal matters associated with the Mergers will be passed upon by Breyer & Aguggia, counsel for UFC.
                                    EXPERTS
     The consolidated balance sheet of UFC as of March 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, included in ANNEX A herein and incorporated by reference in UFC's Annual Report on Form 10-K for the year ended March 31, 1995, have been included herein and incorporated by reference herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of UFC as of March 31, 1994 and for each of the two years in the period ended March 31, 1994 included and incorporated by reference in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes and certain investments in debt and equity securities to conform with Statements of Financial Accounting Standards No. 109 and No. 115, respectively), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FUNC's 1994 Annual Report to Stockholders which is incorporated by reference in FUNC's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's financial statements refers to a change in accounting for investments in 1994.
     The consolidated statements of condition of FFB as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FFB's 1994 Annual Report on Form
10-K and incorporated by reference herein, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FFB's financial statements contains an explanatory paragraph that states that FFB changed its methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and certain investments in debt and equity securities in 1993.
                    STOCKHOLDER PROPOSALS TO BE PRESENTED AT
                    1995 ANNUAL MEETING OF UFC STOCKHOLDERS
     In the event that the Merger Agreement is not approved or the Corporate Merger is not consummated, any proposal intended to be presented by a stockholder at the 1995 Annual Meeting of UFC stockholders must have been received by UFC not later than February 23, 1995, to be considered for inclusion in the proxy statement for that meeting. Any such proposal should be mailed to the Secretary of UFC at UFC's main office, 425 Main Street, Greenwood, South Carolina 29646. Inclusion of a stockholder's proposal in that proxy statement is subject to the stockholder's eligibility and compliance with other requirements under the Commission's proxy rules as well as the SCBCA.
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                                                                         ANNEX A
                            UFC FINANCIAL STATEMENTS

Consolidated Balance Sheets...........................................................................................     A-2
Consolidated Statements of Income.....................................................................................     A-3
Consolidated Statements of Stockholders' Equity.......................................................................     A-4
Consolidated Statements of Cash Flows.................................................................................     A-5
Notes to Consolidated Financial Statements............................................................................     A-6
Independent Auditors' Report -- KPMG Peat Marwick LLP.................................................................    A-28
Independent Auditors' Report -- Deloitte & Touche LLP.................................................................    A-29
Management's Discussion and Analysis of Financial Condition and Results of Operations for UFC.........................    A-30

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
                          CONSOLIDATED BALANCE SHEETS

                                                                                                              MARCH 31,
                                                                                                           1995        1994
                                                                                                             (IN THOUSANDS)OF
                                                                                                                      DOLLARS
ASSETS
Cash and amounts due from depository institutions.....................................................   $  7,649    $  8,853
Short-term interest-bearing deposits..................................................................      4,659       6,968
     Total cash and cash equivalents..................................................................     12,308      15,821
INVESTMENT AND MORTGAGE-BACKED SECURITIES:
  Available for sale -- at fair value (amortized cost 1995 -- $50,333; 1994 -- $63,341)...............     47,516      62,086
  Held to maturity -- at amortized cost (fair value 1995 -- $65,678; 1994 -- $82,355).................     68,395      83,795
     Total investment and mortgage-backed securities..................................................    115,911     145,881
LOANS RECEIVABLE, NET:
  Held for sale.......................................................................................      5,756      19,319
  Held for investment -- at cost (less allowance for losses -- $4,961 at March 31, 1995 and $4,504 at
     March 31, 1994)..................................................................................    622,177     484,294
     Total loans receivable, net......................................................................    627,933     503,613
Real estate, net......................................................................................      2,311       5,917
Accrued interest receivable...........................................................................      4,591       3,614
Federal Home Loan Bank stock -- at cost...............................................................      9,227       6,094
Office properties and equipment, net..................................................................      4,705       4,931
Deferred income tax benefit...........................................................................        573         733
Other assets..........................................................................................      4,394       4,622
     Total assets.....................................................................................   $781,953    $691,226
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposit accounts....................................................................................   $556,302    $550,509
  Advances from the Federal Home Loan Bank............................................................    152,232      73,602
  Advances from borrowers for taxes and insurance.....................................................      2,711       1,812
  Accrued interest on deposit accounts................................................................      1,547         938
  Other liabilities...................................................................................      5,846       5,955
     Total liabilities................................................................................    718,638     632,816
Commitments and contingencies (note 14)
STOCKHOLDERS' EQUITY:
  Serial preferred stock; shares authorized -- 2,000,000; none outstanding.
     Common stock ($.10 par value; shares authorized -- 8,000,000; shares issued 1995 -- 6,722,630;
     1994 -- 6,722,630)...............................................................................        672         672
  Additional paid-in capital..........................................................................     17,490      17,489
  Net unrealized loss on investment and mortgage-backed securities available for sale.................     (1,747)       (778)
  Retained income -- substantially restricted.........................................................     50,246      44,375
     Total............................................................................................     66,661      61,758
Less treasury stock, at cost (1995 -- 930,102 shares; 1994 -- 930,702 shares).........................     (3,346)     (3,348)
     Total stockholders' equity.......................................................................     63,315      58,410
     Total liabilities and stockholders' equity.......................................................   $781,953    $691,226

                See notes to consolidated financial statements.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 YEARS ENDED MARCH 31,
                                                                                            1995         1994         1993
                                                                                           (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                                                         SHARE
                                                                                                AND PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans................................................................................   $  44,669    $  39,652    $  41,363
  Mortgage-backed securities...........................................................       5,727        5,013        4,961
  Investment securities................................................................       2,417        1,847        1,550
  Other investments....................................................................         242          335          575
     Total interest income.............................................................      53,055       46,847       48,449
INTEREST EXPENSE:
  Deposits.............................................................................      23,943       22,726       24,781
  Borrowed money.......................................................................       6,286        3,336        2,948
     Total interest expense............................................................      30,229       26,062       27,729
Net interest income....................................................................      22,826       20,785       20,720
Provision for loan losses..............................................................         735        1,275        2,585
     Net interest income after provision for loan losses...............................      22,091       19,510       18,135
OTHER INCOME (EXPENSE):
  Loan-servicing fees..................................................................         826          655          579
  Service fees on deposits.............................................................       1,386        1,115          920
  Fees for other financial services provided...........................................       1,583        1,475        1,016
  Real estate operations, net..........................................................         494       (1,213)      (1,193)
  Gain on sale of investment and mortgage-backed securities and loans..................         244        1,300        1,228
     Total other income, net...........................................................       4,533        3,332        2,550
GENERAL AND ADMINISTRATIVE EXPENSES:
  Salaries and employee benefits.......................................................       7,888        6,263        5,659
  Occupancy and equipment expense......................................................       2,299        2,177        1,958
  Deposit insurance premiums...........................................................       1,243        1,103        1,029
  Advertising and business promotion...................................................         382          379          359
  Other general and administrative expenses............................................       3,760        2,962        2,973
     Total general and administrative expenses.........................................      15,572       12,884       11,978
Income before income taxes and cumulative effect of a change in accounting principle...      11,052        9,958        8,707
Income tax expense.....................................................................       4,139        3,638        3,196
Net income before cumulative effect of a change in accounting principle................       6,913        6,320        5,511
Cumulative effect of a change in accounting principle..................................          --        1,210           --
Net income.............................................................................   $   6,913    $   7,530    $   5,511
Earnings per common and common equivalent share (1)
  Income before cumulative effect of a change in accounting principle..................   $    1.11    $    1.04    $     .92
  Cumulative effect of a change in accounting principle................................          --          .20           --
Net income per share...................................................................   $    1.11    $    1.24    $     .92
Weighted average number of common and common equivalent shares
  outstanding (1)......................................................................   6,210,311    6,095,743    5,988,952

(1) Adjusted to reflect the three-for-two common stock split distributed on July 2, 1993, and the two-for-one common stock split distributed on May 31, 1994.
                See notes to consolidated financial statements.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                NET UNREALIZED
                                                                                    LOSS ON
                                                                                INVESTMENTS AND
                                                                                MORTGAGE-BACKED
                                                                  ADDITIONAL      SECURITIES
                                           COMMON STOCK ISSUED     PAID-IN         AVAILABLE       RETAINED      TREASURY STOCK
                                            SHARES      AMOUNT     CAPITAL         FOR SALE         INCOME     SHARES     AMOUNT
                                                       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
BALANCE AT MARCH 31, 1992...............   2,240,944     $224      $ 17,941         $    --        $ 32,915    321,271    $(3,487)
  Net income............................          --       --            --              --           5,511         --         --
  Treasury stock sold...................          --       --            --              --              --     (3,750)        60
  Exercise of stock options.............          --       --            --              --              --     (1,000)        11
  Cash dividends paid ($.13 per share)
     (1)................................          --       --            --              --            (731)        --         --
  Three-for-two common stock
     split..............................   1,120,371      112          (112)             --              --    158,260         --
BALANCE AT MARCH 31, 1993...............   3,361,315      336        17,829              --          37,695    474,781     (3,416)
  Net income............................          --       --            --              --           7,530         --         --
  Net unrealized loss on
     investments and mortgage-
     backed securities
     available-for-sale.................          --       --            --            (778)             --         --         --
  Exercise of stock options.............          --       --            (4)             --              --     (9,430)        68
  Cash dividends paid
     ($.15 per share) (1)...............          --       --            --              --            (850)        --         --
  Two-for-one common stock
     split..............................   3,361,315      336          (336)             --              --    465,351         --
BALANCE AT MARCH 31, 1994...............   6,722,630      672        17,489            (778)         44,375    930,702     (3,348)
  Net income............................          --       --            --              --           6,913         --         --
  Net unrealized loss on
     investments and mortgage-
     backed securities
     available-for-sale.................          --       --            --            (969)             --         --         --
  Exercise of stock options.............          --       --             1              --              --       (600)         2
  Cash dividends paid
     ($.18 per share)...................          --       --            --              --          (1,042)        --         --
BALANCE AT MARCH 31, 1995...............   6,722,630     $672      $ 17,490         $(1,747)       $ 50,246    930,102    $(3,346)

(1) Adjusted to reflect the three-for-two common stock split distributed on July 2, 1993, and the two-for-one common stock split distributed on May 31, 1994.
                See notes to consolidated financial statements.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     YEARS ENDED MARCH 31,
                                                                                                 1995        1994         1993
                                                                                                   (IN THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES:
  Net income................................................................................   $  6,913    $   7,530    $  5,511
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Cumulative effect of a change in accounting principle...................................         --       (1,210)         --
    Increase (decrease) in deferred loan fees...............................................       (244)          79         208
    Provision for losses on loans and real estate owned.....................................        697        2,360       3,645
    Unrealized (gain) loss on loans held for sale...........................................        (76)         154          --
    (Gain) loss on sale of:
      Investments and mortgage-backed securities and loans, net.............................       (168)      (1,300)     (1,228)
      Real estate owned, net................................................................       (546)        (140)        (45)
      Office properties and equipment, net..................................................         (2)           3          (8)
    Depreciation and amortization...........................................................      1,046          945       1,220
    LOANS HELD FOR SALE:
      Originations..........................................................................    (35,074)    (125,152)    (82,486)
      Purchases.............................................................................    (27,228)     (53,262)         --
      Sales.................................................................................     76,118      170,731      82,164
    Decrease (increase) in other assets.....................................................          2       (3,589)        740
    Increase (decrease) in accrued and other liabilities....................................      1,399        2,651      (2,098)
      Net cash provided by (used in) operating activities...................................     22,837         (200)      7,623
INVESTING ACTIVITIES:
  Proceeds from maturities of investments available for sale................................         31           --          --
  Proceeds from maturities of investments held to maturity..................................      6,757        5,897      14,850
  Proceeds from sale of investments available for sale......................................      5,395           --          --
  Proceeds from sale of investments held to maturity........................................         --        5,117       1,946
  Proceeds from sale of mortgage-backed securities available for sale.......................      8,907           --      14,133
  Proceeds from sale of mortgage-backed securities held to maturity.........................         --       10,024       2,645
  Purchase of investments available for sale................................................     (7,243)          --          --
  Purchase of investments held to maturity..................................................     (2,034)     (18,522)    (24,579)
  Principal repayments on mortgage-backed securities available for sale.....................      5,767           --          --
  Principal repayments on mortgage-backed securities held to maturity.......................     10,303       24,862      28,563
  Purchases of mortgage-backed securities...................................................         --      (84,822)    (14,227)
  Principal repayments on loans held for investment.........................................    115,775      199,251     131,964
  Loan originations.........................................................................   (198,510)    (213,158)   (169,351)
  Loan purchases............................................................................    (56,371)      (6,403)         --
  Purchases of Federal Home Loan Bank stock.................................................     (3,133)        (885)       (324)
  Disposal of assets, principally real estate owned.........................................      4,931        4,773       2,905
  Acquisition of office properties and equipment, net.......................................       (309)      (1,208)       (913)
    Net cash used in investing activities...................................................   (109,734)     (75,074)    (12,388)
FINANCING ACTIVITIES:
  Net increase in deposits..................................................................      5,793       39,770      22,771
  Proceeds from FHLB advances...............................................................    434,783      129,900      46,100
  Repayment of FHLB advances................................................................   (356,153)    (107,722)    (46,806)
  Proceeds from reverse repurchase agreements...............................................      5,570           --          --
  Repayment of reverse repurchase agreements................................................     (5,570)          --          --
  Dividends paid............................................................................     (1,042)        (850)       (731)
  Treasury stock transactions...............................................................          3           64          71
    Net cash provided by financing activities...............................................     83,384       61,162      21,405
Net increase (decrease) in cash and cash equivalents........................................     (3,513)     (14,112)     16,640
Cash and cash equivalents at beginning of year..............................................     15,821       29,933      13,293
Cash and cash equivalents at end of year....................................................   $ 12,308    $  15,821    $ 29,933
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
    Interest................................................................................   $ 29,620       25,987      28,216
    Income taxes............................................................................      2,209        3,461       3,700
  Loans foreclosed or in-substance foreclosed...............................................        734        3,105       5,908
  Loans securitized into mortgage-backed securities.........................................     45,569      168,642      83,917

                See notes to consolidated financial statements.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1995, 1994 AND 1993
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     United Financial Corporation of South Carolina, Inc. ("Corporation") is a multiple savings bank holding company whose subsidiaries are primarily engaged in the business of accepting savings and demand deposits insured by the Federal Deposit Insurance Corporation, and providing mortgage, consumer, and commercial loans to the general public. The following is a description of the more significant accounting policies which the Corporation follows in preparing and presenting its consolidated financial statements.
     PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, United Savings Bank, FSB, and Home Federal Savings Bank, FSB, (collectively, "the Banks") and the Banks' subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.
     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks and federal funds sold.
     RESTRICTIONS ON CASH -- The Corporation is required by regulation to maintain a varying cash reserve balance with the Federal Reserve System. The daily average calculated cash reserve required as of March 31, 1995 and 1994, is $1,022,000 and $976,000, respectively, all of which was satisfied by vault cash.
     SECURITIES -- The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," effective March 31, 1994. Under the Statement, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading securities are classified as "available-for-sale" securities and reported at fair value with unrealized gains and losses net of income taxes excluded from earnings and reported as a separate component of stockholders' equity. Transfers of securities between classifications will be accounted for at fair value. Concurrent with the adoption of the Statement, management reevaluated its intent with respect to its portfolio and, accordingly, reclassified certain investments and mortgage-backed securities to available-for-sale securities which resulted in a decrease in stockholders' equity of $778,000 (net of $477,000 deferred tax effects). No securities have been classified as trading securities.
     Prior to adoption of SFAS 115, securities were classified as held for investment when future events that could be reasonably foreseen, and would lead to a sale, were considered to be unlikely. Debt securities classified as held-for-sale and equity securities were recorded at the lower of aggregate cost or market value. Unrealized valuation losses for debt securities held for sale or recovery of previously recorded unrealized valuation losses were recorded in the statement of income in the period incurred. Unrealized valuation losses for equity securities, if any, were excluded from income and reported as adjustments to stockholders' equity. Transfers of securities between classifications were recorded at the lower of cost or market.
     Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gain or loss on the sale of securities is based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
     LOANS -- Loans held for investment are recorded at cost. Mortgage loans consist principally of conventional 1-4 family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, second mortgage loans, automobile and other personal loans.
     In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
     Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.
                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     INTEREST INCOME ON LOANS -- Interest on loans is accrued monthly based on the principal amount outstanding. The Corporation places loans on non-accrual status when they became greater than ninety days delinquent. When a loan is placed in non-accrual status, all accrued interest receivable is reversed as a charge against income. When interest is received it is recognized as a principal reduction or interest income based upon management's determination of the loans' ultimate collectibility. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt.
     LOAN FEES AND DISCOUNTS. The net of loan origination fees received and certain direct costs incurred in the origination of loans is deferred and amortized to interest income over the contractual life of the loans adjusted for actual principal prepayments using a method approximating the interest method.
     LOAN COMMITMENT FEES. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and if the commitment is exercised, is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the deferred amount is recognized upon expiration of the commitment.
     LOAN SALES. The Corporation sells certain whole and participating interests in real estate loans and retains servicing thereon when the loans do not meet the Corporation's portfolio criteria. The Corporation does not recognize gains or losses on loan sales if the loans sold have the same approximate average interest rate, adjusted for normal servicing costs, as the contractual yield to the purchaser. However, gains or losses are recognized if at the time of sale the average interest rate on the loans sold, adjusted for normal servicing costs, differs from the agreed yield to the purchaser. Gains or losses on such loan sales are determined based on the present value of the difference between estimated future receipts and expected normal servicing fees. The carrying value of the resulting asset (in the case of a gain) is reviewed periodically and, if necessary, adjustments are charged to income to reflect changes in the repayments of the serviced loans. Such adjustments, if any, are determined on a disaggregated basis using the discount rate inherent in the original present value calculation. Such assets are amortized over the estimated lives of the serviced loans using the level yield method.
     ALLOWANCE FOR LOAN LOSSES -- The Corporation provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance. Additions to the allowance for possible loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, the borrowers' ability to repay from other economic resources, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Allowances for loan losses are subject to periodic review by various regulatory authorities and may be adjusted upon their examination.
     The Financial Accounting Standards Board recently issued Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS 114), which addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. SFAS 114 applies to financial statements for fiscal years beginning after December 15, 1994. Management determined that SFAS 114 will not be applied early; implementation of SFAS 114 is not expected to have any material impact on the financial condition or results of operations.
     REAL ESTATE -- Real estate acquired in settlement of loans represents real estate acquired through foreclosure and is initially recorded at the lower of cost (principal balance of the former mortgage loan less any specific valuation allowances) or estimated fair value less costs to sell. Subsequent improvements are capitalized. Costs of holding real estate, such as property taxes, insurance, maintenance and interest expense, less related revenues during the holding period, are expensed as period costs. Market values of real estate acquired in settlement of loans are reviewed regularly, and allowances for possible
                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued losses are established when the carrying values of real estate acquired in settlement of loans exceeds fair values less estimated costs to sell.
     The Corporation records loans as insubstance foreclosures if the borrower has little or no equity in the collateral based upon its current fair value, proceeds for repayment of the loan can be expected to be generated only through the operation or sale of the collateral, and the borrower has effectively abandoned control of the collateral or has continued to retain control of the collateral but because of the current financial status of the borrower, it is doubtful the borrower will be able to repay the loan in the foreseeable future.
     Gains on the sale of real estate are recorded at the time of sale provided certain criteria relating to property type, cash down payment, loan terms and other factors are met. If these criteria are not met at the date of sale, the gain is deferred and recognized using the installment or cost recovery method until they are satisfied, at which time the remaining deferred gain is recorded as income. If the Corporation's continuing investment does not meet the criteria for recording a sale, then the purchaser's payments are recorded using the deposit method.
     PREMISES AND EQUIPMENT -- Premises and equipment are presented at cost, net of accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are provided principally on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are twenty-five to forty years for buildings and improvements and generally three to ten years for furniture, fixtures and equipment.
     The cost of maintenance and repairs is charged to expense as incurred and improvements, and other expenditures which materially increase property lives are capitalized. The costs and accumulated depreciation applicable to premises and equipment retired or otherwise disposed of are eliminated from the related accounts, and any resulting gains or losses are credited or charged to income.
     PURCHASED MORTGAGE SERVICING RIGHTS -- Mortgage servicing rights acquired in connection with mortgage banking activities are capitalized (included in other assets on the balance sheet) and amortized over the estimated life of the loans serviced using the level yield method. The carrying value of the asset is reviewed periodically for recoverability based on discounted estimated cash flows and, if necessary, adjustments are charged to income to reflect changes in estimated loan prepayments.
     INCOME TAXES -- The Corporation and its subsidiaries file a consolidated federal income tax return. Separate state income tax returns must be filed for each subsidiary.
     The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, effective April 1, 1993. The adoption of SFAS 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. The cumulative effect of adopting SFAS No. 109 on the Corporation's financial statements was to increase income by $1,210,000 ($.20 per share) for the year ended March 31, 1994. The net deferred tax asset at April 1, 1993 determined in accordance with SFAS No. 109 ($965,000) included deferred tax liabilities totaling $365,000 resulting from adjustments of assets and liabilities of a business previously acquired from net-of-tax to pretax amounts. Accordingly, this amount is not included in the cumulative effect reported in the 1994 statement of income. The adoption of SFAS 109 did not materially impact income before income taxes or the components of income tax expense for the year ended March 31, 1994. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.
     Under SFAS 109, deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss carryforwards. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year that begins after December 31, 1987 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes. Under the deferred method, for years ended prior to April 1, 1993, deferred taxes were recognized for income and expenses reported in different periods for financial statement and income tax purposes and no deferred taxes were provided for changes in book or tax basis bad debt reserves.
                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     PENSION COSTS -- The Corporation determines periodic pension cost of the defined benefit pension plan to include the cost of benefits earned during the current period and an interest cost on the projected benefit obligation, reduced by the earnings on assets held by the retirement plan and amortization of the plan's unrecognized net transition cost over 21 years. The projected unit credit method is used for the actuarial determination of pension expense.
     COMMON STOCK SPLITS -- On May 18, 1993, the Corporation's Board of Directors approved a three-for-two common stock split and on April 11, 1994, approved a two-for-one stock split. All share and per share information presented throughout the financial statements have been restated to reflect the effect of the stock splits.
     EARNINGS PER SHARE -- Earnings per share is based on the weighted average number of common shares outstanding, plus for the years ended March 31, 1995, 1994 and 1993, the shares that would be outstanding assuming exercise of dilutive stock options, which are considered to be common stock equivalents (See
Note 14). All earnings per share data has been restated to reflect the common stock splits described above.
     RECLASSIFICATIONS -- Certain amounts, previously reported, which had no effect on stockholders' equity or net income, have been reclassified to state all periods on a comparable basis.
NOTE 2 -- INVESTMENT AND MORTGAGE-BACKED SECURITIES
     AVAILABLE FOR SALE -- The amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available for sale consisted of the following (in thousands of dollars):

                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
MARCH 31, 1995                                              COST         GAINS         LOSSES       VALUE
Marketable equity securities...........................    $ 9,144      $     16       $  144      $ 9,016
U.S. Treasury obligations..............................        952             6           --          958
U.S. agency obligations................................      5,039             2           36        5,005
Mortgage-backed securities:
  FNMA securities......................................      4,386            --          362        4,024
Collateralized mortgage obligations....................     30,812            --        2,299       28,513
Total..................................................    $50,333      $     24       $2,841      $47,516

                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
MARCH 31, 1994                                              COST         GAINS         LOSSES       VALUE
Marketable equity securities...........................    $13,325        $116         $   97      $13,344
Mortgage-backed securities:
  FNMA securities......................................      4,697          --            319        4,378
Collateralized mortgage obligations....................     45,319         114          1,069       44,364
Total..................................................    $63,341        $230         $1,485      $62,086

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 2 -- INVESTMENT AND MORTGAGE-BACKED SECURITIES -- Continued
     HELD TO MATURITY -- The amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities held to maturity consisted of the following (in thousands of dollars):

                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
MARCH 31, 1995                                              COST         GAINS         LOSSES       VALUE
Investment securities:
  U.S. Treasury obligations............................    $ 2,522      $     --       $   41      $ 2,481
  U.S. agency obligations..............................     13,840            --          582       13,258
Total investment securities............................     16,362            --          623       15,739
Mortgage-backed securities:
  FNMA securities......................................     26,508            32        1,102       25,438
  FHLMC securities.....................................     24,643            44        1,021       23,666
  GNMA securities......................................        882            --           47          835
Total mortgage-backed securities.......................     52,033            76        2,170       49,939
Total..................................................    $68,395      $     76       $2,793      $65,678

                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
MARCH 31, 1994                                              COST         GAINS         LOSSES       VALUE
Investment securities:
  U.S. Treasury obligations............................    $ 3,036        $  1         $   15      $ 3,022
  U.S. agency obligations..............................     14,045          31            386       13,690
  Corporate debt.......................................      3,854         186             --        4,040
Total investment securities............................     20,935         218            401       20,752
Mortgage-backed securities:
  FNMA securities......................................     30,929         157            763       30,323
  FHLMC securities.....................................     30,875         138            757       30,256
  GNMA securities......................................      1,056          --             32        1,024
Total mortgage-backed securities.......................     62,860         295          1,552       61,603
Total..................................................    $83,795        $513         $1,953      $82,355

     The amortized cost and fair value of securities at March 31, 1995, by contractual maturity, follow (in thousands of dollars):

                                                            AVAILABLE FOR SALE       HELD TO MATURITY
                                                           AMORTIZED     FAIR      AMORTIZED     FAIR
                                                             COST        VALUE       COST        VALUE
Due in one year or less.................................    $ 1,949     $ 1,957     $ 3,000     $ 2,960
Due after one year......................................      4,042       4,006      13,362      12,779
Marketable equity securities............................      9,144       9,016          --          --
Total investment securities.............................     15,135      14,979      16,362      15,739
Mortgage-backed securities..............................      4,386       4,024      52,033      49,939
Collateralized mortgage obligations.....................     30,812      28,513          --          --
Total...................................................    $50,333     $47,516     $68,395     $65,678

     Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 2 -- INVESTMENT AND MORTGAGE-BACKED SECURITIES -- Continued
     The mortgage-backed securities held at March 31, 1995 mature between five and 30 years. The actual lives of these securities may be shorter as a result of prepayments.
     Proceeds from sales of investments available for sale for the year ended March 31, 1995, were $5,395,000 resulting in a gross realized loss of $9,000. Proceeds from sales of mortgage-backed securities available for sale were $8,907,000 resulting in gross realized gains of $14,000 and gross realized losses of $14,000.
     There were no sales of investment or mortgage-backed securities held to maturity for the year ended March 31, 1995. Proceeds from sales of investment securities held to maturity were $5,117,000 and $1,946,000 resulting in gains of $22,000 and $16,000 for fiscal 1994 and 1993, respectively. Proceeds from sales of mortgage-backed securities held for long-term investment for the years ended March 31, 1994 and 1993, were $10,024,000 and $2,645,000, respectively, resulting in gains of $206,000 and $17,000, respectively. No material losses were incurred. All other mortgage-backed securities sold during such periods represented loans held for sale in connection with mortgage banking activities that were securitized prior to sale.
     The Corporation's investments in mortgage-backed securities include (1) principal and interest amortizing pass-through securities issued or guaranteed by FHLMC, FNMA or GNMA and (2) collateralized mortgage obligations (CMOs). The Corporation invests in CMOs as a part of its efforts to manage interest rate risk. The Corporation does not invest in CMO residuals, interest only securities, principal only securities or zero coupon bonds. CMOs are subject to greater regulatory scrutiny. Regulatory examiners could seek orderly divestiture of high-risk CMOs, as defined by the Office of Thrift Supervision (OTS). The Corporation has classified all CMO securities as available for sale. All of the Corporation's CMO securities were non high-risk securities, as defined by OTS, at the time of purchase and all CMO securities were non high-risk securities at March 31, 1995, with the exception of one security, the book value and fair market value of which were $2,833,000 and $2,490,000, respectively. Interest will be accrued on this security during the coming year at an effective yield of 6.75%. At March 31, 1995, the book value and fair market value of non-high-risk CMO securities were $27,979,000 and $26,023,000, respectively.
     Investment and mortgage-back securities totaling approximately $30.1 million ($29.4 million market value) at March 31, 1995, were pledged as collateral for certain deposit accounts.
     The unrealized holding loss net of related income tax effects on available for sale securities included in stockholders' equity increased from $778,000 at March 31, 1994, to $1,747,000 at March 31, 1995.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 3 -- LOANS RECEIVABLE, NET
     Loans receivable held for investment consisted of the following (in thousands of dollars):

                                                                          MARCH 31,
                                                                       1995        1994
Type of loan:
  Mortgage loans:
     Fixed-rate residential.......................................   $ 80,428    $ 67,972
     Fixed-rate commercial........................................     18,044      20,813
     Adjustable-rate residential..................................    388,542     287,165
     Adjustable-rate commercial...................................     42,800      36,407
     Interim construction loans...................................     51,176      36,215
       Total real estate loans....................................    580,990     448,572
Consumer and commercial loans:
  Consumer loans..................................................     44,334      32,573
  Commercial loans................................................        714          74
  Lines of credit.................................................     27,868      25,280
       Total consumer and commercial loans........................     72,917      57,927
       Total......................................................    653,907     506,499
Add (less):
  Undisbursed portion of interim construction loans...............    (26,682)    (17,417)
  Allowance for loan losses.......................................     (4,961)     (4,504)
  Deferred loan origination fees, net.............................        (87)       (284)
Total.............................................................   $622,177    $484,294
Weighted-average interest rate of loans...........................       7.82%       7.52%

     First mortgage loans are net of whole loans and participation loans serviced for others which totaled approximately $315,923,000, $271,960,000, and $179,433,000 at March 31, 1995, 1994, and 1993, respectively. Generally, the Banks sell loans in the secondary market without recourse. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from investors as well as certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Banks held borrowers' escrow balances of $1,810,000, $1,537,000, and $830,000 at March 31, 1995, 1994, and 1993, respectively.
     Adjustable rate mortgage loans totaled $431,342,000 and $323,572,000 at March 31, 1995 and 1994, respectively. At March 31, 1995, $181,207,000 of such loans are subject to rate adjustment within one year with the remaining loans scheduled for rate adjustment within five years. Rates are indexed principally to Treasury security rates that coincide with the rate adjustment frequency plus a minimum of 275 basis points. There are no established interest rate ceilings or floors associated with such loans; however, the maximum that rates can be adjusted is generally 200 basis points (100 basis points for loans with rate adjustments every three or five years) to a maximum of 600 basis points from the original lending rate.
     The Corporation originates commercial and non-residential real estate loans which totaled $61,558,000 and $57,294,000 at March 31, 1995 and 1994,
respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. At March 31, 1995, commercial real estate loans consisted of $18,618,000 collateralized by multi-family residential property, $8,973,000 collateralized by undeveloped land, $21,959,000 collateralized by business property and $10,298,000 collateralized by other commercial property.
     Commercial real estate loans include loans which generally are used by the borrower for acquisition, development and construction purposes. Often the loan arrangements require the Corporation to provide, from the loan proceeds, amounts sufficient for payment of loan fees and anticipated costs during acquisition, development or construction, including interest.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 3 -- LOANS RECEIVABLE, NET -- Continued
The Corporation does not participate in ownership or profits of any real estate activities that it finances. This type of lending is considered by management to have unusually high risks because the borrower may have little or no equity investment in the acquisition, development or construction project. Such loans totaled $6,769,000 and $4,212,000 at March 31, 1995 and 1994, respectively, which amounted to approximately 1.04% and 0.83% respectively, of the Corporation's gross loan portfolio.
     At March 31, 1995, 1994, and 1993, loans which were accounted for on a non-accrual basis or were contractually past due 90 days or more totaled approximately $2,032,000, $2,511,000 and $4,535,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended March 31, 1995, 1994, and 1993, the Corporation recognized interest income on loans past due 90 days or more totaling, $78,000, $120,000 and $228,000, respectively. Under the original terms of these loans, the Corporation would have recognized interest income of approximately, $203,000, $236,000 and $441,000, respectively.
     The changes in the allowance for loan losses consisted of the following (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                             1995      1994      1993
Balance, beginning of year...............................................   $4,504    $3,780    $2,858
Charge-offs during the year, net of recoveries...........................     (279)     (551)   (1,663)
Provision for losses.....................................................      736     1,275     2,585
Balance, end of year.....................................................   $4,961    $4,504    $3,780

     Directors and officers of the Corporation and the Banks are customers of the Corporation in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers except that prior to December 1990, reduced interest rates were provided and origination fees were waived for officers. As a result of regulatory changes during 1990, reduced interest rates and fees are no longer available to directors and officers. Loans at March 31, 1995, 1994 and 1993, respectively, to officers and directors of the Corporation and the Banks are summarized as follows (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                             1995      1994      1993
Balance, beginning of year...............................................   $2,237    $2,437    $2,622
New loans................................................................      424       878       769
Repayments...............................................................     (245)   (1,078)     (954)
Balance, end of year.....................................................   $2,416    $2,237    $2,437

     Under the present regulations, the Banks may not, after August 9, 1989, make loans to one borrower in excess of 15% of unimpaired capital. At March 31, 1995, the Banks were in compliance with this regulation.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 4 -- REAL ESTATE
     Real estate is summarized as follows (in thousands of dollars):

                                                                                         MARCH 31,
                                                                                       1995      1994
Loans in-substance foreclosed......................................................   $1,440    $3,252
Real estate acquired through foreclosure...........................................    1,212     3,239
Real estate held for sale..........................................................      521       630
Total..............................................................................    3,174     7,121
Less allowance for losses..........................................................     (863)   (1,204)
Total..............................................................................   $2,311    $5,917

     The following is a summary of income and expenses of real estate operations (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                            1995     1994       1993
Income from disposition and rental of real estate acquired through
  foreclosure, net.......................................................   $662    $   171    $   118
Provision for loss on real estate........................................     38     (1,085)    (1,060)
Expenses of holding real estate acquired through foreclosure.............   (206)      (299)      (251)
Income over (under) expenses.............................................   $494    $(1,213)   $(1,193)

     The changes in the allowance for losses on real estate consisted of the following (in thousands of dollars):

                                                                              YEAR ENDED MARCH 31,
                                                                            1995      1994      1993
Allowance, beginning of year............................................   $1,204    $  905    $ 1,450
Provision for losses charged (credited) to operations...................      (38)    1,085      1,060
Charge-offs during year, net............................................     (303)     (786)    (1,605)
Allowance, end of year..................................................   $  863    $1,204    $   905

NOTE 5 -- ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable is summarized as follows (in thousands of dollars):

                                                                                         MARCH 31,
                                                                                       1995      1994
Loans receivable...................................................................   $3,510    $2,525
Mortgage-backed securities.........................................................      619       753
Investments........................................................................      462       336
Total accrued interest receivable..................................................   $4,591    $3,614

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 6 -- OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are summarized as follows (in thousands of dollars):

                                                                                         MARCH 31,
                                                                                       1995      1994
Land and land improvements.........................................................   $1,067    $1,067
Office buildings...................................................................    5,678     5,554
Furniture, fixtures and equipment..................................................    4,092     4,071
Total..............................................................................   10,837    10,692
Accumulated depreciation...........................................................   (6,132)   (5,761)
Office properties and equipment, net...............................................   $4,705    $4,931

NOTE 7 -- OTHER ASSETS
     Other assets consisted of the following (in thousands of dollars):

                                                                                         MARCH 31,
                                                                                       1995      1994
Excess servicing fees..............................................................   $1,584    $1,625
Purchased mortgage servicing rights................................................      761       581
Other..............................................................................    2,049     2,416
Total..............................................................................   $4,394    $4,622

     For the years ended March 31, 1995, 1994 and 1993, the Banks capitalized $445,000, $1,330,000, and $818,000, respectively, in excess servicing fees. Amortization of $486,000 and $102,000 was recorded for fiscal 1995 and 1993, respectively. For fiscal 1994, amortization and other adjustments were $690,000, including a $313,000 adjustment to income as a result of a review of the carrying value of excess servicing fees to reflect the effect of accelerated loan repayments. The Corporation acquired mortgage servicing rights in conjunction with its mortgage banking activities for the years ended March 31, 1995 and 1994. The Banks capitalized $301,000 and $610,000, respectively, of these rights and recorded amortization of $121,000 and $29,000, respectively. These excess servicing fees and rights are being amortized over the expected lives of the underlying loans.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 8 -- DEPOSIT ACCOUNTS
     Deposit accounts are as follows (in thousands of dollars):

                                                                            MARCH 31,
                                                                   1995                    1994
                                                                       WEIGHTED                WEIGHTED
                                                                       AVERAGE                 AVERAGE
                                                            AMOUNT       RATE       AMOUNT       RATE
Account type:
  NOW accounts..........................................   $ 35,797      1.71%     $ 25,340      1.77%
  Money market deposit accounts.........................     37,942      3.36        62,773      3.32
  Passbook accounts.....................................     31,425      2.53        36,716      2.61
  Non-interest bearing demand deposits..................      9,281        --        18,702        --
Total transaction and passbook accounts.................    114,444      2.36       143,531      2.09
Savings certificates:
  Jumbo (over $100,000).................................     63,247      5.91        46,193      4.16
  Fixed-rate............................................    310,687      5.20       267,204      4.32
  Variable-rate.........................................     67,924      6.89        93,581      6.72
Total savings certificates..............................    441,858      5.56       406,978      4.86
Total...................................................   $556,302      4.90%     $550,509      4.13%

                                                                                      MARCH 31,
                                                                                   1995        1994
Maturity date of savings certificates:
  Within one year.............................................................   $276,360    $277,011
  After one but within two years..............................................     90,419      55,108
  After two but within three years............................................     37,778      26,526
  Thereafter..................................................................     37,301      48,333
Total certificate account.....................................................   $441,858    $406,978

     Interest expense on deposits consisted of the following (in thousands of dollars):

                                                                            YEAR ENDED MARCH 31,
                                                                         1995       1994       1993
Account type:
  NOW accounts and money market deposit accounts.....................   $ 1,977    $ 2,070    $ 2,102
  Passbook accounts..................................................       823        860        882
  Certificate accounts...............................................    21,143     19,796     21,797
Total interest expense on deposits...................................   $23,943    $22,726    $24,781

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 9 -- ADVANCES FROM FEDERAL HOME LOAN BANK
     Advances from the Federal Home Loan Bank (FHLB) consisted of the following (in thousands of dollars):

                                                                                       MARCH 31,
                                                                                    1995       1994
Contractual Maturity
Within one year -- Fixed rate..................................................   $121,135    $26,900
                 -- Adjustable rate............................................     17,600     16,000
Two years -- Fixed rate........................................................      6,500     16,100
Three years -- Fixed rate......................................................         --      6,500
More than five years -- Fixed rate.............................................      6,997      8,102
Total..........................................................................   $152,232    $73,602
Weighted average rate..........................................................       6.16%      4.72%

     The Banks pledge as collateral for these borrowings their Federal Home Loan Bank Stock and have entered into blanket collateral agreements with the Federal Home Loan Bank whereby the Banks maintain free of other encumbrances, qualifying mortgages (as defined) with a book value of at least 155% of total advances.
NOTE 10 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     During the year ended March 31, 1995, the Corporation had reverse repurchase agreements outstanding from December 1994, through March 1995. The securities underlying the agreements were held by the dealer who arranged the transaction. The average balance of such agreements during this period was $2.8 million. There were no outstanding agreements at March 31, 1995 or 1994. Interest expense on reverse repurchase agreement was $70,000 for the year ended March 31, 1995.
NOTE 11 -- INCOME TAXES
     The Corporation adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES, effective April 1, 1993 (see Note 1). Income tax expense (benefit) is summarized as follows (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                             1995      1994      1993
Current..................................................................   $3,386    $2,929    $3,244
Deferred.................................................................      753       709       (48)
Total income taxes.......................................................   $4,139    $3,638    $3,196

     Income taxes differed from amounts computed by applying the statutory federal rate (34%) to income before income taxes and cumulative effect of a change in accounting principle as follows (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                             1995      1994      1993
Tax at federal income tax rate...........................................   $3,758    $3,386    $2,960
Increase (decrease) resulting from:
  Provision for loan losses over (under) bad debt deduction..............       --        --       (93)
  Non-taxable income.....................................................       --        --       (39)
  State income tax expense, net of federal tax benefit...................      372       351       318
  Other, net.............................................................        9       (99)       50
Total....................................................................   $4,139    $3,638    $3,196

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 11 -- INCOME TAXES -- Continued
     The tax affects of significant items comprising the Corporation's net deferred tax asset as of March 31, 1995 and 1994 are as follows (in thousands of dollars):

                                                                                         MARCH 31,
                                                                                       1995      1994
Deferred tax assets:
  Differences between book and tax basis property..................................   $  133    $  317
  Differences between book and tax basis bad debt reserves.........................    1,046     1,322
  Deferred loan fees on books......................................................       --       102
  State operating loss carryforwards...............................................      221       252
  Unrealized losses on securities..................................................      309        --
  Other............................................................................      128       136
Total deferred tax assets..........................................................    1,837     2,129
Less valuation allowance...........................................................     (236)     (250)
Total deferred tax assets less valuation allowance.................................    1,601     1,879
Deferred tax liabilities:
  Differences between book and tax basis of
     Federal Home Loan Bank Stock..................................................     (983)     (983)
  Unrealized gains on securities...................................................       --      (153)
  Other............................................................................      (45)      (10)
Total deferred tax liabilities.....................................................    1,028     1,146
Net deferred tax asset.............................................................   $  573    $  733
Decrease in valuation allowance during the year as a result of utilization of state
  net operating loss carryforwards.................................................   $   14    $   20

     During the year ended March 31, 1995 and 1994, tax benefits of $593,000 and $477,000, respectively, were allocated to stockholders' equity for the tax effects of unrealized losses on assets available for sale. Included in the unrealized losses on securities in the deferred tax asset table above are $1,070,000 and $477,000 at March 31, 1995 and 1994, respectively, for the deferred tax assets related to SFAS 115. The difference between these amounts and the amounts disclosed above is due to realized tax losses and the associated deferred tax liabilities.
     The Banks are permitted a special bad debt deduction in determining federal taxable income, subject to certain limitations. If the amounts that qualify as bad debt deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current statutory rate. As permitted under SFAS No. 109, no deferred tax liability is provided for approximately $14.4 million ($5.5 million approximate tax effect) of such tax basis bad debt reserves that arose prior to the Banks 1988 fiscal years. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings institution, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation, or redemption of the Banks' stock.
     At March 31, 1995, Home Federal had state operating loss carryforwards for tax purposes of approximately $9,113,000. For the years ended March 31, 1995, 1994 and 1993, state operating loss carryforwards of $621,000 were utilized to reduce state income tax expense. Amounts up to $621,000 annually will be available for utilization in future periods. These carryforwards expire in the years 1997 to 2004.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 12 -- OTHER GENERAL AND ADMINISTRATIVE EXPENSES
     Other general and administrative expenses are summarized as follows (in thousands of dollars):

                                                                               YEAR ENDED MARCH 31,
                                                                             1995      1994      1993
Printing, stationery and supplies........................................   $  277    $  306    $  228
Legal and other professional fees........................................      493       415       403
Postage..................................................................      304       231       237
Other....................................................................    2,686     2,010     2,105
Total....................................................................   $3,760    $2,962    $2,973

NOTE 13 -- PENSION AND PROFIT-SHARING PLANS
     United Savings has a defined benefit pension plan covering substantially all full-time employees over the age of twenty and one-half who have completed six months of continuous employment at the anniversary date of the Plan. Pension costs are computed by an independent actuarial consultant.
     The following table sets forth the funded status of this plan and amounts recognized in the consolidated balance sheet (in thousands of dollars):

                                                                                        MARCH 31,
                                                                                     1995       1994
Actuarial present value of benefit obligations:
  Projected benefit obligation...................................................   $(1,002)   $(1,307)
  Plan assets at fair values (savings accounts and insurance contracts)..........       879        929
Funded status of plan............................................................      (123)      (378)
Unrecognized prior service cost..................................................       (49)       (53)
Unrecognized net (gain) loss.....................................................      (254)        (2)
Unrecognized net transition asset being amortized over 21 years..................       116        125
Accrued pension costs............................................................   $  (310)   $  (308)

     Net pension cost for 1995, 1994 and 1993 included the following components (in thousands of dollars):

                                                                                 YEAR ENDED MARCH 31,
                                                                                 1995    1994    1993
Service cost-benefits earned during the year..................................   $106    $169    $142
Interest cost on projected benefit obligation.................................     73      76      67
Return on plan assets.........................................................    (55)    (57)    (48)
Amortization of transition liability..........................................      9       9       9
Amortization of prior service cost............................................     (3)     (3)     (3)
Recognition of (gain) loss....................................................     (9)     --      --
Net pension cost..............................................................   $121    $194    $167

     A comparison of accumulated plan benefits for this plan is presented below (in thousands of dollars):

                                                                                          MARCH 31,
                                                                                         1995    1994
Actuarial present value of accumulated benefit obligations:
  Vested..............................................................................   $719    $731
  Nonvested...........................................................................     27      14
Total.................................................................................   $746    $745
Net assets available for plan benefits................................................   $879    $929

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 13 -- PENSION AND PROFIT-SHARING PLANS -- Continued
     The assumptions used in computing pension benefits and costs data includes a weighted average discount rate of 8%, a long-term rate of return on plan assets of 6.5% and a compensation increase rate of 3%.
     Each Bank also has a contributory profit-sharing plan for employees. Eligible participants in the Plans include all full-time employees over the age of eighteen having completed one year of continuous employment with United Savings and six months of continuous employment with Home Federal at the anniversary date of each Plan. Employees participating in United Savings' Plan contribute 5% of their annual salary. Home Federal's Plan, which was established under Internal Revenue Code Section 401(k), allows participating employees to contribute up to 10% of their annual salary. The Banks, at their option and subject to a percentage of earnings limitation imposed by the Internal Revenue Code, contribute to trusts created by the separate Plans. Consolidated profit-sharing expense for the years ended March 31, 1995, 1994, and 1993 was approximately $452,000, $320,000, and $367,000, respectively.
NOTE 14 -- COMMITMENTS AND CONTINGENCIES
     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK -- In the normal course of business, the Banks enter into financial instrument transactions to satisfy the financial needs of their customers and to manage the Banks' exposure to credit and market risks. Many of these financial instruments typically have off-balance sheet risk resulting from their nature including the terms of settlement. These instruments can be categorized as commitments and forward security contracts.
     Market risk arises from the possibility that market changes, including interest rate movements, may make financial instruments less valuable. Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The Banks have control procedures regarding the extent of transactions with specific counterparties, the manner in which transactions are settled and the ongoing assessment of counterparty creditworthiness.
     The contract or notional (face) amounts disclosed below provide a measure of the Banks' involvement in such instruments but are not indicative of potential loss. Management does not anticipate any material adverse effect on its financial position resulting from its involvement in these instruments. In some cases, these financial instruments serve to reduce, rather than increase, market risk.
     FORWARD SECURITY CONTRACTS -- The Banks enter into forward security contracts to securitize and sell loans held for resale. At March 31, 1995, the Banks had forward security contracts outstanding of approximately $9 million. The sales prices of these commitments approximate cost, and the Banks have the ability to meet the terms of these contracts.
     COMMITMENTS TO SELL LOANS -- The Banks had outstanding commitments to sell fixed rate loans of $3.2 million at March 31, 1995. This commitment will be met with loans held for sale and loans in the process of being originated.
     LOAN COMMITMENTS -- Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over periods of time with the majority of such commitments disbursed within a 30-day period. Commitments generally have fixed expiration dates of other termination clauses and may require the commitment holder to pay a fee to the Banks. The Banks evaluate customers' credit worthiness on a case-by-case basis. The type and amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 14 -- COMMITMENTS AND CONTINGENCIES -- Continued
     The Corporation had loan commitments as follows (in thousands of dollars):

                                                                                       MARCH 31,
                                                                                    1995       1994
Commitments to extend credit:
  Variable interest rate........................................................   $ 4,412    $ 8,687
  Fixed interest rate...........................................................     3,884      8,155
     Total loan commitments.....................................................     8,296     16,842
Undisbursed portions of interim financial construction..........................    26,682     17,417
Unused portion of credit lines (principally variable-rate consumer lines secured
  by real estate)...............................................................    32,537     28,775
Loans sold with recourse........................................................     7,861      9,931
Total...........................................................................   $75,376    $72,965

     LOANS SOLD SUBJECT TO RECOURSE -- At March 31, 1995, approximately $7.9 million of loans serviced for others had been sold with recourse. Loans sold with recourse generally are older or seasoned loans with low loan-to-value ratios which do not present a significant risk to the Corporation and have been considered in the Corporation's determination of the allowance for loan losses.
     CONCENTRATION OF CREDIT RISK -- Most of the Banks' business activity is with customers located in South Carolina. As of March 31, 1995, except for residential loans to customers in the Banks' market area, the Corporation had no significant concentrations of credit risk in its loan portfolio.
     POTENTIAL IMPACT OF CHANGE IN INTEREST RATES -- The Corporation's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest earning assets consist primarily of mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.
     LEASES -- The Banks lease certain facilities under noncancellable operating leases. Rent expenses were approximately $280,000, $250,000, and $158,000 for the years ended March 31, 1995, 1994 and 1993, respectively. Future minimum payments under noncancellable leases with terms of one year or more are approximately $316,000, $236,000, $194,000, $195,000, $187,000 and $220,000 for
fiscal years 1996, 1997, 1998, 1999, 2000 and thereafter, respectively.
NOTE 15 -- STOCK OPTION AND OWNERSHIP PLANS
     All share and per share information in this note has been restated to reflect the three-for-two common stock split distributed on July 2, 1993, and the two-for-one common stock split distributed on May 31, 1994. (See Note 1).

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 15 -- STOCK OPTION AND OWNERSHIP PLANS -- Continued
     The Corporation has an Incentive Stock Option Plan (Plan) for the benefit of certain directors, officers, and employees. Under the plan 1,210,286 shares of authorized common stock had been reserved for issuance pursuant to grants issued by the Board of Directors, including 450,000 shares restricted for directors, officers and employees in connection with the acquisition of other financial services institutions. The remaining shares are unrestricted. The options have a maximum duration of ten years and may not be exercised at less than the market value of the Corporation's common stock on the date of grant of the option. At March 31, 1995, the Corporation had the following options outstanding:

                                                                                                                 EXPIRATION
GRANT DATE                                                                       EXERCISABLE    PER SHARE           DATE
April 2, 1987.................................................................    $ 109,840      $  2.92          April 2, 1997
March 15, 1988................................................................       45,000      $  3.63         March 15, 1998
May 16, 1989..................................................................       45,000      $  4.46           May 16, 1998
April 17, 1990................................................................       52,500      $  3.58         April 17, 2000
May 15, 1990..................................................................       63,000      $  3.42           May 15, 2000
May 16, 1991..................................................................      105,000      $  3.54           May 16, 2001
June 23, 1992.................................................................       75,000      $  6.29          June 23, 2002
July 21, 1992.................................................................       49,200      $  6.75          July 21, 2002
July 20, 1993.................................................................       74,700      $  8.56          July 20, 2003
September 27, 1994............................................................        6,000      $ 14.13     September 27, 2004
Total.........................................................................    $ 625,240

     During fiscal 1995, 1994 and 1993, options to purchase 600, 18,860 and 3,000 shares, respectively, were exercised. Proceeds from these transactions totaled approximately $4,050, $63,738 and $11,000, respectively. At March 31, 1995, 87,086 unrestricted shares and 450,000 restricted shares remain available for future grants. No expense has been recorded relative to stock options.
     The Plan also provides for the granting of Stock Appreciation Rights (SARS) at any time. SARS grant to the recipient the right to receive the excess of the market value of the shares represented by the SARS on the date exercised over the exercised price. At March 31, 1995, no SARS had been granted.
     Each Bank sponsors an Employee Stock Ownership Plan (ESOP) to enable employees who are not participants in the Incentive Stock Option Plan to participate in ownership of the Corporation's common stock. The contribution by the Banks is to be determined annually by the Board of Directors but not in excess of the maximum amount deductible under the Internal Revenue Code. For the years ended March 31, 1995, 1994, and 1993, contributions were made to the ESOPs of approximately $104,000, $173,000, and $131,000, respectively.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 16 -- STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS
     On March 27, 1987, United Savings converted from a mutual to a stock-owned savings institution. Gross proceeds from the sale of common stock were $17.7 million. Costs related to the conversion were approximately $830,000, with net proceeds to the Bank of approximately $16.9 million. At the time of conversion, the Bank established a liquidation account in an amount equal to United Savings' net worth at September 30, 1986, of $12.7 million. On June 30, 1990, Home Federal converted from a federally chartered mutual to a stock-owned savings and loan association. At the time of conversion, Home Federal established a liquidation account in an amount equal to Home Federal's net worth at June 30, 1990, of $2.0 million. The liquidation accounts are maintained for the benefit of eligible account holders who maintain their savings accounts in the Banks after conversion. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a distribution from the liquidation account before any liquidation distributions may be made to holders of common stock. Except for repurchase of stock and payment of dividends by the Banks, the existence of the liquidation account will not restrict the use or application of stockholders' equity.
     The Corporation and the Banks are prohibited from declaring cash dividends and repurchasing its capital stock if it would cause a reduction in the Banks' regulatory capital below either the amount of the liquidation account or the minimum regulatory capital requirements. Dividends and stock repurchases of the Corporation are subject to the provisions of South Carolina law. Furthermore, regulations allow each of the Banks to make capital distributions during a calendar year up to 100% of their net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, provided that the capital distributions are not made from the liquidation account. Any distributions in excess of that amount require prior regulatory approval. All distributions require prior regulatory notice, with the opportunity for the regulators to object to the distribution. At March 31, 1995, under the most restricted of these requirements, the Corporation had approximately $15.7 million of unrestricted retained earnings available for dividends which could be funded by distributions from the Banks.
NOTE 17 -- UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC. FINANCIAL STATEMENTS
        (PARENT COMPANY ONLY)
     Condensed financial statements for the Corporation are presented as follows (in thousands of dollars):

                                                                                       MARCH 31,
CONDENSED BALANCE SHEETS                                                            1995       1994
Assets:
  Cash and cash equivalents.....................................................   $   269    $ 1,116
  Investment securities.........................................................       233        258
  Investment in subsidiaries....................................................    61,915     57,319
  Other assets..................................................................       986         66
Total...........................................................................   $63,403    $58,759
Liabilities and Stockholders' Equity:
  Liabilities...................................................................   $    88    $   349
  Stockholders' equity..........................................................    63,315     58,410
Total...........................................................................   $63,403    $58,759

                                                                             YEAR ENDED MARCH 31,
CONDENSED STATEMENTS OF INCOME                                            1995       1994       1993
Equity in undistributed earnings of subsidiary banks..................   $ 7,048    $ 7,519    $ 5,625
Other income (expense), net...........................................      (135)        11       (114)
Net income............................................................   $ 6,913    $ 7,530    $ 5,511

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 17 -- UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC. FINANCIAL STATEMENTS
        (PARENT COMPANY ONLY) -- Continued

                                                                             YEAR ENDED MARCH 31,
CONDENSED STATEMENTS OF CASH FLOWS                                        1995       1994       1993
Operating activities:
  Net income..........................................................   $ 6,913    $ 7,530    $ 5,511
  Adjustment to reconcile net income to net cash provided (used) by operating activities:
     Equity in undistributed earnings of subsidiaries.................    (7,048)    (7,519)    (5,625)
     Increase in other assets.........................................      (912)       (30)        (1)
     Increase (decrease) in liabilities...............................      (261)       136        139
Net cash provided (used) by operating activities......................    (1,308)       117         24
Investing activities:
  Purchase of investment securities...................................        --     (1,950)    (7,299)
  Proceeds from maturities of investment securities...................        --      3,391      7,600
Net cash provided by investing activities.............................        --      1,441        301
Financing activities:
  Dividends declared..................................................    (1,042)      (850)      (731)
  Dividends received from subsidiary..................................     1,500         --         --
  Other treasury stock transactions...................................         3         64         71
Net cash provided by (used in) financing activities...................       461       (786)      (660)
Net increase (decrease) in cash and cash equivalents..................      (847)       772       (335)
Cash and cash equivalents at beginning of year........................     1,116        344        679
Cash and cash equivalents at end of year..............................   $   269    $ 1,116    $   344

NOTE 18 -- FINANCIAL INSTRUMENTS
     The stated and fair value amounts of financial instruments as of March 31, 1995 and 1994, are summarized below:

                                                                                    MARCH 31, 1995            MARCH 31, 1994
                                                                                 STATED     ESTIMATED      STATED     ESTIMATED
                                                                                 AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
Cash and cash equivalents....................................................   $ 12,308     $  12,308    $ 15,821     $  15,821
Investment securities and mortgage-backed securities.........................    115,911       113,194     145,881       144,441
Loan receivable, net.........................................................    627,933       620,264     503,613       501,934
Federal Home Loan Bank Stock.................................................      9,227         9,227       6,093         6,094
Other assets.................................................................      6,936        10,656       5,820         7,857
                                                                                $772,315     $ 765,649    $677,228     $ 676,147
Deposits:
  Demand accounts............................................................   $114,444     $ 114,816    $143,531     $ 143,531
  Certificate accounts.......................................................    441,858       441,912     406,978       413,789
Advances from Federal Home Loan Bank.........................................    152,232       152,699      73,602        72,995
Other liabilities............................................................      4,258         4,258       2,750         2,750
                                                                                $712,792     $ 713,685    $626,861     $ 633,065

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 18 -- FINANCIAL INSTRUMENTS -- Continued
     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (FASB 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:
     The Corporation had off-balance sheet financial commitments, which include $67.5 million and $63.0 million at March 31, 1995 and 1994, respectively, of commitments to originate loans and unused consumer lines of credit, and $9 million and $25.8 million, respectively, of forward securities sales contracts (see Note 13). Since the loan commitments are at interest rates that approximate current market rates or rates inherent in applicable forward securities sales contracts, the estimated fair value of the loan commitments is zero. The forward securities sales contracts will be met by delivery of loans held for sale and certain loan commitments. Settlements of such contracts are not expected to result in any significant gains or losses, accordingly, the estimated fair value of these contracts is zero.
     CASH AND CASH EQUIVALENTS -- Both cash and cash equivalents have maturities of three months or less, and accordingly, the stated amount of such instruments is deemed to be a reasonable estimate of fair value.
     INVESTMENT AND MORTGAGE-BACKED SECURITIES -- Fair values for investment and mortgage-backed securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices of similar securities.
     LOANS -- Fair values of loans held for investment are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.
     FEDERAL HOME LOAN BANK STOCK -- Investment in stock of the FHLB is required by law for every Federally-insured savings institution. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the stated amount is deemed to be a reasonable estimate of fair value.
     DEPOSITS -- The fair values disclosed for demand deposits are, as required by FASB 107, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rate using the rates currently offered for deposits of similar remaining maturities.
     ADVANCES FROM THE FEDERAL HOME LOAN BANK -- The estimated fair value of advances from the FHLB is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.
     OTHER ASSETS AND OTHER LIABILITIES -- Other assets represent accrued interest receivable, excess servicing fees and purchased mortgage servicing rights. Other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable.
     Fair values for excess servicing fees and purchased mortgage servicing rights are determined based upon discounted cash flow analyses or quoted market prices as appropriate.
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Corporation's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Corporation's financial instruments fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of March 31, 1995 and 1994. Changes in market interest rates and prepayment assumptions could change significantly the fair value.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 18 -- FINANCIAL INSTRUMENTS -- Continued
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, loan servicing portfolio, real estate, deferred tax liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.
NOTE 19 -- QUARTERLY RESULTS (UNAUDITED)
     (In thousands of dollars, except share data)

                                                                               1995
                                                             FOURTH      THIRD     SECOND      FIRST
                                                             QUARTER    QUARTER    QUARTER    QUARTER
Results of operations:
  Interest income.........................................   $14,167    $13,673    $13,012    $12,203
  Interest expense........................................     8,551      7,779      7,262      6,637
     Net interest income..................................     5,616      5,894      5,750      5,566
Provision for loan losses.................................       102        202        169        262
  Net interest income after provision for loan losses.....     5,514      5,692      5,581      5,304
Other income..............................................     1,814      1,028        840        851
General and administrative expenses.......................     4,009      3,819      4,068      3,676
  Income before income taxes..............................     3,319      2,901      2,353      2,479
Income tax expense........................................     1,239      1,106        863        931
Net income................................................   $ 2,080    $ 1,795    $ 1,490    $ 1,548
Net income per common and common
  equivalent share........................................   $   .33    $   .29    $   .24    $   .25
Weighted average number of common shares outstanding
  (000s) (1)..............................................     6,236      6,214      6,210      6,168

(1) Adjusted to reflect the three-for-two common stock split distributed on July 2, 1993, and the two-for-one common stock split distributed on May 31, 1994.

                 UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 19 -- QUARTERLY RESULTS (UNAUDITED) -- Continued

                                                                               1994
                                                             FOURTH      THIRD     SECOND      FIRST
                                                             QUARTER    QUARTER    QUARTER    QUARTER
Results of operations:
  Interest income.........................................   $11,605    $11,676    $11,799    $11,767
  Interest expense........................................     6,524      6,558      6,504      6,476
     Net interest income..................................     5,081      5,118      5,295      5,291
Provision for loan losses.................................       231        329        256        459
  Net interest income after provision for loan losses.....      4850      4,789      5,039      4,832
Other income..............................................       710        923      1,259        440
General and administrative expenses.......................     3,264      3,139      3,343      3,138
  Income before income taxes and cumulative effect
     of a change in accounting principle..................     2,296      2,573      2,955      2,134
Income tax expense........................................       763        940      1,115        820
  Income before cumulative effect of a change in
     accounting principle.................................     1,533      1,633      1,840      1,314
Cumulative effect of a change in accounting principle.....        --         --         --      1,210
Net income................................................   $ 1,533    $ 1,633    $ 1,840    $ 2,524
Earning per common and common equivalent share:
Income before cumulative effect of a change in accounting
  principle...............................................   $   .25    $   .27    $   .30    $   .22
Cumulative effect of a change in accounting
  principle...............................................        --         --         --        .20
Net income................................................   $   .25    $   .27    $   .30    $   .42
Weighted average number of common and common equivalent
  shares outstanding (000s) (1)...........................     6,120      6,082      6,080      6,054

NOTE 20 -- MERGER
     In the fourth quarter, United Financial and First Union National Bank of South Carolina, Inc. announced a merger agreement in which First Union would acquire United Financial and its subsidiary banks. The transaction is expected to close in the third calendar quarter of 1995.

                          INDEPENDENT AUDITORS' REPORT
The Board of Directors
United Financial Corporation of South Carolina, Inc.
     We have audited the consolidated balance sheet of United Financial Corporation of South Carolina, Inc. and its subsidiaries (the "Corporation") as of March 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation at March 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.
KPMG Peat Marwick LLP
Greenville, South Carolina
April 27, 1995

                          INDEPENDENT AUDITORS' REPORT
United Financial Corporation of South Carolina, Inc. and Subsidiaries:
     We have audited the accompanying consolidated balance sheet of United Financial Corporation of South Carolina, Inc. and its subsidiaries (the Corporation) as of March 31, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at March 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1994 in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, in the year ended March 31, 1994, the Corporation changed its method of accounting for income taxes and certain investments in debt and equity securities to conform with Statements of Financial Accounting Standards No. 109 and No. 115, respectively.
DELOITTE & TOUCHE LLP
Greenville, South Carolina
May 16, 1994
                          UNITED FINANCIAL CORPORATION
                               OF SOUTH CAROLINA
                       1995 ANNUAL REPORT TO SHAREHOLDERS
     For a more comprehensive understanding of the Corporation's financial condition and results of operations the following discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.
OVERVIEW
     United Financial Corporation of South Carolina, Inc. ("United Financial" or the "Corporation"), headquartered in Greenwood, South Carolina, is a multiple savings and loan holding company with two operating subsidiaries, United Savings Bank, FSB, ("United Savings") and Home Federal Savings Bank, FSB, ("Home Federal") (together, the "Banks").
     United Financial recorded net income of $6.9 million for the year ended March 31, 1995, or net income per share of $1.11, compared with $6.3 million, or $1.04 per share, before the cumulative effect of a change in accounting principle for the year ended March 31, 1994. Net income for fiscal 1994 included a $1.2 million or $0.20 per share, cumulative effect of a change in accounting principle as a result of the adoption of Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes." Net income for the year ended March 31, 1993, was $5.5 million, or $0.92 per share.
     Key factors affecting United Financial's earnings performance during fiscal 1995 were:
     (Bullet) Sharp increases in market interest rates
     (Bullet) A $3.8 million reduction in nonperforming assets from the prior year
     (Bullet) A net gain of $494,000 on real estate operations as opposed to a
              $1.2 million loss in fiscal 1994
     (Bullet) A $540,000 reduction in the provision for loan losses from the prior year provision
     (Bullet) An increase in average earnings assets of 13.8%
     (Bullet) An increase in average interest-bearing liabilities of 13.4%, principally in Federal Home Loan Bank advances
     (Bullet) A 20.9% increase in general and administrative expenses
     The Federal Funds rate, which is the rate at which financial institutions borrow or lend money to other financial institutions, rose over 200 basis points by the end of fiscal 1995 over the level at the beginning of the fiscal year as a result of the Federal Reserve Board's initiative to slow the rate of economic growth and contain inflation. These increases by the Federal Reserve Board and similar increases in other key rates resulted in a 14 basis point decrease in the Corporation's interest rate spread and a 12 basis point decrease in the net yield on earning assets from the prior year. Management continually monitors changes in market interest rates and adjusts pricing of its products to manage interest rate risks.
     Nonperforming assets decreased 34.3% from the prior year as a result the sale of certain real estate owned. This property included the water and sewer system near Fort Mill, South Carolina, which was sold to York County, and developed lots in that same area. The sale of these properties occurred in the fourth quarter and resulted in approximately $750,000 of income from the sale of real estate owned.
     Short-term advances from the Federal Home Loan Bank were the principal source of funds to finance the $124.3 million increase in net loans receivable over the prior year balance. Additional funds were generated by reductions in cash and cash equivalents and investment and mortgage-backed securities.
     In the fourth quarter, United Financial and First Union National Bank of South Carolina, Inc. announced a merger agreement in which First Union would acquire United Financial and its subsidiary banks. The transaction is expected to close in the third calendar quarter of 1995.
FINANCIAL CONDITION
     Total assets at March 31, 1995, were $782 million, an increase of $90.8 million over March 31, 1994. This increase was primarily the result of a 24.7%, or $124.3 million increase in net loans receivable. Average assets during the fiscal year were $738 million, an $83 million increase from the prior year average.
INVESTMENT AND MORTGAGE-BACKED SECURITIES
     Total investments and mortgage-backed securities decreased $30 million from $145.8 million at March 31, 1994, to $115.9 million at March 31, 1995, as a result of sales, maturities and principal repayments. These proceeds were used in the funding of the growth in mortgage loans and in maintaining adequate liquidity levels. Additionally, market values of available for sale securities decreased $1.6 million during the year.
ASSET QUALITY
     The Banks routinely review asset quality through monthly analyses of delinquencies, nonperforming loans, real estate owned and other repossessed assets. Loans are classified as non-accrual for purposes of income recognition at the time the collection of the principal becomes uncertain or when foreclosure action is commenced. A loan remains in non-accrual status until the factors which indicate doubtful collectibility no longer exist or until the loan is determined to be uncollectible and is charged off against the allowance for loan losses.
     United Financial's nonperforming assets as of March 31 are shown in the following table:

                                                                                                  1995      1994       1993
                                                                                                  (IN THOUSANDS OF DOLLARS)
Loans over 90 days delinquent still accruing..................................................   $  424    $   320    $    39
Loans on non-accrual status:
  Mortgage....................................................................................    1,436      1,934      3,112
  Commercial..................................................................................       --         --         --
  Consumer....................................................................................      172        257      1,384
     Total loans on non-accrual...............................................................    1,608      2,191      4,496
Troubled debt restructurings..................................................................    2,853      2,778      1,665
     Total nonperforming loans................................................................    4,885      5,289      6,200
Real estate owned and other nonperforming assets..............................................    2,437      5,585      6,906
     Total nonperforming assets...............................................................   $7,322    $11,144    $13,106
Nonperforming assets as a percentage of total assets..........................................     0.94%      1.61%      2.11%
Percentage of nonperforming loans and other nonperforming assets to loans held for investment
  and real estate, net........................................................................     1.17%      2.28%      2.76%
Allowance for loan losses as a percentage of nonperforming assets.............................    67.75%     40.42%     28.84%

     As a result of its disciplined evaluation of loan originations coupled with strong credit analysis and collection procedures, the Corporation has significantly reduced non-accrual loans over the past three fiscal years from $4.5 million at March 31, 1993, to $1.6 million at March 31, 1995. Other nonperforming assets declined $3.1 million from March 31, 1994 to March 31, 1995, primarily as a result of the sale in the fourth quarter of real estate owned by Home Federal. Included in these sales were the water and sewer system and real estate lots located near Fort Mill, South Carolina. Proceeds from the sale of real estate owned for the Corporation were $4.9 million for the fiscal year ended March 31, 1995.
ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is maintained at a level sufficient to provide for estimated losses in the loan portfolio. Management reviews the adequacy of the allowance on a routine basis. Conditions which influence the level of the allowance for loan losses are current economic conditions, the composition of the loan portfolio, and previous loss experience. The ratio of the allowance for loan losses to nonperforming assets improved from 40.42% at March 31, 1994, to 67.75% at March 31, 1995. Additionally, the allowance for loan losses as a percentage of gross loans decreased from .92% at March 31, 1994, to .89% at March 31, 1995, and net chargeoffs declined $272,000 during fiscal 1995, indicating improved asset quality.
DEPOSITS
     Deposits are a source of funds for the Bank's lending purposes and provide a customer base for sales of additional financial services. The Corporation's total deposits increased $5.8 million to $556.3 million at March 31, 1995, from $550.5 million at March 31, 1994. The average cost of deposits increased to 4.87% at March 31, 1995, from 4.13% at March 31, 1994.
STOCKHOLDERS' EQUITY
     Stockholders' equity increased $4.9 million from $58.4 million at March 31, 1994, to $63.3 million at March 31, 1995. The components of this increase were $6.9 million in net income reduced by $1.0 million of dividends paid, and a $1.0 million decline in the net adjustment to equity for unrealized losses on investments and mortgage-backed securities available for sale. The ratio of equity to total assets decreased from 8.45% at March 31, 1994, to 8.10% at March 31, 1995.
     On April 11, 1994, the Board of Directors approved a two-for-one common stock split effected in the form of a 100% stock dividend. The additional shares were distributed on May 31, 1994. The Board also increased the regular quarterly dividend to $0.05 per share in the third quarter. Cash dividends paid were $0.18, $0.15 and $0.13 per share for the fiscal years ended March 31, 1995, 1994 and 1993, respectively. The Corporation's dividend payout ratio increased from 12.10% at March 31, 1994, to 15.07% at March 31, 1995.
REGULATORY CAPITAL
     The Banks are required to meet the regulatory capital requirements of the Office of Thrift Supervision ("OTS") which include three measures of capital: a leverage or core capital requirement of 3.0% of assets, a tangible capital requirement of 1.5% of assets and a risk-based capital requirement of 8.0% of risk weighted assets. At March 31, 1995, United Savings Bank's ratios were 7.9% for core capital and tangible capital, and 14.61% for risk-based capital. Home Federal's ratios were 8.3% and 15.4%, respectively.
     At March 31, 1995, the Banks were in compliance with these regulatory capital requirements as follows (in thousands of dollars):

                                                                                                                       RISK-
                                                                                                TANGIBLE    CORE       BASED
UNITED SAVINGS                                                                                  CAPITAL    CAPITAL    CAPITAL
Actual capital of the Bank...................................................................   $37,644    $37,644    $37,644
Regulatory adjustments.......................................................................     1,177      1,177      3,731
  Total adjusted capital.....................................................................    38,821     38,821     41,375
Less -- minimum capital requirement..........................................................     7,315     14,630     22,662
Regulatory capital excess....................................................................   $31,506    $24,191    $18,713
                                                                                                                       RISK-
                                                                                                TANGIBLE    CORE       BASED
HOME FEDERAL                                                                                    CAPITAL    CAPITAL    CAPITAL
Actual capital of the Bank...................................................................   $24,262    $24,262    $24,262
Regulatory adjustments.......................................................................       241        241      2,355
  Total adjusted capital.....................................................................    24,503     24,503     26,617
Less -- minimum capital requirement..........................................................     4,430      8,861     13,852
Regulatory capital excess....................................................................   $20,073    $15,642    $12,765

     Management does not anticipate any difficulties in meeting capital requirements in the foreseeable future.
     On September 29, 1992, the OTS issued final rules implementing the prompt corrective action section of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The final rule separates all supervised financial institutions into one of five capital categories: "well capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically undercapitalized." A depository institution's capital tier depends upon where its capital levels are in relation to various relevant capital measures, which include a risk-based capital measure and a leverage capital measure, and certain other factors. This regulation specifies what actions the OTS and other banking regulators will take regarding institutions in the lowest capital categories. Under OTS regulations implementing the provisions of FDICIA, the Banks currently meet the capital requirements of the "well capitalized" category.
LIQUIDITY AND CAPITAL RESOURCES
     The Corporation's primary sources of long-term funds for lending operations during the year were additional advances from the Federal Home Loan Bank of Atlanta and sales of investments and mortgage-backed securities. Additionally, growth in deposits, proceeds from loan sales and income from operations are other sources of funds for the Banks. Loan repayments and deposit inflows and outflows vary widely and are influenced by various interest rates and market conditions.
     The Banks' eligible liquidity was approximately $39.4 million at March 31, 1995. Eligible liquidity is measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to the sum of total deposits plus borrowings payable within one year less loans secured by savings deposits. The Banks are required under applicable federal regulations to maintain specified levels of "liquidity" investments in qualifying types of United States Treasury, federal agency and other similar investment securities having maturities of five years or less. The required level of such liquidity investments is currently 5% of certain of the Banks' liabilities as defined by the OTS. This requirement is changed from time to time by the OTS to reflect economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which banks may rely if necessary to fund deposit withdrawals and for other short-term needs. The liquidity ratios at March 31, 1995, for United Savings and Home Federal were 5.41% and 6.53%, respectively.
     At March 31, 1995, commitments to originate mortgage loans totaled $8.3 million, of which $4.4 million were variable-rate loans and $3.9 million were fixed-rate loans. The Corporation had an outstanding commitment to sell $3.2 million of fixed-rate mortgage loans and $9 million in outstanding forward security contracts. These commitments will be met with loans held for sale and loans in the process of being originated. In addition, the Corporation has outstanding unused consumer equity lines of credit to customers totaling $32.5 million, and $26.7 million undisbursed construction lines of credit.
     At March 31, 1995, $139 million or 91% of the Bank's FHLB advances had maturities less than one year, while 63% of the $442 million of certificates of deposits were scheduled to mature within one year. Historically, a substantial portion of these certificates renew.
     Each of the Banks has been rated by the OTS as a Tier 1 institution which is defined as an institution that has capital equal to or greater than the OTS fully phased-in capital requirement and has not been deemed by the OTS to be "in need of more than normal supervision."
     Dividends paid to shareholders by the Corporation may be restricted by limitations on the subsidiary banks. The OTS regulations limit the level of dividends paid by subsidiary banks to levels of operating income and by restrictions to maintain regulatory compliance with the various OTS capital standards. (See Note 16 of The Consolidated Financial Statements).
     The capital distribution regulations allow a Tier 1 institution to make capital distributions during a calendar year up to 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, provided that the capital distributions are not made from the liquidation account established at the time of the Banks' conversion to stock form. Any distributions in excess of that amount require prior OTS notice with the opportunity for the OTS to object to the distribution. Pursuant to regulations governing savings and loan holding companies, United Savings and Home Federal are required to give the OTS 30 days advance notice of any proposed declaration of dividends.
ASSET AND LIABILITY MANAGEMENT
     United Financial and the Banks maintain a program of asset and liability management designed to manage vulnerability to significant and prolonged changes in interest rates.
     Asset and liability management policies are currently directed toward the objectives of minimizing the interest rate sensitivity by shortening the maturities of assets and extending the maturities of interest-bearing liabilities.
     The Banks originated $233.6 million of residential and commercial mortgage loans and non-mortgage loans during the year ended March 31, 1995. The Banks' policy is to retain for portfolio substantially all loans originated with maturities no greater than fifteen years or with adjustable rate features and to sell substantially all other fixed-rate mortgage loans in the secondary market. The Banks sold $76.1 million of mortgage loans held for sale during the year ended March 31, 1995.
     Liability products (core deposits) are solicited principally in the Banks' local markets which results in a stable source of lendable funds for investment. The Banks, through various marketing strategies were able to increase the balance of deposits by $5.8 million to $556.3 million at March 31, 1995, from $550.5 million at March 31, 1994.
     OTS has proposed regulations which, if adopted, will incorporate an interest rate risk component into the risk-based capital rule applicable to the Banks. The interest rate risk component is intended to ensure that savings institutions maintain adequate capital based upon their level of interest rate risk exposure. Under the proposed regulations, the methodology used to measure an institution's exposure to interest rate risk will determine the change in an institution's Market Value of Portfolio Equity (MVPE) assuming a parallel yield curve shift of plus 200 basis points and minus 200 basis points. An interest rate risk component will be added to an institution's risk-based capital if the change in MVPE exceeds 2% of the market value of assets under the flat-rate scenario. If interest rates were to increase or decrease 2% from the current interest rate environment, the Corporation and its subsidiaries would continue to exceed capital requirements.
     In evaluating the Corporation's exposure to interest rate risk, certain factors inherent in this method of analysis must be considered. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Additionally, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind in market rates. Furthermore, certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The Corporation considers the anticipated effects of those various factors in implementing its asset/liability management objectives.
RESULTS OF OPERATIONS
     Income for fiscal 1995 was 9.4% higher than income before the cumulative effect of a change in accounting principle for fiscal 1994. This was principally a result of a favorable interest rate environment, strong loan demand, controlled overhead costs and reduced levels of nonperforming assets. The performance represents a continuing favorable trend in core earnings. The following discussion provides further analysis of earnings for the years ended March 31, 1995, 1994 and 1993.
NET INTEREST INCOME
     Net interest income is the principal source of the Corporation's earnings. It represents the amount of income generated by interest-earning assets (primarily loans, mortgage-backed securities and investment securities) less the interest expense incurred on interest-bearing liabilities (principally deposits and advances from the Federal Home Loan Bank of Atlanta) to fund them. The following table presents the components of net interest income and the average account balances generating net interest income for the past three years. Average loan balances include nonaccrual loans and exclude loans in-substance foreclosed.

                                    AT                                        YEARS ENDED MARCH 31,
                                 MARCH 31,
                                   1995                   1995                             1994                        1993
                                  YIELD/      AVERAGE                YIELD/    AVERAGE                YIELD/    AVERAGE
                                   RATE       BALANCE     INTEREST    RATE     BALANCE     INTEREST    RATE     BALANCE     INTEREST
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.......................      7.82%     $575,851    $44,669     7.76%    $498,081    $39,652     7.96%    $476,417    $41,363
  Mortgage-backed
    securities................      6.89        93,996      5,727     6.09       82,704      5,013     6.06       73,318      4,961
  Investments and short-term
    securities................      5.90        43,315      2,659     6.14       45,847      2,182     4.76       35,614      2,125
    Total interest-earning
      assets..................      7.60%      713,162    $53,055     7.44%     626,632    $46,847     7.48%     585,349    $48,449
Non-earning assets............                  25,117                           28,207                           24,437
    Total average assets......                $738,279                         $654,839                         $609,786
Interest-bearing liabilities:
  Deposits....................      4.90%     $553,409    $23,943     4.33%    $522,149    $22,726     4.35%    $495,665    $24,781
  Borrowings..................      6.16       116,095      6,286     5.41       67,994      3,336     4.91       56,592      2,948
    Total interest-bearing
      liabilities.............      5.17%     $669,504    $30,229     4.52%    $590,143    $26,062     4.42%    $552,257    $27,729
Non-interest bearing
  liabilities.................                   9,254                            8,578                            7,397
    Total liabilities.........                 678,758                          598,721                          559,654
  Stockholders' equity........                  59,521                           56,118                           50,132
    Total average liabilities
      and stockholders'
      equity..................                $738,279                         $654,839                         $609,786
Excess of interest-earnings
  assets over interest-bearing
  liabilities.................                $ 43,658                         $ 36,489                         $ 33,092
Net interest income...........                $ 22,826                         $ 20,785                         $ 20,720
Interest rate spread..........      2.43%                             2.92%                            3.06%
Net yield on earning assets...                                        3.20%                            3.32%

                                YIELD/
                                 RATE

Interest-earning assets:
  Loans.......................   8.68%
  Mortgage-backed
    securities................   6.77
  Investments and short-term
    securities................   5.97
    Total interest-earning
      assets..................   8.28%
Non-earning assets............
    Total average assets......
Interest-bearing liabilities:
  Deposits....................   5.00%
  Borrowings..................   5.21
    Total interest-bearing
      liabilities.............   5.02%
Non-interest bearing
  liabilities.................
    Total liabilities.........
  Stockholders' equity........
    Total average liabilities
      and stockholders'
      equity..................
Excess of interest-earnings
  assets over interest-bearing
  liabilities.................
Net interest income...........
Interest rate spread..........   3.26%
Net yield on earning assets...   3.54%

     The following table provides an analysis indicating the change in net interest income attributable to (1) changes in volume (changes in volume multiplied by the old rate), (2) changes in rate (changes in rate multiplied by the old volume), and (3) change in rate-volume (change in rate multiplied by the change in volume).

                                                                              YEARS ENDED MARCH 31,
                                                             1995 VS. 1994                            1994 VS. 1993
                                                          INCREASE (DECREASE)                      INCREASE (DECREASE)
                                                                DUE TO                                    DUE TO
                                                                      RATE/                                    RATE/
                                                 VOLUME     RATE      VOLUME    TOTAL     VOLUME     RATE      VOLUME     TOTAL
                                                                            (IN THOUSANDS OF DOLLARS)
Change in interest income:
  Loans.......................................   $6,192    $(1,016)   $(159 )   $5,017    $1,891    $(3,446)   $(156 )   $(1,711)
  Mortgage-backed securities..................      684         26        4        714       669       (547)     (70 )        52
  Investments and other.......................     (121)       634      (36 )      477       623       (440)    (126 )        57
     Total....................................    6,755       (356)    (191 )    6,208     3,183     (4,433)    (352 )    (1,602)
Change in interest expense:
  Deposits....................................    1,361       (135)      (9 )    1,217     1,323     (3,207)    (171 )    (2,055)
  Borrowings..................................    2,360        346      244      2,950       595       (172)     (35 )       388
     Total....................................    3,721        211      235      4,167     1,918     (3,379)    (206 )    (1,667)
Change in interest income in excess of
  interest expense............................   $3,034    $  (567)   $(426 )   $2,041    $1,265    $(1,054)   $(146 )   $    65

COMPARISON OF THE YEARS ENDED MARCH 31, 1995 AND 1994
NET INTEREST INCOME
     Net interest income increased 9.8% during fiscal year 1995, from $20.8 million for the year ended March 31, 1994, to $22.8 million for the year ended March 31, 1995. The impact of higher short-term market interest rates resulted in a 14 basis points decrease in the interest rate spread, to 2.92% for 1995 compared with 3.06% for 1994. The decreased spread resulted from a decrease in the yield on average-earning assets (4 basis points) and an increase in the cost of average interest-bearing liabilities (10 basis points).
     For the year ended March 31, 1995, the net yield on earning assets decreased 12 basis points to 3.20%, or 2 basis points less than the decrease in the interest rate spread. This resulted from an increase in the ratio of interest-earning assets to interest-bearing liabilities of 34 basis points. For the year ended March 31, 1995, this ratio was 106.52% compared with 106.18% for the year ended March 31, 1994.
INTEREST INCOME
     Interest income for the year ended March 31, 1995 was $53.1 million, an increase of $6.2 million from interest income of $46.8 million earned in the year ended March 31, 1994. This increase resulted principally from the increase in average interest-earning assets of $86.5 million. The increase was partially offset by a 4 basis point decrease in the yield on interest-earning assets from 7.48% for the year ended March 31, 1994, to 7.44% for the year ended March 31, 1995.
INTEREST EXPENSE
     During fiscal 1995, interest expense increased $4.1 million from fiscal 1994. This increase was attributable to an increase in the level and interest rates of short-term borrowings and an increase in the level of deposits. The average rate paid on deposits during fiscal 1995 was 4.33% as compared to 4.35% during fiscal 1994. Borrowings showed a significant increase as a result of funding the increased demand for adjustable rate loans which the Corporation prefers to retain in its portfolio. Also, the average rate paid on borrowings for the year ended March 31, 1995 increased to 5.41% from 4.91% for the year ended March 31, 1994. The average levels of borrowings were $116.1 million and $68.0 million during the years ended March 31, 1995 and 1994, respectively. PROVISIONS FOR LOAN LOSSES
     For the year ended March 31, 1995, the provision for loan losses was $735,000, a $540,000 decrease from the provision for the year ended March 31, 1994. Net loan charge-offs decreased $272,000 from $551,000 during fiscal 1994 to $279,000
                                      A-35
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in fiscal 1995. As a result of the significant increase in net loans receivable of $124.3 million or 24.7%, allowances for loan losses as a percentage of gross loans decreased 10 basis points from 0.89% at March 31, 1994 to 0.79% at March 31, 1995. Coupled with the decrease in the level of non-performing assets of approximately $3.8 million, from $11.1 million at March 31, 1994 to $7.3 million at March 31, 1995, allowances for loan losses as a percentage of non-performing assets increased from 40.42% at March 31, 1994 to 67.75% at March 31, 1995.
OTHER INCOME
     Other income increased $1.2 million in fiscal 1995 compared to fiscal 1994. Included in fiscal 1995 were loan servicing fees, service fees on deposits and fees for financial services provided of $3.8 million, an increase of approximately $600,000 from fiscal 1994 fees of $3.2 million. Also included in other income was a gain on real estate operations of $494,000 during fiscal 1995 as compared to losses of $1.2 million during fiscal 1994. The net gain was principally the result of the sale of the water and sewer facility and developed lots near Fort Mill, South Carolina which generated gains of $751,000.
     Gains from sales of investments and mortgage-backed securities and loans decreased by $1.1 million to $244,000 for the year ended March 31, 1995, as a result of less sales in fiscal 1995 and a less favorable interest rate environment.
GENERAL AND ADMINISTRATIVE EXPENSES
     General and administrative expenses increased $2.7 million during fiscal 1995, from $12.9 million for the year ended March 31, 1994 to $15.6 million for the year ended March 31, 1995. Salaries and employee benefits increased $1.6 million due principally to general salary increases, expansion of operations, and the significant decrease in SFAS 91 cost deferrals of $357,000 as a result of decreased loan originations. Contributing to the $798,000 increase in other general and administrative expenses were $248,000 in expenses related to the terminated merger with American Federal Bank, FSB.
INCOME TAX EXPENSE
     Income tax expense increased $500,000 in fiscal 1995 compared to fiscal
1994 as the result of an increase of $1.1 million in income before income taxes. COMPARISON OF THE YEARS ENDED MARCH 31, 1994 AND 1993
NET INTEREST INCOME
     Net interest income increased .3% during fiscal year 1994, from $20.7 million for the year ended March 31, 1993, to $20.8 million for the year ended March 31, 1994. The impact of lower market interest rates resulted in a 20 basis points decrease in the interest rate spread, to 3.06% for 1994 compared with 3.26% for 1993. The decreased spread resulted from a larger decrease in the yield on average-earning assets (80 basis points) than the decrease in cost of average interest-bearing liabilities (60 basis points).
     For the year ended March 31, 1994, the net yield on earning assets decreased 22 basis points to 3.32%, or 2 basis points more than the decrease in the interest rate spread. This resulted from an increase in the ratio of interest-earning assets to interest-bearing liabilities. For the year ended
March 31, 1994, this ratio was 106.18% compared with 105.99% for the year ended March 31, 1993. The higher ratio resulted primarily from a decrease in real estate, non-earning assets, and an increase in earning assets.
INTEREST INCOME
     Interest income for the year ended March 31, 1994 was $46.8 million, a decrease of $1.6 million from interest income of $48.4 million earned in the year ended March 31, 1993. This decline resulted primarily from the decrease in rates of interest-earning assets of 80 basis points partly offset by an increase of $41.3 million or 7.1% in the level of average-earning assets, from $585.3 million for the year ended March 31, 1993, to $626.6 million for the year ended March 31, 1994. The 80 basis point decrease in rate of interest-earning assets results from the high level of fixed rate loans that refinanced and lower yields on adjustable rate loans.
INTEREST EXPENSE
     During fiscal 1994, interest expense decreased $1.7 million from fiscal 1993. This reduction was attributable to the decline in market rates affecting the entire industry. The average rate paid on deposits during fiscal 1994 was 4.35% as compared to 5.00% during fiscal 1993. This 65 basis point decrease was partially offset by a $26.4 million increase in
                                      A-36
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average deposit levels, from $495.7 million during the prior fiscal year to
$522.1 million during the current fiscal year. Borrowings showed a similar pattern during fiscal 1994, as average rates decreased 30 basis points over the comparable periods and were offset by increases in average balances of $11.4 million. The average rate paid on borrowings for the year ended March 31, 1994 was 4.91% as compared to 5.21% for the year ended March 31, 1993. The average levels of borrowings were $68.0 million and $56.6 million during the years ended March 31, 1994 and 1993, respectively.
PROVISIONS FOR LOAN LOSSES
     For the year ended March 31, 1994, the provision for loan losses was $1.3 million, a $1.3 million decrease from the $2.6 million provision for the year ended March 31, 1993. Net charge-offs decreased $1.1 million over the comparable periods, from $1.7 million during fiscal 1993 to $.6 million in fiscal 1994. As a result, allowances for loan losses as a percentage of gross loans increased 10 basis points from 0.79% at March 31, 1993, to 0.89% at March 31, 1994. Coupled with the decrease in the level of nonperforming assets of approximately $2.0 million, from $13.1 million at March 31, 1993, to $11.1 million at March 31, 1994, allowances for loan losses as a percentage of nonperforming assets increased from 28.84% at March 31, 1993 to 40.42% at March 31, 1994.
OTHER INCOME
     Other income increased $782,000 or 30.7% in fiscal 1994 compared to fiscal 1993. Included in fiscal 1994 were service fees on deposits and fees for financial services, other than loan-servicing fees of $2.6 million, an increase of $654,000, or 33.8% from fiscal 1993 fees of $1.9 million. This significant increase resulted primarily from increased lending fees and appraisal fees from higher mortgage activity, coupled with deposit growth. Included in other expense were losses on real estate operations of $1.2 million during both fiscal 1994 and 1993. Included in real estate operation losses were provisions for losses on real estate owned of $1.1 million for both the years ended March 31, 1994 and 1993.
     Gains from sales of investments, mortgage-backed securities and loans increased by $72,000 to $1.3 million for the year ended March 31, 1994. The increase in the sale of fixed-rate loans coupled with a decreasing rate environment were the primary causes for the additional gains. The declining interest rate environment caused an increased demand for fixed-rate loans by borrowers. As a result of the Corporation's policy to reduce interest rate risk, proceeds from sales of fixed-rate loans and mortgage-backed securities held for sale and investment increased by $81.9 million, from $98.9 million during fiscal 1993 to $180.8 million in fiscal 1994.
GENERAL AND ADMINISTRATIVE EXPENSES
     General and administrative expenses increased $906,000, or 7.6%, during fiscal 1994, from $12.0 million for the year ended March 31, 1993, to $12.9 million for the year ended March 31, 1994. Salaries and employee benefits increased $604,000, or 10.7%, due principally to a 22.1% increase in personnel, from 181 employees at March 31, 1993, to 221 employees at March 31, 1994. All other general and administrative expenses increased only $302,000, or 4.8%. A significant portion of the increase in number of employees and in all other general and administrative expenses resulted from the expansion of the Charleston, South Carolina branch in September of 1993 and the expansion of the Bank's wholesale loan desk operations.
INCOME TAX EXPENSE
     Income tax expense increased $442,000 in fiscal 1994 from $3.2 million for fiscal 1993 to $3.6 million for the year ended March 31, 1994. The increase resulted primarily from higher pretax earnings.
ACCOUNTING AND REPORTING CHANGES
     The adoption of SFAS 109 Accounting for Income Taxes on April 1, 1993 resulted in the Corporation realizing an addition to net income of $1.2 million in the first quarter of fiscal 1994. The Corporation previously accounted for income taxes under SFAS 96 which was superseded by SFAS 109. Like SFAS 96, SFAS 109 has a balance sheet approach for calculating taxes. Deferred taxes are provided for differences in financial reporting bases for assets and liabilities as compared with their tax bases. Basically, a current tax liability or asset is established for taxes presently payable or refundable, and a deferred tax liability or asset is established for future taxable items. A valuation allowance, if applicable, must be established for deferred tax assets that may not be realized. The new statement also eliminated the tax benefit associated with the thrift bad debt reserves on a prospective basis. Tax bad debt reserves in excess of the base year amount (established as taxable years ending December 31, 1987 or later), would create a tax liability.
                                      A-37
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     The Financial Accounting Standards Board (FASB) issued on May 25, 1995,
SFAS 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." This statement requires an entity to recognize as separate assets the rights to service mortgage loans for others, regardless of how servicing rights are acquired. An entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. This statement also requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. This statement would be applied prospectively in fiscal years beginning after December 15, 1995. Retroactive application would be prohibited. The Corporation has not presently determined the impact of the adoption of SFAS 122 on the financial statements of the Corporation.
     In May 1993, the FASB issued SFAS 114, "Accounting by Creditors for Impairment of a Loan". The statement is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases and debt securities. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. In October, 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." This statement amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and eliminates the income recognition provisions in SFAS 114. SFAS 118 also requires disclosure of certain information about the recorded investment in impaired loans and how the creditor recognizes interest income related to impaired loans.
     SFAS 114 requires that impaired loans that are within its scope be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. SFAS 114 and SFAS 118 are effective for financial statements issued for fiscal years beginning after December 15, 1994. The Corporation is currently evaluating the impact of the statements on its results of operations and financial position. Initial adoption will be required to be reflected prospectively. Management does not believe the adoption of this statement will have a material adverse effect on the Corporation.
     The adoption of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" on April 1, 1993 resulted in an after tax decrease in stockholders' equity at March 31, 1994 of $778,000 related to unrealized loss on securities. The statement expanded the required use of fair value accounting for investments in debt and equity securities, and allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Furthermore, the statement makes it clear that securities which might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity" and must be classified as "available for sale." Securities available for sale must be accounted for at market value and the unrealized gain or loss net of tax recorded as a component of equity.
EFFECT OF INFLATION, CHANGING PRICES AND OTHER
     The Corporation's Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.
                                      A-38
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                                                                         ANNEX B
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 21st day of February, 1995 (this "Plan"), by and among UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC. (the "Company"), UNITED SAVINGS BANK, FSB ("United"), HOME FEDERAL SAVINGS BANK OF SOUTH CAROLINA ("Home Federal" and together with United, jointly and severally, the "Banks"), FIRST UNION CORPORATION ("First Union"), FIRST UNION CORPORATION OF SOUTH CAROLINA ("FUNC-SC") and FIRST UNION NATIONAL BANK OF SOUTH CAROLINA ("FUNB-SC").
                                   RECITALS:
     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of South Carolina, with its principal executive offices located in Greenwood, South Carolina. The Company is a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). As of the date hereof, the Company has 8,000,000 authorized shares of common stock, each of $0.10 par value ("Company Common Stock"), and 2,000,000 authorized shares of preferred stock ("Company Preferred Stock") (no other class of capital stock being authorized), of which 5,792,528 shares of Company Common Stock (excluding 930,102 treasury shares) and no shares of Company Preferred Stock, are issued and outstanding.
     (B) UNITED. United is a federal stock savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Greenwood, South Carolina. As of the date hereof, United has 40,000,000 authorized shares of common stock, each of $1.00 par value ("United Common Stock"), and 10,000,000 authorized shares of serial preferred stock ("United Preferred Stock") (no other class of capital stock being authorized), of which 2,034,285 shares of United Common Stock and no shares of United Preferred Stock are issued and outstanding. All of the issued and outstanding shares of United Common Stock are owned by the Company. As of December 31, 1994, United had capital of $36,154,743, divided into common stock of $2,034,285, surplus of $14,833,095 and undivided profits, including capital reserves, of $19,287,363, and net unrealized gain (loss) on investment securities of $(2,114,304).
     (C) HOME FEDERAL. Home Federal is a federal stock savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Rock Hill, South Carolina. As of the date hereof, Home Federal has 40,000,000 authorized shares of common stock, each of $1.00 par value ("Home Federal Common Stock"), and 10,000,000 authorized shares of serial preferred stock ("Home Federal Preferred Stock") (no other class of capital stock being authorized), of which 206,659 shares of Home
Federal Common Stock and no shares of Home Federal Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Home Federal Common Stock are owned by the Company. As of December 31, 1994, Home Federal had
capital of $22,909,931, divided into common stock of $206,659, surplus of $8,433,341 and undivided profits, including capital reserves, of $14,269,931 and net unrealized, gain (loss) on investment securities of $(395,302).
     (D) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the rights ("First
Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 173,902,909 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock and 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, constituting a single series of First Union Preferred Stock which has been called for redemption on March 31, 1995, were issued and outstanding as of January 31, 1995.
     (E) FUNC-SC. FUNC-SC is a corporation duly organized and existing in good standing under the laws of the State of South Carolina, with its principal executive offices located in Greenville, South Carolina. As of the date hereof, FUNC-SC has 100,000 authorized shares of common stock, each of $1.00 par value ("FUNC-SC Common Stock") (no other class of capital stock being authorized), of which 100 shares of FUNC-SC Common Stock are issued and outstanding and owned by First Union.
     (F) FUNB-SC. FUNB-SC is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Greenville, South Carolina. As of the date hereof, FUNB-SC has 2,500,000 authorized shares of common stock, each of $5.00 par value ("FUNB-SC Common Stock") (no other class of
                                      B-1
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
capital stock being authorized), of which 915,000 shares are issued and outstanding and owned by FUNC-SC (other than directors' qualifying shares). As of December 31, 1994, FUNB-SC had capital of $127,990,000, divided into common stock of $4,575,000, surplus of $73,795,000, undivided profits, including capital reserves, of $54,674,000, and net unrealized holding gains (losses) on available for sale securities of ($5,054,000).
     (G) STOCK OPTION AGREEMENT. The Company agrees, prior to 8:00 a.m. on the day following the execution and delivery of this Plan, as a condition and inducement to First Union's, FUNC-SC's and FUNB-SC's willingness to enter into this Plan, to enter into a Stock Option Agreement (the "Stock Option Agreement") with First Union in the form attached hereto as EXHIBIT A, pursuant to which the Company will grant to First Union an option to purchase, under certain circumstances, shares of Company Common Stock.
     (H) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
SCHEDULE 4.01(C), there are no shares of capital stock of the Company or the Banks authorized and reserved for issuance, neither the Company nor either Bank has any Rights (as defined below) issued or outstanding and neither the Company nor either Bank has any commitment to authorize, issue or sell any such shares or any Rights, except (i) pursuant to this Plan, or (ii) the Stock Option Agreement. The terms "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights). There are no preemptive rights in respect of the Company Common Stock.
     (I) APPROVALS. The Board of Directors of each of the Company, United, Home Federal, First Union, FUNC-SC and FUNB-SC has approved, at meetings of each of such Boards of Directors, this Plan and (in the case of the Company and First Union) the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.
     (J) OTHER. It is the intention of the parties to this Plan that the Mergers (as hereinafter defined) shall include the right of FUNC-SC to acquire the assets and assume the liabilities of the Company Subsidiaries (as hereinafter defined) and to assign such right to any corporation which FUNC-SC controls. Pursuant to the foregoing and under the authority of Revenue Rulings 64-73 and 70-224, FUNC-SC may assign its right to acquire the assets and assume the liabilities of the Company Subsidiaries to FUNB-SC, and may also direct each such Company Subsidiary to transfer all of its assets and liabilities to FUNB-SC on the day following the Effective Date (as hereinafter defined), or at any time thereafter, including by means of a statutory merger.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                I. THE MERGERS.
     1.01. THE CORPORATE MERGER. On the Effective Date:
     (A) THE CONTINUING CORPORATION. The Company shall merge with and into FUNC-SC (the "Corporate Merger"), the separate existence of the Company shall cease and FUNC-SC (the "Continuing Corporation") shall survive and the name of the Continuing Corporation shall be "First Union Corporation of South Carolina."
     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.
     (D) ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS; OFFICERS. The Articles
of Incorporation and By-laws of the Continuing Corporation shall be those of FUNC-SC, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of FUNC-SC in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGERS. On the day following the Effective Date or as soon thereafter as FUNB-SC may deem appropriate:
                                      B-2
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
     (A) THE CONTINUING BANK. The Banks shall be merged with and into FUNB-SC (the "Bank Mergers" and together with the Corporate Merger, the "Mergers"), the separate existence of the Banks shall cease and FUNB-SC (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union National Bank of South Carolina"; and the Continuing Bank shall continue to conduct the business of a national banking association at Home Federal's main office in Rock Hill, South Carolina and at the legally established branches of the Banks and FUNB-SC.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Mergers.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the Banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of the Banks and FUNB-SC shall be preserved unimpaired.
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-SC, as in effect immediately prior to the Bank Mergers becoming effective. The directors and officers of FUNB-SC in office immediately prior to the Bank Mergers becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified. The directors of the Company Previously Disclosed on SCHEDULE 8.10 and the officers of the Banks who shall be elected as directors and officers of the Continuing Bank shall be elected as such, effective as of the Effective Date.
     (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $4,575,000 and shall consist of not less than 915,000 issued and outstanding shares of common stock, each of $5.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-SC, each of $5.00 par value, and the holders thereof shall retain their rights therein.
     (F) OUTSTANDING STOCK OF THE BANKS. Promptly after the Bank Mergers becoming effective, the Continuing Corporation shall deliver all of the issued and outstanding shares of the capital stock of the Banks to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in ARTICLE VI, the effective date
(the "Effective Date") shall be such date as First Union shall notify the
Company in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, FUNC-SC and the Company shall execute and deliver to the Secretary of State of the State of South Carolina, Articles of Merger in accordance with applicable law. The time on the Effective Date at which the Corporate Merger becomes effective is referred to as the "Effective Time."
                               II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FUNC-SC COMMON STOCK. The shares of FUNC-SC Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of FUNC-SC Common Stock.
     (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding (i) shares ("Dissenters' Shares") that have not been voted in favor of approval of this
Plan and with respect to which dissenters' rights have been perfected in accordance with Chapter 13 of the South Carolina Business Corporation Act (the "SCBCA") or (ii) shares held by the Company or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive the number of shares of First Union Common Stock equal to the
Exchange Ratio (as hereinafter defined). The "Exchange Ratio" shall be equal (rounded to the nearest one one-thousandth) to: (i) 0.458 if the First Union Price (as defined below) is greater than $42.75 and less than $46.75, (ii) the result obtained by dividing $19.58 by the First Union Price if the First Union Price is $42.75 or less; or (iii) the result obtained by dividing
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$21.41 by the First Union Price if the First Union Price is $46.75 or greater.
The First Union Price shall be equal to the average of the last reported sale prices per share of First Union Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions reporting system for the ten trading days ending with the trading day immediately prior to the Effective Date (as reported in THE WALL STREET JOURNAL), subject to possible adjustment as set forth in SECTION 2.05, and upon any such adjustment any reference in this Plan to "Exchange
Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to such Section.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this ARTICLE II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the
Corporate Merger; instead, First Union shall pay to each holder of Company
Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. First Union will use its best efforts to send or cause to be sent within ten days after the Effective Time, to each former stockholder of the Company of record immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Company Common Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an Affiliate of the Company (as hereinafter defined), shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.10.
     2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange
Ratio shall be proportionately adjusted.
     2.06. EXCLUDED SHARES; DISSENTERS' SHARES. Each of the Excluded Shares
shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. Dissenters' Shares shall be purchased and paid for in accordance with Chapter 13 of the SCBCA. If requested by FUNC-SC, to the Effective Time the Company will establish and fund an escrow sufficient to pay for such Dissenters' Shares.
     2.07. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Company and the Banks (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (ii) adversely affect the intended tax-free treatment to the Company's stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any approval referred to in SECTION 6.02 or the consummation of the transactions contemplated by this Plan.
     2.08. OPTIONS. (A) From and after the Effective Time, but subject to
SECTION 2.08 (B), all employee and director stock options to purchase shares of Company Common Stock ("Options"), which are then outstanding and unexercised, shall be converted into and become options with respect to First Union Common Stock, and First Union shall assume each such Option in accordance with the terms of the plan and agreement by which it is evidenced; PROVIDED, HOWEVER, that from and after the Effective Time, (i) each such Option assumed by First Union may be exercised solely for shares of First Union
                                      B-4
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Common Stock, (ii) the number of shares of First Union Common Stock subject to such Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest, and (iii) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price of each such Option by the Exchange Ratio, and rounding up to the nearest cent. The Company represents and warrants that the number of shares of Company Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in SCHEDULE 2.08. The terms of each Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to First Union Common Stock subsequent to the Effective Time. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Code (as hereinafter defined), as to any Option that is an "incentive stock option"(as defined in Section 422 of the Code).
     (B) The holders of any Options with an exercise price per share immediately prior to the Effective Time that is less than the First Union Price, may, in lieu of having such Options converted pursuant to SECTION 2.08(A) elect (by giving written notice of such election to the Company on or prior to the Effective Date) to receive, in settlement thereof, solely a cash payment in an amount equal to the excess of the First Union Price over the exercise price per share of Company Common Stock covered by the Option, multiplied by the total number of shares of Company Common Stock covered by the Option, without interest. Each Option the holder of which has made such election shall at the Effective Time represent solely the nontransferable right to receive the foregoing cash payment.
                       III. ACTIONS PENDING CONSUMMATION.
     Without the prior written consent of First Union, each of the Company and the Banks shall conduct its and each of the Company Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Company Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of the Company Subsidiaries' officers and key employees, and each of the Company and the Banks will not, and will cause each of the Company Subsidiaries not to, agree to:
     3.01. CAPITAL STOCK. Except for or as otherwise expressly permitted in or contemplated by this Plan or the Stock Option Agreement or as Previously Disclosed in SCHEDULE 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company or the Company Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends payable on Company Common Stock at a quarterly rate not to exceed $0.05 per share, and dividends from Company Subsidiaries to the Company or the Banks, as applicable), or declare or make any distribution on, or directly or indirectly combine, split, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become liable for the obligations of any other individual, corporation or other entity.
     3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be
directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with SECTION 5.11, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in SCHEDULE 3.04 other than in the ordinary course of business and not exceeding $100,000 individually or $500,000 in the aggregate.
     3.05. LIENS. Impose, or suffer the imposition, on any shares of capital stock of any of the Company Subsidiaries, or on any of its or the Company Subsidiaries' other assets, any Liens (as hereinafter defined), other than Liens on such other assets that, individually or in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company, or permit any such Lien to exist.
                                      B-5
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     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously
Disclosed in SCHEDULE 3.06 or SCHEDULE 8.10, enter into or amend (except as required by law or applicable regulations and after notice to First Union) any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to the Company and the Company Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to the Company and the Company Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice).
     3.09. AMENDMENTS. Except as required by law or applicable regulations with respect to the Banks and after notice to First Union, amend its Articles of Incorporation, Charter or By-laws.
     3.10. CLAIMS. Settle any claim, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any Company Subsidiary.
     3.11. CONTRACTS. Except as Previously Disclosed on SCHEDULE 3.11, enter into, terminate or make any material change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANKS. Each of the Company and the Banks hereby represents and warrants to First Union, FUNC-SC and FUNB-SC as follows:
     (A) RECITALS. The facts set forth in the Recitals (A), (B), (C), (G), (H) and (I) of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the
Company. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as described in Recitals (A), (B) and (C) of this Plan and as Previously Disclosed in SCHEDULE 4.01(C) and except as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of the Company or the Banks outstanding and no outstanding Rights with respect thereto.
     (D) COMPANY SUBSIDIARIES. The Company has Previously Disclosed in SCHEDULE 4.01(D) a list of all the Company Subsidiaries. Each of the Company Subsidiaries that is a savings bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or the Banks, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and are owned by the Company or a Company Subsidiary free and clear of any
                                      B-6
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Liens. Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as Previously Disclosed in
SCHEDULE 4.01(D), the Company does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization (a "Business Entity"). The deposits of the Banks are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Banks are members of the Federal Home Loan Bank of Atlanta (the "FHL Bank"). The term "Company Subsidiary" means any Business
Entity (including the Banks), five percent or more of the equity interests of which are owned directly or indirectly by the Company.
     (E) CORPORATE POWER. It and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01, each of this Plan and, as to the Company, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
SECTION 6.01, the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.01(G), the execution, delivery and performance of this Plan and, as to the Company, the Stock Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the Company Subsidiaries or to which it or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or By-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     (H) FINANCIAL REPORTS. Except as Previously Disclosed in SCHEDULE 4.01(H),
(i) as to the Company, its Annual Report on Form 10-K for the fiscal year ended March 31, 1994, and all other documents filed or to be filed subsequent to March 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "Company Financial Reports"), and (ii) as to each of the Banks, its Thrift Financial Report for the fiscal year ended March 31, 1994, and all other Thrift Financial Reports filed or to be filed subsequent to March 31, 1994, in the form filed with the Office of Thrift Supervision (the "OTS") (in each case as to each of the Banks, the "Bank Financial Reports" and together with the Company Financial Reports, the "Company/Bank Financial Reports") did not and will not as of their respective dates contain any untrue statement of a material fact or, as to the Company Financial Reports, omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company/Bank Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company/Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of the Company or the Company Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material
Adverse Effect on the Company, except as reflected in the Company Financial Reports prior to the date of this Plan.
     (J) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.01(J), no
events have occurred, or circumstances have arisen, since September 30, 1994, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.
                                      B-7
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     (K) PROPERTIES. Except as reserved against in the Company Financial Reports and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively "Liens"), to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
SCHEDULE 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and,
to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.01(L), neither it nor any of the Company Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the OTS, the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities (including the SEC), the "Regulatory Authorities")) and neither it nor any of the Company Subsidiaries has been advised by any of the Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.01(M), each of the Company and the Company Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business as presently conducted and that are material to the business of the Company and the Company Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of the Company or the Company Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or (iii) requiring any of the Company or the Company Subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy);
          (3) is "well capitalized" as defined in 12 CFR (section mark)564.4 and is not in "troubled condition" as defined in 12 CFR (section mark)574.9;
     and
          (4) is in compliance in all material respects with the Truth in
     Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Company or the Company Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or affected by, or receives
                                      B-8
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benefits under, any contract or agreement or amendment thereto that in each case is required to be filed as an exhibit to a Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Form 10-K filed for the fiscal year ended March 31, 1994, or which provides for annual payments of $75,000 or more. True and correct copies of such contracts or agreements or amendments thereto have been supplied to First Union. None of the Company or the Company Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in
SCHEDULE 4.01(N), neither the Company nor any Company Subsidiary is subject to or bound by any contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1992, each of the Company and the Company Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FDIC, the OTS, the FHL Bank and the FHL Bank System, and (iii) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or, as to reports and statements filed with the SEC, omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Wheat First Securities.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) SCHEDULE 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.01(Q) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor
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     have they contributed to such a plan within the past five calendar years.
     No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither it nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     SCHEDULE 4.01(Q). There are no restrictions on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
          (7) Except as Previously Disclosed in SCHEDULE 4.01(Q), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained.
     (S) LABOR AGREEMENTS. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in SCHEDULE 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and the Company Subsidiaries that have been classified by it as of January 31, 1995 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of January 31, 1995 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged-off by the Company or a Company Subsidiary prior to January 31, 1995.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of the Company included in the December 31, 1994 Company Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Company Financial Reports, will be, adequate, in the opinion of the Board of Directors and management of the
Company, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged-off, on loans outstanding (including accrued interest receivable) as of the date thereof.
     (V) INSURANCE. Each of Company and the Company Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Set forth in SCHEDULE 4.01(V) is a list
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of all insurance policies maintained by or for the benefit of the Company or the
Company Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.01(W), there is no person who, as of the date of this Plan, may be deemed to be an
"affiliate" of the Company as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action (including the adoption of an amendment to the Bylaws) to exempt this Plan and, as to the Company, the Stock Option Agreement, and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, including, without limitation, the South Carolina Business Control Share Acquisitions Law (South Carolina Code (section mark) 35-2-104 ET SEQ.) and the South Carolina Business Combination Law (South Carolina Code (section mark)(section mark)35-2-201 ET SEQ.) and (ii) any supermajority provisions, or other provisions imposing special conditions on business combinations contained in the Company's Articles of Incorporation and Bylaws.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and, as to the Company, the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option (as defined in the Stock Option Agreement)) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than a vote of the holders of two-thirds of the outstanding shares of Company Common Stock and the approval of the
Company in its capacity as sole stockholder of each of the Banks, which approval has been given), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or By-laws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (iii) restrict or impair in any way the ability of First Union, FUNC-SC or FUNB-SC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Company Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Company Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Company
     Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Company Subsidiaries in
     respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (4) To its knowledge, during the period of (i) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
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          (5) To its knowledge, prior to the period of (i) its or any of the
     Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (6) The following definitions apply for purposes of this SECTION 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Company Subsidiaries or in which it or any of the Company Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Company or any of the Company Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Company Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, approval, order, judgment, decree, injunction, or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water
     Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
          (7) For purposes of this SECTION 4.01(Z), the term "knowledge" means that of the directors and officers of the Company and the Company Subsidiaries and includes their actual knowledge as well as that which could have been obtained by a reasonable person in the exercise of reasonable inquiry; PROVIDED, HOWEVER, this shall not be construed to require a Phase I environmental study.
     (AA) OPTION SHARES. As to the Company, the Option Shares (as defined in the Stock Option Agreement), when issued upon exercise of the Option in accordance with the terms thereof, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (BB) TAXES. Except as Previously Disclosed in SCHEDULE 4.01(BB), (i) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or the Company Subsidiaries, including without limitation consolidated federal income tax returns of it and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company, and such Company Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns or otherwise imposed on the income, properties or operations of the Company or Company Subsidiaries have been paid in full, (iii) the Company Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the
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Taxes in respect of which such Company Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Reports filed prior to the date of this Plan, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Company Subsidiaries.
     (CC) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (DD) DERIVATIVES CONTRACTS; STRUCTURAL NOTES; ETC. None of the Company or the Company Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes," or "capped floating rate mortgage derivatives," except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and Previously Disclosed in SCHEDULE 4.01(DD), including a list, as applicable, of any Company or Company Subsidiary assets pledged as security for each such instrument.
     (EE) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to thrift or any other criteria applicable to such statements,
(iii) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
     (FF) COMMITMENTS AND CONTRACTS. Neither the Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):
          (1) except as Previously Disclosed in SCHEDULE 4.01(FF), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or such Company Subsidiary without any obligation on the part of the Company or such Company Subsidiary to make any payment in connection with such termination);
          (2) except as Previously Disclosed in SCHEDULE 4.01(FF), any real property lease with annual rental payments aggregating $50,000 or more; or
          (3) except as Previously Disclosed in SCHEDULE 4.01(FF), any material contract with any Affiliate.
     4.02. FIRST UNION, FUNC-SC AND FUNB-SC REPRESENTATIONS AND WARRANTIES. Each of First Union, FUNC-SC and FUNB-SC hereby represents and warrants to the Company and the Banks, as follows:
     (A) RECITALS. The facts set forth in the Recitals (D), (E), (F), (G) and
(I) of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.02, each of this Plan and, in the case of First Union, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in SECTION 6.02, and, in the case of First Union, SECTION 3 of the Stock Option Agreement, and the required filings under federal and state securities' laws, the execution,
                                      B-13
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delivery and performance of this Plan and (in the case of First Union) the Stock
Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on
Form 10-K for the fiscal year ended December 31, 1993, and all other documents filed or to be filed subsequent to December 31, 1993 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. No events have occurred, or circumstances have arisen, since September 30, 1994, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on First Union.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First
Union Common Stock to be issued (i) in exchange for shares of Company Common Stock upon consummation of the Corporate Merger in accordance with ARTICLE II of this Plan, and (ii) upon exercise of outstanding Options pursuant to SECTION 2.08, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First
Union. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.
     (J) CORPORATE POWER. First Union, FUNC-SC and FUNB-SC each has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to First Union, FUNC-SC and FUNB-SC contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of First Union, FUNC-SC or FUNB-SC pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) LITIGATION; REGULATORY ACTION. Neither First Union nor any of its subsidiaries as a party to any litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably
                                      B-14
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likely to have a Material Adverse Effect on First Union and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened;
and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
                                 V. COVENANTS.
     Each of the Company and the Banks hereby covenants to First Union, FUNC-SC and FUNB-SC, and each of First Union, FUNC-SC and FUNB-SC hereby covenants to the Company and the Banks, that:
     5.01. BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors, as applicable, of such Board's fiduciary duties established under applicable law, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and (in the case of the Company and First Union) by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end
(it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant).
     5.02. COMPANY PROXY. In the case of the Company, it shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby and to be filed by First Union in a registration statement (the "Registration Statement") with the SEC as provided in SECTION 5.08, which shall conform to all applicable legal requirements and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the approval of this Plan, and, subject to the exercise of its fiduciary duties under applicable law (based upon the written advice of outside counsel), the Board of Directors of the Company shall recommend approval of this Plan by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Company, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Neither the Company nor the Banks will, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and neither First Union, FUNC-SC nor FUNB-SC will, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law, in the opinion of its Board of Directors based upon advice of outside counsel.
                                      B-15
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
     5.06. ACCESS; INFORMATION. (1) Upon reasonable notice, the Company and the Banks shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Company Subsidiaries' properties, books, contracts, data processing system files, commitments and records and, during such period, the Company and the Banks shall furnish promptly to First Union (i) a copy of each material report, schedule and other document filed by the Company and the Company Subsidiaries with any Regulatory Authority, and (ii) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as First Union may reasonably request, provided that no investigation pursuant to this
SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Banks or the conditions to the obligations of the Company and the Banks to consummate the transactions contemplated by this Plan; and (2) First Union will not use any information obtained pursuant to this
SECTION 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by the Company, deliver to the Company all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to the Company.
     5.07. ACQUISITION PROPOSALS. In the case of the Company, without the prior written consent of First Union, it shall not, and it shall cause the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company under applicable law (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Plan; it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC, and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of the Company, it will cause each person who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act (each an "Affiliate") to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT B restricting the disposition of the shares of First Union Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. Previously Disclosed on SCHEDULE 5.10 is a list of Affiliates as of the date hereof.
     5.11. CERTAIN POLICIES OF THE COMPANY AND THE BANKS. In the case of each of the Company and the Banks, it shall use its best efforts to (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, prior to the Effective Date, so as to be consistent on a mutually satisfactory basis with those of First Union and generally accepted accounting principles and applicable law; PROVIDED, HOWEVER, the Company and the Banks shall not be required to take any such action set forth in (i) above until all required regulatory approvals set forth in SECTION 6.02 shall have been obtained and the Company and the Banks shall be reasonably satisfied that the Mergers will be promptly consummated in accordance with this Plan. The Company's and the Banks' representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 5.11.
     5.12. STATE TAKEOVER LAW. In the case of the Company, it shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from any applicable state takeover law, as now or hereafter in effect. In the case of
First Union, it shall not intentionally take any action that could cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statutes.
     5.13. NO RIGHTS TRIGGERED. In the case of the Company, it shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not, except as Previously Disclosed on SCHEDULE 5.13, (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of the Company or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union, FUNC-SC or FUNB-SC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     5.14. SHARES LISTED. In the case of First Union, it shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Company Common Stock and the outstanding Options referred to in SECTION 2.08, pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of First Union, FUNC-SC and FUNB-SC, (i) it shall promptly prepare, and will use its best efforts to submit within 15 days after receipt of all necessary information from the Company and the Banks, applications to the OCC and the Federal Reserve Board and all other appropriate Regulatory Authorities for approval of the Mergers (after having submitted drafts of such applications to counsel for the Company), and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union, FUNC-SC and FUNB-SC (after having advised counsel to the Company as to the nature of such filings).
     5.16 REGULATORY DIVESTITURES. In the case of the Company, effective on or before the Effective Date (to the extent required by any Regulatory Authority), the Company and the Company Subsidiaries shall cease engaging in such activities as First Union shall advise the Company in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan, the Company shall divest any Company Subsidiary engaged in activities or holding assets that are impermissible for a bank holding company, on terms and conditions agreed to by First Union.
     5.17 INDEMNIFICATION.
     (A) For six years after the Effective Date, First Union shall, and shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan and the Stock Option Agreement) to the extent such persons are indemnified under the SCBCA and the Company's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
     (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided, that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; provided, further, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.
     (C) Any Indemnified Party wishing to claim indemnification under subsection
(A) of this SECTION 5.17, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; provided, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under subsection (A) of this SECTION 5.17 (unless such failure materially increases First Union's liability under such subsection (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First Union shall not be liable for any settlement effected without its prior written consent.
     (D) If First Union or the Continuing Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or the Continuing Corporation shall assume the obligations set forth in this SECTION 5.17.
     (E) First Union shall pay, or cause the Continuing Corporation to pay, all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 5.17. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Incorporation or By-laws of the Company, under the SCBCA or otherwise.
     5.18 CURRENT INFORMATION.
     (A) During the period from the date of this Plan to the Effective Date, each of the Company, the Banks and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
     (B) The Company and the Banks shall promptly notify First Union of (i) any material change in the business or operations of the Company or any Company Subsidiary, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (iii) the institution or the threat of material litigation involving or relating to the Company or any Company Subsidiary, or (iv) any event or condition that might be reasonably expected to cause any of the Company's or the Banks' representations or warranties set forth herein not to be true and correct in all as of the Effective Time (except to the extent contemplated by SECTION 6.08) or prevent the Company or the Banks from fulfilling its or their obligations hereunder; and in each case shall keep FUNB-SC informed with respect thereto.
     (C) First Union shall (i) promptly notify the Company of any event or condition that might reasonably be expected to cause any of First Union's, FUNC-SC's or FUNB-SC's representations or warranties set forth herein not to be true and correct as of the Effective Date (except to the extent contemplated by SECTION 6.07), and (ii) notify the Company immediately of any denial of any application filed by First Union, FUNC-SC or FUNB-SC with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company and the Banks informed with respect thereto.
                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of this Plan by the requisite vote of the stockholders of the Company.
     6.02. REGULATORY APPROVALS. Procurement by First Union, FUNC-SC and
FUNB-SC, as applicable, of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the reasonable opinion of First Union, would so materially and adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers; and PROVIDED, FURTHER, that no condition or requirement which does no more than subject
FUNB-SC or First Union to legal requirements generally applicable to a bank holding company under the BHC Act or savings and loan holding company under HOLA as a matter of law shall be deemed to affect materially and adversely the economic or business benefits of the transactions contemplated by this Plan;
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.04. ACCOUNTANTS' LETTERS. The Company shall cause KPMG Peat Marwick LLP to deliver to First Union, FUNC-SC and FUNB-SC letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Effective Date, in form and substance satisfactory to First Union, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Financial Accounting Standards No. 72.
     6.05. LEGAL OPINION. The Company and the Banks shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union, FUNC-SC and FUNB-SC in form reasonably satisfactory to the Company and the Banks, which shall cover the matters contained in EXHIBIT C hereto.
     6.06. LEGAL OPINION. First Union, FUNC-SC and FUNB-SC shall have received an opinion, dated the Effective Date, of Breyer & Aguggia, special counsel for the Company and the Banks, and South Carolina counsel for the Company and the Banks reasonably acceptable to First Union, each in form reasonably satisfactory to First Union, FUNC-SC and FUNB-SC which together shall cover the matters contained in EXHIBIT D hereto.
     6.07. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of First Union, FUNC-SC and FUNB-SC shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of First Union, FUNC-SC and FUNB-SC to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Banks shall have received a certificate signed by an executive officer of each of First Union, FUNC-SC and FUNB-SC, dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of the Company and the Banks shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in SECTION 5.11, and (ii) each and all of the agreements and covenants of the Company and the Banks to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union, FUNC-SC and FUNB-SC shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and each of the Banks, dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop or other order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.
     6.11. TAX OPINION. First Union and the Company shall have received an opinion from Sullivan & Cromwell to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of First Union Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Sullivan & Cromwell may require and rely upon representations and agreements contained in documents executed by officers of First Union, the Company and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.13. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each affiliate of the Company the agreement referred to in SECTION 5.10;
     PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following SECTION 6.02 or in SECTIONS 6.04, 6.06, 6.08 OR
6.13 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTION 6.05 OR 6.07 shall only constitute conditions if asserted by the Company.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.
     7.02. BREACH. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the
                                      B-19
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
breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by December 31, 1995.
     7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
SECTION 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by SECTION 6.02 has not been approved or has been denied.
     7.05. STOCK OPTION AGREEMENT. By First Union, if the Stock Option Agreement is not executed by the Company and delivered to First Union at or before 8:00 a.m. on the day following the execution and delivery of this Plan.
     7.06. TERMINATION FEE. In the event that First Union wilfully breaches a representation, warranty or covenant contained herein and, as a result thereof
(i) the Company exercises its right to terminate this Plan under SECTION 7.02 at a time when First Union was not entitled to terminate this Plan under SECTION 7.02, 7.03 OR 7.04 and (ii) the Mergers are not consummated, then First Union agrees to pay to the Company a fee of $2.5 million within five business days of First Union's receipt of written demand therefor.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan, except for SECTION 5.17, shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in SECTIONS 4.01(P), 4.01(AA) AND 4.02(F), SECTIONS 5.03, 5.06(2), 5.12 AND 5.13,
AND SECTIONS 8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09 AND 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived in writing by the party benefitting by the provision, or
(ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
                                      B-20
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
     8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Union,
FUNC-SC or FUNB-SC, to:            First Union Corporation
                                   One First Union Center
                                   Charlotte, North Carolina 28288-0013
                                   Telecopy Number: (704)374-3425.
                                   Attention: Edward E. Crutchfield
                                              Chairman and Chief Executive Officer
Copy to:                           First Union Corporation
                                   One First Union Center
                                   Charlotte, North Carolina 28288-0013
                                   Telecopy Number: (704)374-3425
                                   Attention: Marion A. Cowell, Jr.
                                              General Counsel
If to the Company
or the Banks, to:                  United Financial Corporation of South Carolina, Inc.
                                   425 Main Street
                                   P.O. Box 3029
                                   Greenwood, South Carolina 29648
                                   Telecopy Number: (803)942-8247
                                   Attention: Lynn W. Hodge
                                              President
Copy to:                           Breyer & Aguggia
                                   601 13th Street, N.W.
                                   Suite 1120 South
                                   Washington, D.C. 20005
                                   Telecopy Number:(202)737-7979
                                   Attention: John F. Breyer, Jr., Esquire
                                              Paul M. Aguggia, Esquire

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (1) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (a) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its subsidiaries, taken as a whole, or (b) would materially impair such party's, or any affiliated party's (which includes, as to the Company, the Banks and as to First Union, FUNC-SC and FUNB-SC), ability to timely perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby; PROVIDED, that a Material Adverse Effect shall not include effects resulting from general economic conditions, or changes in the Company's or Banks' financial condition as a result of changes in accounting practices or changes to statutes, regulations or regulatory policies that have not resulted in materially more severe adverse changes than that experienced by similarly situated financial institutions;
          (2) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph; and
          (3) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
                                      B-21
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
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for SECTION 5.17, nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.
     8.10. BENEFIT PLANS. As soon as administratively practicable after the Effective Time, except as Previously Disclosed in SCHEDULE 8.10, employees of the Company and the Company Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION CORPORATION OF SOUTH
                                         CAROLINA
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF SOUTH
                                         CAROLINA
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         UNITED FINANCIAL CORPORATION OF SOUTH
                                         CAROLINA, INC.
                                         By: /s/ LYNN W. HODGE
                                           NAME: LYNN W. HODGE
                                           TITLE: PRESIDENT
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                                         UNITED SAVINGS BANK, FSB
                                         By: /s/ CLIFFORD W. STUMBO
                                           NAME: CLIFFORD W. STUMBO
                                           TITLE: EXECUTIVE VICE PRESIDENT
                                         HOME FEDERAL SAVINGS BANK OF SOUTH
                                         CAROLINA
                                         By: /s/ HERMAN E. HONEYCUTT
                                           NAME: HERMAN E. HONEYCUTT
                                           TITLE: PRESIDENT
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                                                                       EXHIBIT A
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated as of February 22, 1995 (the "Agreement"), by and between United Financial Corporation of South Carolina, Inc., a South Carolina corporation ("Issuer"), and First Union Corporation, a North Carolina corporation ("Grantee").
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Mergers dated as of February 21, 1995 (the "Plan"), providing for, among other things, the merger of Issuer with and into First Union Corporation of South Carolina ("FUNC-SC"), a wholly-owned subsidiary of Grantee, with FUNC-SC as the surviving corporation; and
     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:
     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,100,000 shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, par value $0.10 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to the greater of (i) the greater of the closing prices per share of
Issuer common stock on February 22nd and 23rd, 1995, as reported on the NASDAQ Stock Market, and (ii) $18.25.
     3. EXERCISE OF OPTION.
     (a) Provided that (i) Grantee or Holder (as defined below), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur of
(A) the Effective Date, (B) termination of the Plan by Issuer in accordance with the terms thereof prior to the occurrence of a Purchase Event (as hereinafter defined) or a Preliminary Purchase Event unless the Issuer has, prior to such termination, engaged in discussions with any third party regarding an
Acquisition Transaction (as hereinafter defined) (an "Issuer Termination"), (C) 18 months after termination of the Plan by Issuer in accordance with the terms thereof other than pursuant to an Issuer Termination, and (D) 18 months after termination of the Plan by Grantee in accordance with the terms thereof; PROVIDED, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Home Owners' Loan Act, as amended (the "HOLA"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee.
     (b) As used herein, a "Purchase Event" means any of the following events:
          (i) Without Grantee's prior written consent, Issuer shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its significant subsidiaries other than the issuance of Issuer Common Stock upon the exercise of outstanding options; or
          (ii) any person (other than Grantee or any subsidiary of Grantee)
     shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or
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     any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of Issuer or any of its significant subsidiaries.
     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:
          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or
          (ii) the holders of Issuer Common Stock shall not have approved the Plan at the Meeting, the Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsid-
     iary of Grantee) shall have (A) made a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the HOLA, the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Bank Merger Act, as amended (the "BMA") or the Change in Bank Control Act of 1978, as amended (the "CBCA"), for approval to engage in an Acquisition Transaction; or
          (iii) any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or
          (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under SECTION 7.02 of ARTICLE VII thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or
          (v) any person (other than Grantee or any subsidiary of Grantee) other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision, or other Regulatory Authority, for approval to engage in an Acquisition Transaction.
     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.
     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Office of Thrift Supervision or any other Regulatory Authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     4. PAYMENT AND DELIVERY OF CERTIFICATES.
     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in SECTION 11(F) hereof.
     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in SECTION 4(A), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be
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purchased at such Closing, which Option Shares shall be free and clear of all
Liens and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common
Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.
     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:
THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 22, 1995. A COPY
OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.
It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.
     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under SECTION 3(E), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.
     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (section mark) 18a and regulations promulgated thereunder and (B) in the event, under the HOLA, or the CBCA, or a state banking law, prior approval of or notice to the Office of Thrift Supervision or to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to the Office of Thrift Supervision or such Regulatory Authority as they may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the
Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.
     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:
     (a) DUE AUTHORIZATION. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.
     (b) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to SECTION 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to SECTION 7, upon issuance
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pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including, but not limited to, any preemptive rights of any stockholder of Issuer.
     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:
     (A) DUE AUTHORIZATION. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.
     (B) PURCHASE NOT FOR DISTRIBUTION. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.
     7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.
     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of
Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this SECTION 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.
     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").
     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.
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     (e) The following terms have the meanings indicated:
          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than
     Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).
          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.
          (3) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (i) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be
     (and if there are both a Holder and an Owner, the Holder).
          (4) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.
     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the
Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this SUBSECTION (F), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this SUBSECTION (F) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this SUBSECTION (F). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.
     (g) Issuer shall not enter into any transaction described in SECTION 7(B) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this SECTION 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).
     8. REGISTRATION RIGHTS.
     (A) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of
SECTION 8(C) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.
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     (B) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the
Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subsection (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.
     (C) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in SECTION 8(A) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, PROVIDED, HOWEVER, that Issuer may delay any registration of Option Shares required pursuant to SECTION 8(A) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to SECTION 8(A) above:
          (i) prior to the earliest of (a) termination of the Plan pursuant to
     ARTICLE VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to SECTION 6.01 of ARTICLE VI of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;
          (ii) on more than one occasion during any calendar year;
          (iii) within 90 days after the effective date of a registration referred to in SECTION 8(B) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and
          (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, PROVIDED, HOWEVER, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.
     (D) EXPENSES. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to SECTION 8(A) or 8(B) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to SECTION 8(A) or 8(B) above.
     (E) INDEMNIFICATION. In connection with any registration under SECTION 8(A) or 8(b) above, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.
     Promptly upon receipt by a party indemnified under this SUBSECTION (E) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this SUBSECTION (E), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this SUBSECTION (E). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation)
shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be avail-
able to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.
     If the indemnification provided for in this SUBSECTION (E) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by
Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.
In connection with any registration pursuant to SECTION 8(A) or 8(B) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this SUBSECTION (E).
     (F) MISCELLANEOUS REPORTING.
     Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.
     (G) ISSUE TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.
     9. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.
     10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     11. MISCELLANEOUS.
     (A) EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     (B) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     (C) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to SECTION 11(H)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in SECTION 3 (as may be adjusted herein), it is the express intention of Issuer to allow Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.
     (D) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules.
     (E) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
                                      B-31
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
     (F) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:          United Financial Corporation of South Carolina, Inc.
                          425 Main Street
                          P.O. Box 3029
                          Greenwood, South Carolina 29648
                          Telecopy Number: (803)942-8247
                          Attention: Lynn W. Hodge
                                     President
with a copy to:           Breyer & Aguggia
                          601 13th Street, N.W.
                          Suite 1120 South
                          Washington, D.C. 20005
                          Telecopy Number: (202)737-7979
                          Attention: John F. Breyer, Jr., Esquire
                                     Paul M. Aguggia, Esquire
If to Grantee to:         First Union Corporation
                          One First Union Center
                          Charlotte, North Carolina 28288-0013
                          Telecopy Number: (704) 374-3425
                          Attention: Edward E. Crutchfield
                                     Chairman and Chief Executive Officer
with a copy to:           First Union Corporation
                          One First Union Center
                          Charlotte, North Carolina 28288-0013
                          Telecopy Number: (704) 374-3425
                          Attention: Marion A. Cowell, Jr.
                                     General Counsel

     (G) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.
     (H) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (I) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.
     (J) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                                         UNITED FINANCIAL CORPORATION OF SOUTH
                                         CAROLINA, INC.
                                         By: /s/ LYNN W. HODGE
                                           NAME: LYNN W. HODGE
                                           TITLE: PRESIDENT
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT

                                                                         ANNEX C
                 FORM OF OPINION OF WHEAT FIRST SECURITIES INC.
                                     [DATE]
Board of Directors
United Financial Corporation of South Carolina, Inc.
425 Main Street
Greenwood, South Carolina 29648
Members of the Board:
     United Financial Corporation of South Carolina, Inc. ("United") and First Union Corporation ("First Union") have entered into an Agreement and Plan of Merger, dated as of February 21, 1995 (the "Agreement"), pursuant to which United will combine with First Union by means of the merger (the "Merger") of United with and into a wholly-owned subsidiary of First Union. Upon consummation of the Merger, each of the outstanding shares of the $0.10 par value common stock of United ("United Common Stock") will be converted into .458 of a share of the $3.33 1/3 par value common stock of First Union ("First Union Common Stock"). The exchange ratio of .458 of a share of First Union Common Stock for each share of United Common Stock, as adjusted in accordance with the terms of the Agreement in the event the average trading price of First Union Common Stock during a specified period is less than $42.75 or greater than $46.75, is referred to herein as the "Exchange Ratio."
     Wheat, First Securities, Inc. ("Wheat") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of United or First Union for our own account or for the accounts of our customers. Wheat will also receive a fee from United for rendering this opinion.
     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of United Common Stock.
     In arriving at the opinion set forth below, we have conducted discussions with members of senior management of United and First Union concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:
          (1) United's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended March 31, 1994;
          (2) United's Quarterly Reports on Form 10-Q and related financial information for the three months ended June 30, 1994, for the six months ended September 30, 1994 and for the nine months ended December 31, 1994;
          (3) First Union's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994;
          (4) Certain publicly available information with respect to historical market prices and trading activity for United Common Stock and First Union Common Stock and for certain publicly traded financial institutions which Wheat deemed relevant:
          (5) Certainly publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat deemed relevant;
          (6) The Agreement;
          (7) The Registration Statement on Form S-4 of First Union, including the Proxy Statement/Prospectus;
          (8) Other financial information concerning the businesses and operations of United and First Union, including certain audited financial information and certain internal financial analyses and forecasts for United prepared by senior management; and
          (9) Such financial studies, analyses, inquiries and other matters as we deemed necessary.
                                      C-1
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
     In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of United and First Union included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the management of United as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for United and First Union are adequate to cover such losses. Wheat did not review any individual credit files of United or First Union, nor did it make an independent evaluation or appraisal of the assets or liabilities of United or First Union. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to United. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of United Common Stock and does not address any other aspect of the Merger or constitute a recommendation to any shareholder of United as to how much shareholder should vote with respect to the Merger. Wheat's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for United, nor does it address the effect of any other business combination in which United might engage.
     It is understood that this opinion may be included in its entirety in the Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.
     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of United Common Stock.
                                         Very truly yours,
                                         WHEAT, FIRST SECURITIES, INC.
                                                                         ANNEX D
                                   CHAPTER 13
                               DISSENTERS' RIGHTS
                                   ARTICLE 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
(SECTION MARK)33-13-101. DEFINITIONS.
     In this chapter:
     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
     (7) "Shareholder" means the record shareholder or the beneficial shareholder.
(SECTION MARK)33-13-102. RIGHT TO DISSENT.
     A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
     (1) consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
     (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
     (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
     (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
           (i) alters or abolishes a preferential right of the shares;
           (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
           (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
           (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
     (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
     (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(SECTION MARK)33-13-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.
                                   ARTICLE 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS
(SECTION MARK)33-13-200. NOTICE OF DISSENTERS' RIGHTS.
     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
     (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.
(SECTION MARK)33-13-210. NOTICE OF INTENT TO DEMAND PAYMENT.
     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.
(SECTION MARK)33-13-220. DISSENTERS' NOTICE.
     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
     (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
     (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
     (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
     (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
     (5) be accompanied by a copy of this chapter.
(SECTION MARK)33-13-230. SHAREHOLDERS' PAYMENT DEMAND.
     (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
(SECTION MARK)33-13-240. SHARE RESTRICTIONS.
     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (SECTION MARK)33-13-250. PAYMENT.
     (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
     (b) The payment must be accompanied by:
     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
     (3) an explanation of how the interest was calculated;
     (4) a statement of the dissenter's right to demand additional payment under
Section 33-13-280; and
     (5) a copy of this chapter.
(SECTION MARK)33-13-260. FAILURE TO TAKE ACTION.
     (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.
(SECTION MARK)33-13-270. AFTER-ACQUIRED SHARES.
     (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The coprporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.
(SECTION MARK)33-13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.
     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
     (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calcualted incorrectly;
     (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
     (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
     (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.
                                   ARTICLE 3
                          JUDICIAL APPRAISAL OF SHARES
(SECTION MARK)33-13-300. COURT ACTION.
     (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.
(SECTION MARK)33-13-310. COURT COSTS AND COUNSEL FEES.
     (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
     (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Section 33-13-200 through 33-13-280; or
          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
     (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.
                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's By-laws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2a)          The Merger Agreement, including the related Stock Option Agreement. (Incorporated by reference to ANNEX B to the
                Prospectus/Proxy Statement included in this Registration Statement.)*
  (2)(b)        The FFB Merger Agreement, including the exhibits thereto. (Incorporated by reference to Exhibit (99) to FUNC's
                Form 8-K dated June 21, 1995.)
  (3)(i)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q.)
  (3)(ii)       By-laws of FUNC, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's Form 8-K dated September 20,
                1991.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's
                Forms 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Forms 8-K dated June 20,
                1995 and June 21, 1995.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)           Tax opinion of Sullivan & Cromwell.
  (12)          Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to
                FUNC's 1995 First Quarter Report on Form 10-Q.)
  (23)(a)       Consent of KPMG Peat Marwick LLP.
  (23)(b)       Consent of Deloitte & Touche LLP.
  (23)(c)       Consent of KPMG Peat Marwick LLP.
  (23)(d)       Consent of KPMG Peat Marwick LLP.
  (23)(e)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(f)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
  (23)(g)       Consent of Wheat First Securities Inc.
  (24)          Power of Attorney.
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1995 First Quarter Report
                on Form 10-Q.)
  (99)          Form of proxy for the Special Meeting of Stockholders of UFC.

 * Omitted exhibits to be furnished upon request of the Commission.

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on June 30, 1995.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                                                        Director
                   ROBERT D. DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.

                      SIGNATURE                                                      CAPACITY
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *BRENTON S. HALSEY             Director
                  BRENTON S. HALSEY
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                      *TORRENCE E. HEMBY, JR.           Director
                TORRENCE E. HEMBY, JR.
                         *LEONARD G. HERRING            Director
                  LEONARD G. HERRING
                          *JACK A. LAUGHERY             Director
                   JACK A. LAUGHERY
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                        *HENRY D. PERRY, JR.            Director
                 HENRY D. PERRY, JR.
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                             *JOHN D. UIBLE             Director
                    JOHN D. UIBLE

                      SIGNATURE                                                      CAPACITY
                              *B. J. WALKER             Director
                     B. J. WALKER
                        *KENNETH G. YOUNGER             Director
                  KENNETH G. YOUNGER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: June 30, 1995

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)(a)      The Merger Agreement, including the related Stock       Incorporated by reference to ANNEX B to the
              Option Agreement.                                       Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (2)(b)      The FFB Merger Agreement, including the exhibits        Incorporated by reference to Exhibit (99) to FUNC's
              thereto.                                                Form 8-K dated June 21, 1995.
  (3)(i)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q and to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q.
  (3)(ii)     By-laws of FUNC, as amended.                            Incorporated by reference to Exhibit (4)(b) to FUNC's
                                                                      Form 8-K dated September 20, 1991.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibit (4)(b) to FUNC's
                                                                      Forms 8-K dated December 18, 1990 and October 20,
                                                                      1992, and to Exhibit (99) to FUNC's Forms 8-K dated
                                                                      June 20, 1995 and June 21, 1995.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)         Tax opinion of Sullivan & Cromwell.                     To be filed by amendment.
  (12)        Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12) to FUNC's
              Fixed Charges.                                          1995 First Quarter Report on Form 10-Q.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(b)     Consent of Deloitte & Touche LLP.                       Filed herewith.
  (23)(c)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(d)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(e)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(f)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8).
  (23)(g)     Consent of Wheat First Securities Inc.                  Filed herewith.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1995 First Quarter Report on Form 10-Q.
  (99)        Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of UFC.

  * Omitted exhibits to be furnished upon request of the Commission.